Exhibit 10.17

EXECUTION VERSION

Dated 31 March 2017

$67,500,000

$ 28,150,000 outstanding

AMENDMENT TO TERM LOAN FACILITY

LARVOTTO SHIPHOLDING LIMITED

as Borrower

and

EURONAV NV

as Guarantor

and

BNP PARIBAS

as Agent

and as Security Trustee

amending and restating AGREEMENT

relating to

the financing of
m.t. "MARIA"

Index

Clause		Page

1	Definitions and Interpretation	1
2	Agreement of the Creditor Parties	3
3	Conditions Precedent	4
4	Representations	4
5	Amendment and Restatement of Loan Agreement and other Finance Documents	4
6	Accession by Guarantor as new Borrower	5
7	Further Assurance	5
8	Fees	6
9	Costs and Expenses	6
10	Notices	6
11	Counterparts	7
12	Governing Law	7
13	Enforcement	7

Schedules

Schedule 1 The Lenders		8
Schedule 2 Conditions Precedent		9

Execution

Execution Pages		10

Appendices

Appendix Part A Form of Amended and Restated Loan Agreement marked to indicate amendments to the Loan Agreement

Appendix Part B Form of clean copy Amended and Restated Loan Agreement

THIS AGREEMENT is made on 31 March 2017

PARTIES

(1)	LARVOTTO SHIPHOLDING LIMITED, a company incorporated in Hong Kong whose registered office is at Room 2503-05, 25th Floor, Harcourt House, No.39 Gloucester Road, Wanchai, Hong Kong as borrower (the "Borrower")

(2)	EURONAV NV, a company incorporated in Belgium whose registered office is at Gerlachekaai 20, B-2000 Antwerp, Belgium as the guarantor (the "Guarantor")

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Lenders) as lenders (the "Lenders")

(4)	BNP PARIBAS, as agent of the other Creditor Parties (the "Agent")

(5)	BNP PARIBAS, as security trustee for the Creditor Parties (the "Security Trustee")

BACKGROUND

(A)	By the Loan Agreement, the Lenders agreed to make available to the Borrower a facility of (originally) up to $67,500,000 of which $28,150,000 is outstanding at the date of this Agreement.

(B)	The Borrower and the Guarantor have requested that the Lenders agree to, inter alia:

(i)	the sale of the Ship to the Guarantor;

(ii)	the release of the Borrower from all its obligations under the Loan Agreement and the release of all Security Interests created by it in favour of the Security Trustee under the Finance Documents;

(iii)	the accession of the Guarantor to the Loan Agreement as the replacement borrower;

(iv)	the release of the Guarantor from all its liabilities and obligations to the Creditor Parties under the Euronav Guarantee; and

(v)	take Security Interests over the Ship immediately upon ownership by the Guarantor as replacement borrower.

(C)	This Agreement sets out the terms and conditions on which the Lenders and the other Creditor Parties agree, with effect on and from the Effective Date, to the above requests and to the consequential amendment of the Loan Agreement and the Agency and Trust Deed in connection with those matters.

OPERATIVE PROVISIONS

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"Agency and Trust Deed" means the agency and trust deed dated 29 August 2008 and made between, (i) the Borrower, (ii) the Lenders, (iii) Fortis Bank S.A./N.V., UK Branch as Lead Arranger (iv) the Agent and (v) the Security Trustee.

"Amended and Restated Loan Agreement" means the Loan Agreement as amended and restated by this Agreement in the form set out in the Appendix.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

"Effective Date" means the date on which the conditions precedent in Clause 3 (Conditions Precedent) are satisfied.

"Euronav Guarantee" means the guarantee dated 29 August 2008 and made between the Guarantor and the Security Trustee.

"Existing Account Security Deed" means the account security deed in respect of the earnings account of the Borrower dated 29 August 2008 and made between the Borrower and Fortis Bank S.A./N.V., UK Branch as the Bank.

"Existing Finance Documents" means each of the Euronav Guarantee, the Existing Account Security Deed, the Existing Mortgage, the Existing General Assignment and the Existing Retention Account Security Deed and an "Existing Finance Document" means any one of them.

"Existing General Assignment" means the general assignment in respect of the Ship dated 9 January 2012 and made between (i) the Borrower, (ii) the Security Trustee and (iii) the Lenders.

"Existing Mortgage" means the first preferred Greek mortgage over the Ship dated 9 January 2012 and made between (i) the Borrower and (ii) BNP Paribas SA and Deutsche Schiffsbank AG as mortgagees.

"Existing Retention Account Security Deed" means the account security deed in respect of the retention account of the Borrower dated 9 January 2012 and made between the Borrower and the Security Trustee.

"Loan Agreement" means the loan agreement dated 29 August 2008 (as amended by a supplemental letter dated 28 November 2011 and as further amended by a supplemental letter dated 1 June 2016) and made between, (i) the Borrower, (ii) the Lenders, (iii) Fortis Bank S.A./N.V., UK Branch as Lead Arranger (iv) the Agent and (v) the Security Trustee.

"New Account Security Deed" means the account security deed in respect of the earnings account of the Guarantor as replacement borrower to be entered into between the Guarantor as replacement borrower and the Security Trustee.

"New Finance Documents" means each of the New Accounts Security Deed, the New Mortgage and the New General Assignment and a "New Finance Document" means any one of them.

"New General Assignment" means the general assignment in respect of the Ship to be entered into between (i) the Guarantor as replacement borrower, (ii) the Security Trustee and (iii) the Lenders.

"New Mortgage" means the first preferred Greek mortgage over the Ship to be entered into between the Guarantor as replacement borrower and BNP Paribas as mortgagee.

"Party" means a party to this Agreement.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

1.2	Defined expressions

Defined expressions in the Loan Agreement and the other Finance Documents shall have the same meanings when used in this Agreement unless the context otherwise requires or unless otherwise defined in this Agreement.

1.3	Application of construction and interpretation provisions of Loan Agreement

Clause 1.2 (construction) of the Loan Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

1.4	Agreed forms of new, and supplements to, Finance Documents

References in Clause 1.1 (Definitions) to any new or supplement to a Finance Document being in "agreed form" are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Agent); or

(b)	in any other form agreed in writing between the Borrower and the Agent acting with the authorisation of the Majority Lenders or, where clause 27.2 (Variations, waivers etc. requiring the agreement of all Lenders) of the Loan Agreement applies, all the Lenders.

1.5	Designation as a Finance Document

The Borrower and the Agent designate this Agreement as a Finance Document.

1.6	Third party rights

Unless provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

2	Agreement of the Creditor Parties

2.1	Agreement of the Lenders

The Lenders agree, subject to and upon the terms and conditions of this Agreement, to:

(i)	the sale of the Ship to the Guarantor;

(ii)	the accession of the Guarantor to the Loan Agreement as the replacement borrower;

(iii)	the release of the Borrower from all its obligations under the Loan Agreement and the release of all Security Interests created by it in favour of the Security Trustee under the Finance Documents;

(iv)	the release of the Guarantor from all its liabilities and obligations to the Creditor Parties under the Euronav Guarantee; and

(v)	take Security Interests over the Ship immediately upon ownership by the Guarantor as replacement borrower.

2.2	Agreement of the Creditor Parties

The Creditor Parties agree, subject to and upon the terms and conditions of this Agreement, to the consequential amendment of the Loan Agreement and the other Finance Documents in connection with the matters referred to in Clause 2.1 (Agreement of the Lenders).

2.3	Effective Date

The agreement of the Lenders and the other Creditor Parties contained in Clause 2.1 (Agreement of the Lenders) and Clause 2.2 (Agreement of the Creditor Parties) shall have effect on and from the Effective Date.

3	Conditions Precedent

The agreement of the Lenders and the other Creditor Parties contained in Clause 2.1 (Agreement of the Lenders) and Clause 2.2 (Agreement of the Creditor Parties) is subject to:

(a)	no Event of Default or Potential Event of Default occurring on the date of this Agreement and the Effective Date or resulting from the occurrence of the Effective Date;

(b)	the representations to be made by the Borrower and each Security Party pursuant to clause 10 (Representations and warranties) of the Loan Agreement and those of the Borrower or any Security Party which are set out in the other Finance Documents being true in all material respects on the date of this Agreement and the Effective Date;

(c)	none of the circumstances contemplated by clause 5.7 (Market disruption) of the Loan Agreement has occurred and is continuing; and

(d)	the Agent having received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent on or before 3 April 2017 or such later date as the Agent may agree with the Borrower.

4	Representations

4.1	Loan Agreement representations

The Borrower makes the representations and warranties set out in clause 10 (representations and warranties) of the Loan Agreement, as amended and restated by this Agreement and updated with appropriate modifications to refer to this Agreement, by reference to the circumstances then existing on the date of this Agreement and on the Effective Date.

4.2	Finance Document representations

Each Security Party makes the representations and warranties set out in the Finance Documents (other than the Loan Agreement) to which it is a party, as amended and restated by this Agreement and updated with appropriate modifications to refer to this Agreement, by reference to the circumstances then existing on the date of this Agreement and on the Effective Date.

5	Amendment and Restatement of Loan Agreement and other Finance Documents

5.1	Specific amendments to the Loan Agreement

With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended and restated in the form of the Amended and Restated Loan Agreement and, as so amended and restated, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended and restated.

5.2	Amendments to Agency and Trust Deed

With effect on and from the Effective Date the Agency and Trust Deed shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	the definition of, and references throughout the Agency and Trust Deed to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and restated by this Agreement;

(b)	the definition of, and references throughout the Agency and Trust Deed to, the Borrower shall be construed as if the same referred to Euronav NV as borrower;

(c)	the definition of, and references throughout the Agency and Trust Deed to, the Account Security Deed shall be construed as if the same included reference to the New Accounts Security Deed;

(d)	the definition of, and references throughout the Agency and Trust Deed to, the General Assignment shall be construed as if the same included reference to the New General Assignment;

(e)	the definition of, and references throughout the Agency and Trust Deed to, the Mortgage shall be construed as if the same included reference to the New Mortgage;

(f)	the definition of, and references throughout the Agency and Trust Deed to, the Retention Account Security Deed shall be deleted;

(g)	by construing references throughout the Agency and Trust Deed to "this Agreement", "this Deed" and other like expressions as if the same referred to such the Agency and Trust Deed as amended and supplemented by this Agreement.

5.3	Finance Documents to remain in full force and effect

The Finance Documents other than the Existing Finance Documents shall remain in full force and effect:

(a)	in the case of the Loan Agreement as amended and restated pursuant to Clause 5.1 (Specific amendments to the Loan Agreement);

(b)	in the case of the Agency and Trust Deed as amended pursuant to Clause 5.2 (Amendments to Agency and Trust Deed); and

(c)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	Accession by Guarantor as new Borrower

With effect from the Effective Date the Guarantor hereby agrees to accede to the terms of the Loan Agreement and to be bound by the terms thereof as if it were the original borrower thereto (and each of the other parties hereto acknowledge such accession).

7	Further Assurance

7.1	Further assurance

(a)	The Borrower and each Security Party shall promptly, and in any event within the time period specified by the Agent do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgements, proxies and powers of attorney), as the Agent may specify (and in such form as the Agent may require in favour of the Agent or its nominee(s)) to implement the terms and provisions of this Agreement.

(b)	The Borrower and each Security Party shall promptly, and in any event within the time period specified by the Security Trustee do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Security Trustee may specify (and in such form as the Security Trustee may require in favour of the Security Trustee or its nominee(s)):

(i)	to create, perfect, vest in favour of the Security Trustee or protect the priority of the Security or any right or any kind created or intended to be created under or evidenced by the Finance Documents as amended and restated by this Agreement (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Trustee any Receiver or the Creditor Parties provided by or pursuant to the Finance Documents as amended and restated by the Agreement or by law; and/or

(ii)	to confer on the Security Trustee or confer on the Creditor Parties Security over any property and assets of that Security Party located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents as amended and restated by this Agreement.

(c)	The Borrower and each Security Party shall, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Creditor Parties by or pursuant to the Finance Documents as amended and restated by this Agreement.

7.2	Additional corporate action

At the same time as the Borrower or a Security Party delivers to the Agent or Security Trustee any document executed under this Clause 7 (Further Assurance), the Borrower or that Security Party shall deliver to the Agent or Security Trustee as applicable reasonable evidence that that Security Party's execution of such document has been duly authorised by it.

8	Fees

The Borrower shall pay to the Agent (for the account of each Lender) on or before the Effective Date an amendment fee of $25,000.

9	Costs and Expenses

Clause 20.3 (Costs of variations, amendments, enforcement etc.) of the Loan Agreement, as amended and restated by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

10	Notices

Clause 31 (Notices) of the Loan Agreement, as amended and restated by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

11	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13	Enforcement

13.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Security Parties accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Security Party will argue to the contrary.

(c)	This Clause 13.1 (Jurisdiction) is for the benefit of the Creditor Parties only. As a result, no Creditor Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Creditor Parties may take concurrent proceedings in any number of jurisdictions.

13.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Security Party (other than a Security Party incorporated in England and Wales):

(i)	irrevocably appoints Euronav (UK) Agencies Limited at its registered office for the time being, presently at 99 Kings Road, London SW3 4PA, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Security Party of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Security Parties) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Lenders

Lender	Lending Office

BNP PARIBAS	16, rue de Hanovre, 75078 Paris Cedex 02, France Fax no.: +33 (0)1 42 98 43 55 Department/Officer : Transportation Group Middle Office – Shipping & offshore Shipping Finance, ACI : CAT04B1

Schedule 2

Conditions Precedent

1	Security Parties

Documents of the kind specified in Schedule 3 Part A paragraphs 2, 3 and 4 of the Loan Agreement in respect of the Borrower and Guarantor only.

2	Security

2.1	Evidence that the Ship is registered on the Greek flag in the ownership of the Guarantor.

2.2	Evidence that the Loan has been transferred from the Borrower to Euronav NV.

2.3	A duly executed original of each of the New Finance Documents (and of each document to be delivered under each of them).

2.4	Documentary evidence that the New Mortgage has been duly registered as a valid first priority ship mortgage in accordance with the laws of Greece.

3	Legal opinions

3.1	A legal opinion of Watson Farley Williams, legal advisers to the Agent and the Security Trustee in England, substantially in the form distributed to the Lenders before signing this Agreement.

3.2	A legal opinion of Fransen Luyten, legal advisers to the Agent and the Security Trustee in Belgium, substantially in the form distributed to the Lenders before signing this Agreement.

3.3	Legal opinions of the legal advisers to the Agent and the Security Trustee in the jurisdiction of the Approved Flag of the Ship and such other relevant jurisdictions as the Agent may require.

4	Other documents and evidence

4.1	A favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require.

4.2	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower and Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement, the New Finance Documents or for the validity and enforceability of any Finance Document as amended, restated by this Agreement.

4.3	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 8 (Fees) and Clause 9 (Costs and Expenses) have been paid or will be paid by the Effective Date.

Execution Pages

BORROWER

SIGNED by	)
duly authorised	)
for and on behalf of	)
LARVOTTO SHIPHOLDING LIMITED	)	/s/ Joanna Goode
in the presence of:	)	Joanna Goode
Attorney-in-Fact

Witness' signature:	)	/s/ Aimee Myhre
Witness' name:	)	Aimee Myhre
Witness' address:	)	Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

GUARANTOR

SIGNED by	)
duly authorised	)
for and on behalf of	)
EURONAV NV	)	/s/ Joanna Goode
in the presence of:	)	Joanna Goode
Attorney-in-Fact

Witness' signature:	)	/s/ Aimee Myhre
Witness' name:	)	Aimee Myhre
Witness' address:	)	Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

LENDERS

SIGNED by	)
duly authorised	)
for and on behalf of	)
BNP PARIBAS	)	/s/ Emeline Yew
in the presence of:	)	Emeline Yew
Attorney in fact

Witness' signature:	)	/s/ Aimee Myhre
Witness' name:	)	Aimee Myhre
Witness' address:	)	Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

AGENT

SIGNED by	)
duly authorised	)
for and on behalf of	)
BNP PARIBAS	)	/s/ Emeline Yew
in the presence of:	)	Emeline Yew
Attorney in fact

Witness' signature:	)	/s/ Aimee Myhre
Witness' name:	)	Aimee Myhre
Witness' address:	)	Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SECURITY TRUSTEE

SIGNED by	)
duly authorised	)
for and on behalf of	)
BNP PARIBAS	)	/s/ Emeline Yew
in the presence of:	)	Emeline Yew
Attorney in fact

Witness' signature:	)	/s/ Aimee Myhre
Witness' name:	)	Aimee Myhre
Witness' address:	)	Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

Appendix

Part A

Form of Amended and Restated Loan Agreement marked to
indicate amendments to the Loan Agreement

Amendments are indicated as follows:

1	additions are indicated by underlined text; and

2	deletions are shown by strike-through text.

Date Dated 29 August 2008 (as amended by a supplemental letter dated 28 November 2011, as further amended by a supplemental letter dated 1 June 2016 and as amended and restated on 31 March 2017) EURONAV NV LARVOTTO SHIPHOLDING LIMITED as Borrower —and- THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 listed in Schedule 1 as Lenders —and- FORTIS BANK S.A./N.V.,UK BRANCH BNP PARIBAS as Load Arranger - and - FORTIS BANK S.A./N.V., UK BRANCH as Agent and as Security Trustee LOAN AGREEMENT relating to a US$67,500,000 facility to finance a nowbuilding suezmaxm.t. "MARIA" watson farley & williams Watson/ Farley & Williams London

Index tanker of about 158,000 dwt having Hull No. 1860 at Samsung

INDEX Clause Page 4 INTERPRETATION 4 3 FACILITY 14 3 POSITION OF THE LENDERS 45 4 DRAWDOWN 45 5 INTEREST 46 6 INTEREST PERIODS 48 7 DEFAULT INTEREST 19 8 REPAYMENT AND PREPAYMENT 20 9 CONDITIONS PRECEDENT 34 40 REPRESENTATIONS AND WARRANTIES 33 44 GENERAL UNDERTAKINGS 34 12 CORPORATE UNDERTAKINGS 38 43 INSURANCE 29 44 SHIP COVENANTS 32 45 SECURITY COVER 35 46 PAYMENTS AND CALCULATIONS 36 47 APPLICATION OF RECEIPTS 33 48 APPLICATION OF EARNINGS 38 49 EVENTS OF DEFAULT 39 29 FEES AND EXPENSES 43 34 INDEMNITIES 44 22 NO SET OFF OR TAX DEDUCTION 46 33 ILLEGALITY, ETC 47 24 INCREASED COSTS 47 35 SET OFF 49 36 TRANSFERS AND CHANGES IN LENDING OFFICES 49 37 VARIATIONS AND WAIVERS 53 28 NOTICES 54 29 SUPPLEMENTAL 56 30 LAW AND JURISDICTION 56 SCHEDULE 1 LENDERS AND COMMITMENTS 58 SCHEDULE 2 DRAWDOWN NOTICE 59 SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS €0 SCHEDULE 4 TRANSFER CERTIFICATE 63 schedule 5 mandatory cost 65 EXECUTION PAGES 68 1 Interpretation 1 2 Facility 12 3 Position of the Lenders 18 4 Drawdown 18 5 Interest 20 6 Interest Periods 22 2 Default Interest 23 8 Repayment and Prepayment 24 9 Conditions Precedent 26 10 Representations and Warranties 22 11 Financial Covenants 29 12 General Undertakings 31 13 Corporate Undertakings 35

14 Insurance 36 15 Ship Covenants 40 16 Security Cover 44 17 Payments and Calculations 45 18 Application of Receipts 42 19 Application of Earnings 42 20 Events of Default 42 21 Fees and expenses 53 22 Indemnities 54 23 No Set-Off or Tax Deduction 56 24 Tax Gross Up and Indemnities 56 25 Illegality, etc 60 26 Increased Costs 61 27 Set-Off 63 28 Transfers and Changes in Lending Offices 63 29 Variations and Waivers 68 30 Bail-In 69 31 Notices 69 32 Confidential Information 71 33 Confidentiality of Funding Rates and Reference Bank Quotations 75 34 Supplemental 76 35 Law and Jurisdiction 77 Schedules Schedule 1 Lenders and Commitments 78 Schedule 2 Drawdown Notice 79 Schedule 3 Condition Precedent Documents 80 Part A 80 Part B 81 Part C 82 Schedule 4 Transfer Certificate 83 Schedule 5 Form of Certificate of Compliance 85 Execution Execution Pages 87

THIS AGREEMENT is made on 29 August 2008 (as amended and restated on 31 March 2017) PARTIES BETWEEN (1) LARVOTTO SHIPHOLDING LIMITED EURONAV NV a company incorporated in Hong Kong Belgium whose registered office is at Room 3206De Gerlachekaai 20, 32nd-FloorB-2000 Antwerp 1, Lippo Centre, Tower Two. No.89 Queensway. Hong Kong Belgium (the "Borrower") (2) THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders (the "Lenders") I M BNP PARIBAS. as (the "Agent") (2) FORTIS BANK S.A./N.V,, UK BRANCH, as Load Arranger; (4) FORTIS BANK S.A./N.V., UK BRANCH, as Agent; and Ml BNP PARIBAS. as (the "Security Trustee") (5) FORTIS BANK S.A./N.V., UK BRANCH, as Security Trustee. BACKGROUND The Lenders have agreed to make available to the Original Borrower a facility of the lesser of (i) $67,500,000 and (ii) 75 per cent, of the Contract Price for the purpose of part financing the purchase price of the Ship te-be-constructed by the Builder for, and . The Borrower has purchased the Ship from the Original Borrower as the borrower under this Agreement. I IT IS AGREED as follows; OPERATIVE PROVISIONS 1 INTERPRETATION 1.1 Definitionst Subject to Clause 1.5, in this Agreement: I Subject to Clause 1.4 (General Interpretation), in this Agreement: I "Account "Accounts Security Deed" means a deed creating security in respect of over the I Earnings Account in the Agreed Form "Advance" means the principal amount of each borrowing by the Borrower under this Agreement "Affiliate" means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. "Affected Lender" has the moaning given in Clause 5.7; "Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties "Agent" means Fortis BankS.A./N.V.BNP Paribas. acting in such capacity through its UK Branch with its—office at 5 Aidermanbury Squarel6 rue de Hanovre, London75078 Paris, EC2V THRFrance, or any successor of it appointed under clause 5 of the Agency and Trust Agreement

"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting with the instructions of all the Lenders) and mutually agreed with the Borrower or as otherwise approved in accordance with any other approval procedure I specified in any relevant provision of any Finance Document "Anti-Corruption Laws" means the England and Wales Bribery Act 2010. the United States Foreign Corrupt Practices Act 1977 or other applicable anti-corruption legislation in any other jurisdictions. "Approved Flag" means Greek flag or such other flag as the Agent (acting with the authorisation of all the Lenders) may approve as the flag on which the Ship shall be registered at delivery "Approved Manager" means Guarantor B Euronav Ship Management (Hellas) Ltd. or any of its subsidiaries or any other company incorporated by the Borrower with the prior written consent of the Agent (acting with the authorisations of the Majority Lenders) not to be unreasonably withheld or delayed, "Availability Period" means the period commencing on the date of this Agreement and ending on: (a) the Final Availability Date; or (b) if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated I "Bail-In Action" means the exercise of any Write-down and Conversion Powers. "Bail-In Legislation" means in relation to an EEA Member Country which has implemented, or which at any time implements. Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time. I "Break Costs" means the amount (if any) by which: (a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period I exceeds (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period. "Brotta Tankers" moans Brotta Tankers Holdings Inc. a company incorporated in Panama and having its registered office at 16th Floor, 53rd Street, Urbanizacion Marbolla, MMG Tower, Panama, Republic of Panama; "Builder" means Samsung Heavy Industries Co., Ltd., a company incorporated in the Republic of Korea whose registered office is at 647-9, Yeoksam-Dong, Kangnam-Gu, Seoul, Korea 135- 080,

"Business Day" means a day on which banks are open in London, Bromon, Brussels and in Monaco Antwerp and Paris and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City "Change of Control" means, if 2 or more persons acting in concert or any individual person in each case other than the Permitted Holders: (a) acquires legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent, of the issued share capital or voting rights of the Borrower: or (b) has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower. "Charter" means any time or consecutive voyage charter in respect of the Ship which exceeds, or which by virtue of any optional extensions may exceed, 36 months in duration "Charter Assignment" means an assignment of any Charter and any supporting guarantee for a Charter (if any) in the Agreed Form "Code" means the US Internal Revenue Code of 1986. "Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement "Confidential Information" means all information relating to the Borrower, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received bv a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either: (a) any member of the Group or any of its advisers: or (b) another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes: j) information that: (A) is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 32 (Confidential Information); or (B) is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers: or (C) is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii) any Funding Rate or Reference Bank Quotation. "Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended bv the LMA from time to time or in any other form agreed between the Borrower and the Agent. "Contract Price" means the contract price payable paid by the Original Borrower to the Builder under the Shipbuilding Contract which, at the date of this Agreement. is as of 29 August 2008 was $90.750.0007. "Contractual Currency" has the meaning given in Clause 22.4 (Currency indemnity). "Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender "Counter Guarantee" moans the counter guarantee of the Counter Guarantor in the Agreed Form; "Counter Guarantor" moans the company nominated by the Borrower and accepted by the Agent (acting with the authority of the Lenders) in the Supplemental Letter to this Agreement as the company to provide the Counter Guarantee; "Creditor Party" means the Agent, the Security Trustee, the Load Arranger =or any Lender, whether as at the date of this Agreement or at any later time*, "Dollars" and "$" means the lawful currency for the time being of the United States of America "Drawdown Date" means, in relation to each Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made** "Drawdown Notice" means a notice in the form set out in Schedule 2 (Drawdown Notice) (or in any other form which the Agent approves or reasonably requires) "Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to): (a) except to the extent that they fall within paragraph (b); (i) all freight, hire and passage moneys; (ii) compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire; (iii) remuneration for salvage and towage services; (iv) demurrage and detention moneys; (v) damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and (vi) all moneys which are at any time payable under any Insurances in respect of any loss; and (b) (if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship** "Earnings Account" means an account in the name of the Borrower with the Agent in London BNP Paribas Fortis SA/NV in Belgium designated "Larvotto Euronav- Earnings Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account for the purposes of this Agreement "Environmental Claim" means: (a) any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or (b) any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any assets "Environmental Incident" means: (a) any release of Environmentally Sensitive Material from the Ship; or (b) any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or reasonably likely to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or (c) any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or reasonably likely to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action "Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material?, "Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous, "EU Bail-in Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time. "Euronav Hong Kong" moons Euronav Hong Kong Limited, a company incorporated in Hong Kong and having its registered office at Room 3206,32nd Floor, Lippo Centre, Tower Two, No* 89 Queensway, Hong Kong; "Event of Default" means any of the events or circumstances described in Clause 19.1;20.1 (Events of Default).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement. "FATCA" means: (a) sections 1471 to 1474 of the Code or any associated regulations; (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction. "FATCA Application Date" means: (a) in relation to a "withholdable payment" described in section 1473(l)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US). 1 July 2014: (b) in relation to a "withholdable payment" described in section 1473(l)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US). 1 January 2019: or (c) in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required bv FATCA as a result of any change in FATCA after the date of this Agreement. "FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA. "FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction. "Fee Letter" means any letter or letters dated on or about the dote of this Agreement between the Load Arranger and the Borrower (or the Agent and the Borrower setting out any of the fees referred to in Clause 30-21 (Fees and expenses "Final Availability Date" means 12 January 2012: "Final Availability Date"—moans 30 November 2011 and in the event of arbitration proceedings in connection with the Shipbuilding Contract, with the prior consent of the Agent (with the authorisation of the Majority Lenders) which is not to bo unreasonably withhold or delayed, the day falling 365 days after the commoncomont of such arbitration (if later than 30 November 2011) or such later dato as the Agent (with the authorisation of the Majority Lenders) may agroo in writing Provided that any such extension shall not extend beyond the expiry of the Refund Guarantee; "Finance Documents" means: (a) this Agreement;

(b) the Agency and Trust Agreement; (e) the Guarantees; (d) the Predelivery Seourity Assignment; (c) the General Assignment; (d) the Charter Assignment (if any); (g)the Mortgage; (f)the Account Accounts Security Deed; (i) the Counter Guarantee; the Negative Pledge; (g) (k)the any Fee Letter; (h) (l)any Transfer Certificate; (m) the Supplemental Letter; (j) any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement and/or any of the other documents referred to in this definition; and (j) any other document designated as such by the Agent and the Borrower, "Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor: (a) for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor; (b) under any loan stock, bond, note or other security issued by the debtor; (c) under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor; (d) under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; (e) under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or (f) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person "Funding Rate" means any individual rate notified bv a Lender to the Facility Agent pursuant to sub-paragraph (ii) of paragraph (a) of Clause 5.12 (Cost of funds).

"General Assignment" means a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form*, "Group" means the Borrower and its Subsidiaries for the time being. "Holding Company" means in relation to a person, any other person in respect of which it is a Subsidiary. "Guarantee A" moans a guarantee of Guarantor A in the Agreed Form; "Guarantee B" moans a guarantee of Guarantor B in the Agreed Form; "Guarantees" moans, together, Guarantee A and Guarantee B; "Guarantor A" moans J.M. Maritime Invostmonts Inc., a company incorporated in Panama whose registered office is at Hong Kong Bank Building, 6th Floor, Samuol Lowis Avonuo, Panama City, Republic of Panama; "Guarantor B" moans Euronav NV, a company incorporated in Belgium whoso registered office is at do Gorlachokoai 20, B 2000 Antwerp, Belgium; "Guarantors" moans, together, Guarantor A and Guarantor B; "IFRS" means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements** "Increased Amount" has the meaning given to that term in Clause 2Af2.5 (Increase of Loan). "Insurances" means: (a) all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and (b) all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium** "Interest Period" means a period determined in accordance with Clause 6 Interest Periods). "Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan: and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan- each as of the Specified Time for dollars. "ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code)*.

"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to timet "ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Codef, "Lender" means a bank or financial institution listed in Schedule 1 (Lenders and Commitments) and acting through its branch indicated in Schedule 1 (Lenders and Commitments) (or through another branch notified to the Borrower under Clause 26.1428.14 (Change of lending office) or its transferee, successor or assign, which in each case has not ceased to be a party in accordance with the terms of this Agreement?* "LIBOR" means, for an Intorost Poriod:in relation to the Loan or any part of the Loan: (a) the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan: or (b) as otherwise determined pursuant to Clause 5.5 (Unavailability of Screen Rate), and if. in either case, that rate is less than zero. LIBOR shall be deemed to be zero. "LMA" means the Loan Market Association. (a)—the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possiblo oqual to, the relevant Interest Period whioh appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that Intorost Period (and, for the purposes of this Agreement, "Reuters BBA Page LIBOR 01" moans the display designated as "Page 01" on the Routers Money News Servioo or such other page as may replace Pago 01 on that service for the purpose of displaying rates eomparablo to that rate or on suoh othor servioo as may be nominatod by the British Bankers' Association as the information vendor for the purpose of displaying the British Bankers' Association Interest Settlement Rates for Dollars); (b)if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period oomparable to that period; "Loan" means a loan made or to be made under this Agreement or the principal amount for the time being outstanding under this Agreement?* "Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible exceeds $5,000,000 or the equivalent in any other currency** "Majority Lenders" means: (a) before any Advance has been made, Lender or Lenders whose Commitments total more than 66.66 per cent, of the Total Commitments; and (b) at any other time, Lender or Lenders whose Contributions in the Loan outstanding total more than 66.66 per cent, of all the Loan then outstanding?*

Provided that, for the avoidance of doubt, whilst Fortis Bank S.A./N.V., UK Branch and Doutscho Schiffsbank Aktiongosollschaft each hold 50 por cont. of the Total Commitmonts Majority Lenders shall moan both Fortis Bank S.A./N.V., UK Branch and Doutscho Schiffsbank Aktiongosollschaft; "Mandatory Cost" moans the percentage rate, which roprosonts the cost to the Lenders, relative to the Loan, of compliance with the requirements of the Bank of England, the Financial Services Authority or any other regulatory authority, as determined by the Agent in accordance with the formula detailed in Schedule 5; "Margin" moans 1.15 "Margin" means 1.5 per cent, per annum "Market Disruption Event" has the moaning given to that term in Clause 5.7(b); "Maturity Date" means the earlier of the date falling 96 months after (i) the date of the delivery of the Ship to the Borrower and (ii) 30 November 2011;'! January 2020. "Mortgage" means the first preferred Greek ship mortgage or the first priority statutory ship mortgage or first preferred ship mortgage and, if applicable, collateral deed of covenant in the form appropriate for the flag of the Ship in the event that the Approved Flag is not Greek flag in the Agreed Form "Negative Pledge" moans the negative pledge in relation to the shares of the Borrower to bo oxocutod by the Shareholders in favour of the Security Trustee in the Agreed Form; "Negotiation Period" has the moaning given in Clause 5.9; "Notifying Lender" has the meaning given in Clause 23-A-25.1 (Illegality) or Clause 24.1 26.1 (Increased costs) as the context requires "Original Borrower" means Larvotto Shipholding Limited, a company incorporated in Hong Kong whose registered office is at Room 2503-05. 25th Floor. Harcourt House. No.39 Gloucester Road. Wanchai. Hong Kong. "Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union. "Payment Currency" has the meaning given in Clause 34t4*22.4 (Currency indemnity). "Permitted Holders" means each of Saverco and Victrix (and (in each case) any parallel vehicle thereof and their respective alternative investment vehicles) and their affiliates. "Permitted Security Interests" means: (a) Security Interests created by the Finance Documents; (b) liens for unpaid master's and crew's wages in accordance with usual maritime practice; (c) liens for salvage; (d) liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement; (e) liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship or in the ordinary course of business of the Borrower, provided such liens do not secure amounts more than 30 days overdue

(unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to paragraph (f) of Clause 44r42(#15.13 (Restrictions on chartering, appointment of managers); (f) any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and (g) Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made** "Pertinent Document" means: (a) any Finance Document; (b) any policy or contract of insurance contemplated by or referred to in Clause 43-14 (Insurance) or any other provision of this Agreement or another Finance Document; (c) any other document contemplated by or referred to in any Finance Document; and (d) any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c)f. "Pertinent Jurisdiction", in relation to a company, means: (a) England and Wales; (b) the country under the laws of which the company is incorporated or formed; (c) a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised; (d) a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax; (e) a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and (f) a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above*. "Pertinent Matter" means: (a) any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or (b) any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing~~;~~.

"**Potential Event of Default**" means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default~~;~~.

~~"**Predelivery Security Assignment**" means an assignment in the Agreed Form of the Shipbuilding Contract, the Refund Guarantee and the Supervision Agreement;~~

"**Quotation ~~Date~~Day**" means, in relation to any ~~Interest Period (or any other~~ period for which an interest rate is to be determined ~~under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on~~ , two Business Days before the first day of that ~~Interest Period or other period;~~period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"**Reference Banks**" means, subject to Clause ~~26.16~~28.16 (*Replacement of Reference Bank*), the London branches of each of the Lenders or such other banks as may be appointed by the Agent in consultation with the Borrower~~;~~.

"**Reference Bank Quotation**" means any quotation supplied to the Agent by a Reference Bank.

"**Reference Bank Rate**" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a) (other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b) if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

"**Related Fund**" in relation to a fund (the "**first fund**"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

~~"**Refund Guarantee**" means the guarantee dated 2 June 2008 issued by the Refund Guarantor in favour of the Borrower under the Shipbuilding Contract;~~

~~"**Refund Guarantor**" means Korea Development Bank of 16-3 Yeouida-Dong, Yeongdeungpo-gu, Seoul, Korea;~~

"**Relevant Interbank Market**" means the London Interbank Market~~;~~.

"**Relevant ~~Person~~Lender**" has the meaning given in Clause ~~19.9;~~5.7 (*Market disruption*).

"**Relevant Person**" means:

(a) the Borrower;

12 ~~59163172v1~~59163172v6

(b) each subsidiary of the Borrower; and (c) all respective directors, officers, employees, agents and representatives of each of the persons mentioned in paragraphs (a) to fb) above. "Repayment Date" means a date on which a repayment is required to be made under Clause 8 Repayment and Prepayment). "Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian. "Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss"?, "Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers. "Restricted Party" means a person: (a) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person): (b) that is domiciled, registered as located or having its main place of business in. or is incorporated under the laws of, a country which is subject to Sanctions Laws which attach legal effect to being domiciled, registered as located or having its main place of business in such country: or (c) that is directly or indirectly owned or controlled by a person referred to in paragraph (a) and/or (b) above: or (d) with which any member of the Group is prohibited from dealing or otherwise engaging in a transaction with bv any Sanctions Laws: "Sanctions Authority" means the United Nations, the United Kingdom, the European Union, the member states of the European Union, the United States of America, and any authority acting on behalf of any of them in connection with Sanctions Laws. "Sanctions Laws" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority. "Sanctions List" means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority as amended, revised, supplemented or substituted from time to time. "Saverco" means Saverco NV. a company incorporated in Belgium whose registered office is at de Gerlachekaai 20. B-2000 Antwerp. Belgium. "Screen Rate" means the London interbank offered rate administered bv ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomas Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent mav specify another page or service displaying the relevant rate after consultation with the Borrower.

"Secured Liabilities" means all monies from time to time due or owing, and all obligations and other actual or contingent liabilities incurred by the Borrower, the Security Parties or any of them to any Creditor Party, at the date of this Agreement or at any later time or times, in whatever currency, whether due, owing or incurred alone or jointly with others or as principal, surety or otherwise under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country** "Security Interest" means: (a) a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind; (b) the security rights of a plaintiff under an action in rem; and (c) any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution** "Security Party" means the Guarantors, the Counter Guarantor, each Shareholder and any e*fref-any_person (except the Borrower or a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the definition of "Finance Documents"** "Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Creditor Parties that: (a) all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid; (b) no amount is owing or has accrued (without yet having become due for payment) under any Finance Document; (c) neither the Borrower nor any Security Party has any future or contingent liability under Clause 20. 21 or 22 21 (Fees and expenses). 22 (indemnities) or 23 (No Set-Off or Tax Deduction) or any other provision of this Agreement or another Finance Document; and (d) the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document** "Security Trustee" means Fortis Bank S.A./N.V.BNP Paribas. acting in such capacity through its UK Branch with its office at 5 Aldormanbury Squarel6 rue de Hanovre, <=ef>def>75078 Paris, EC2V 7HRFrance, or any successor of it appointed under clause 5 of the Agency and Trust Agreement** "Servicing Bank" means the Agent or the Security Trustee** "Shareholders" means Bretta Tankers and Euronav Hong Kong;

"**Ship**" means the Suezmax tanker with hull no. 1860 of ~~158,000 dwt which is to be constructed by the Builder for, and purchased by, the Borrower under the Shipbuilding Contract and upon delivery~~ 157,523 dwt named m.t. "MARIA" registered in the name of the Borrower under an Approved Flag;.

"**Shipbuilding Contract**" means the Shipbuilding Contract dated 18 April 2008 made between the Builder and the Original Borrower for the construction by the Builder of the Ship and its purchase by the Borrower as supplemented and amended from time to time;

~~"**Supervision Agreement**" means the agreement dated 23 June 2008 in respect of the supervision of the construction of the Ship between the Supervisor and the Borrower;~~

~~"**Supervisor**" means Guarantor B or any of its subsidiaries with the prior written consent of the Agent (acting with the authorisation of the Majority Lenders) not to be unreasonably withheld or delayed;~~

~~"**Supplemental Letter**" means the supplemental letter to this Agreement dated 2008 and made between the Agent, the Borrower and the Counter Guarantor;~~

"**Specified Time**" means a day or time determined as follows:

LIBOR is fixed	Quotation Day as of 11:00 am London time
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 5.6 (*Calculation of Reference Bank Rate*)	Noon on the Quotation Day

"**Subsidiary**" means any company or entity directly or indirectly controlled by that person (for which purpose, control means either the ownership of more than 50 per cent of the voting share capital (or equivalent right of ownership) of that company or entity, or the power to direct its policies and management, whether by contract or otherwise; and for the purposes of this Agreement, a company is to be treated as a subsidiary even if the relevant shares are registered in the name of (a) a nominee, or (b) any party holding security over those shares, or that secured party's nominee).

"**Tax**" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"**Total Commitments**" means the aggregate of the Commitments of all the Lenders being the lesser of (i) $67,500,000 and (ii) 75 per cent. of the Contract Price at ~~the date of this Agreement~~ 29 August 2008 plus any increase to the Commitments made pursuant to Clause ~~2.4;~~2.5 (*Increase of Loan*).

"**Total Loss**" means:

(a) actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b) any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 3 months redelivered to the Borrower's full control; and

15 ~~59163172v1~~59163172v6

(c) any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 3 months redelivered to the Borrower's full control "Total Loss Date" means: (a) in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of; (b) in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of: (i) the date on which a notice of abandonment is given to the insurers; and (ii) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and (c) in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred** "Transfer Certificate" has the meaning given in Clause 26.2; and28.2 (Transfer bv a Lender). "Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement. "Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents. "VAT" means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112): and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere. "Victrix" means Victrix NV, a company incorporated in Belgium whose registered office is at Le Grellelei 20. 2600 Berchem. Belgium. "Write-down and Conversion Powers" means: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule ; and (b) in relation to any other applicable Bail-In Legislation: Hi any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers: and

(ii) any similar or analogous powers under that Bail-In Legislation. 1.2 Construction of certain termsr In this Agreement: In this Agreement (unless a contrary indication appears): "administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator** the "Agent", the "Borrower", any "Creditor Party", any "Lender", any "Party", any "Secured Party", the "Security Trustee" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to. or of. its rights and/or obligations under the Finance Documents (including, for the avoidance of doubt, any novatee of rights and/or obligations under a Hedging Agreement). "approved" means, for the purposes of Clause 4314 (Insurance), approved in writing by the Agents "asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payments "company" includes any partnership, joint venture and unincorporated association** "consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation** "contingent liability" means a liability which is not certain to arise and/orthe amount of which remains unascertained** "continuing" means, in relation to any Event of Default, the Event of Default has not been remedied to the satisfaction of, or waived by the Majority Lenders** "document" includes a deed; also a letter or fax** "excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims** "expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax** "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent. "law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council** "legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation** "liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise** "months" shall be construed in accordance with Clause 1.3 ilMeanina of "month").

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 43-14 (Insurance) or any other provision of this Agreement or another Finance Document "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality). "paront company" has the moaning givon in Clause 1A; "person"—includes any company; any state, political sub division of a state and local or municipal authority; and any international organisation; "policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms** "protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02-0 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision** "regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation** "subsidiary" has the moaning given in Clause 1A; "tax" includes any prosont or future tax, duty, impost, lovy or charge of any kind which is imposed by any state, any political sub division of a stato or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and "war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03J-op- clause 24 of the Institute Time Clauses (Hulls)J 1/11/95) or clause 23 of the Institute Time Clauses (Hulls)-( 1/10/83). 1.3 Meaning of "month"* A.3A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but: (a) on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or (b) on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

4*4 Meaning of "subsidiary". A company (S) is a subsidiary of another company (P) m (a) a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or ore indirectly attributable to P; or (b) P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or (€) P has the direct or indirect power to appoint or remove a majority of the directors of S; or (4) P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P; and any company of which S is a subsidiary is a parent company of S. 1.4 irSGeneral Interpretation In this Agreement: (a) references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise; (b) references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; (c) words denoting the singular number shall include the plural and vice versa;aod (d) "including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which thev are used: (e) a Potential Event of Default is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived: and (Clauses 1.1 (Definitions) to 1.4 (General Interpretation) apply unless the contrary intention appears. 1.5 Headings li6HoadingSi In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded. 2 FACILITY 2.1 Amount of facility 2ilAmount of facility! Subject to the other provisions of this Agreement, the Lenders shall make-madfi available to the Original Borrower a term loan facility in an aggregate amount equal to the Total Commitments to enable the Original Borrower to finance its acquisition of the Ship by 5 Advances as follows: (a) a first Advance of up to $13,500,000 to enable the Original Borrower to refinance the first predelivery instalment of the Contract Price under the Shipbuilding Contract paid to the Builder upon signing of the Shipbuilding Contract;

(b) a second Advance of up to $6,750,000 to enable the Original Borrower to meet the second pre-delivery instalment of the Contract Price under the Shipbuilding Contract to bo paid to the Builder on the date falling twelve calendar months after the date of the Shipbuilding Contract; (c) a third Advance of up to $6,750,000 to enable the Original Borrower to meet the third predelivery instalment of the Contract Price under the Shipbuilding Contract to bo paid to the Builder upon keel laying; (d) a fourth Advance of up to $6,750,000 to enable the Original Borrower to meet the fourth predelivery instalment of the Contract Price under the Shipbuilding Contract to be paid to the Builder upon launching; (e) a fifth Advance of up to $33,750,000 to enable the Original Borrower to meet the final instalment of the Contract Price under the Shipbuilding Contract to be paid to the Builder upon delivery of the Ship. 2.2 Lenders' participations in LoanT Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments. No Creditor Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement. 2.3 Transfer of Loan The Loan was transferred from the Original Borrower to the Borrower pursuant to an agreement dated the same date as this Agreement was amended and restated and entered into between the Original Borrower and the Borrower. This transfer was approved bv the Creditor Parties. 2.4 iriPurpose of LoanT The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement. 2.5 Increase of Loan 2i<1 Increase of Loani All the Lenders agree that they may increase the amount of the Loan by an additional amount of $10,000,000 (the "Increased Amount") if requested to do so by the Borrower subject to the following conditions: (a) the Borrower providing evidence that the Ship is on charter on terms, and to a charterer, in each case acceptable to all the Lenders in their absolute discretion (which terms shall include without limitation a daily hire rate which the Lenders are satisfied shall be sufficient to cover the operating expenses of the Ship, the repayments of principal and interest under this Agreement and the increased repayments of principal and interest under this Agreement that will result from an increase of the Loan by the Increased Amount); and (b) the Lenders and the Borrower agreeing the terms and conditions of such increase including, but not limited to, amended pricing, repayment and the entry into documentation satisfactory to the Lenders so as to amend this Agreement and the other Finance Documents so as to secure the Increase Amount of the Loan and to provide new security to the extent required by the Lenders so as to maintain the same security for the Lenders.

3 POSITION OF THE LENDERS 3.1 Interests of Lenders several* The rights of the Lenders under this Agreement are several. 3.2 Individual Lender's right of actioni Subject to Clause 3.3 3*3Subiect to Clause 3.3 (Proceedings bv individual Lender requiring Majority Lender consent). each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings. 3.3 Proceedings by individual Lender requiring Majority Lender consent* No Lender may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders. 3.4 Obligations of Lenders several* The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in: (a) the obligations of the other Lenders being increased; nor (b) the Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement. 4 DRAWDOWN 4.1 Request for Advance 4.1Roquest for Advance. Subject to the following conditions, the Original Borrower may request requested an Advance to be made by ensuring that the Agent receives received a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date or such shorter period as the Agent and the Borrower mutually agrooaereed. 4.2 Availability* 4*3The conditions referred to in Clause 4.1 afe-(Request for Advance) were that: (a) a Drawdown Date as-had to be a Business Day within the Availability Period (b) the amount of the Advance requested complios complied with Clause 2.1 (Amount of faettity/gcyY/ty); (c) each Advance shati-should not exceed 75 per cent, of the amount of the instalment under the Shipbuilding Contract which 4s-was_being financed by that Advance; (d) the aggregate amount of the Advances sfrati-should not exceed the Total Commitments; (e) the proposed Interest Period complios complied with Clause 6 (Interest Periods); and (f) and the conditions set out in Clause 9.1 are-(Documents. fees and no default) were met.

4.3 Notification to Lenders of receipt of a Drawdown Noticci Tho Agent shall promptly notify the Lenders that it has rocoivod a Drawdown Notice and shall inform oach Londor of: The Agent must have promptly notified the Lenders that it had received a Drawdown Notice and must have informed each Lender of: (a) the amount of the Advance and the Drawdown Date; (b) the amount of that Lender's participation in the Advance; and (c) the duration of the first Interest Period. 4.4 Drawdown Notice irrevocable! A Drawdown Notice must bo signed by a director or officer or an authorised person of the Borrower; and onco served, a Drawdown Notice cannot bo revoked without the prior consent of the Agent, acting on the authorisation of tho Majority Lenders. A Drawdown Notice must have been signed bv a director or officer or an authorised person of the Original Borrower: and once served, a Drawdown Notice could not be revoked without the prior consent of the Agent, acting on the authorisation of the Majority Lenders. 4.5 Lenders to make available Contributions» Subject to the provisions of this Agreement, and in particular Clause 9, oach Londor shall, on and with value on oach Drawdown Date, mako available to the Agent for the account of the Borrower the amount duo from that Londor on that Drawdown Dato under Clause 2.2. Subject to the provisions of this Agreement, and in particular Clause 9 (Conditions Precedent). each Lender, on and with value on each Drawdown Date, made available to the Agent for the account of the Original Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2 (Lenders' participations in Loan). 4.6 Disbursement of Advancd Subject to the provisions of this Agreement, the Agent shall on oach Drawdown Dato pay to the Borrower the amounts which the Agent rocoivos from the Londors under Clause 1.5; and that payment to the Borrower shall bo mado: Subject to the provisions of this Agreement, the Agent on each Drawdown Date paid to the Original Borrower the amounts which the Agent received from the Lenders under Clause 4.5 (Lenders to make available Contributions): and that payment to the Original Borrower was made: (a) to the account of the Builder which the Original Borrower spocifios specified in the Drawdown Notice; and (b) in the like funds as the Agent received the payments from the Lenders. 4.7 Disbursement of Advance to third partyt Tho payment by the Agent under Clause 4.6 to the Builder shall constitute the making of the Advance and the Borrower shall at that time bocomo indebted, as principal and direct obligor, to oach Londor in an amount equal to that Lender's Contribution. The payment bv the Agent under Clause 4.6 (Disbursement of Advance) to the Builder constituted the making of the Advance and the Original Borrower at that time and the Borrower from the date of this amended and restated Agreement became indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

4.8 Cancellation of Total Commitments. Tho Total Commitments shall bo 4i8Any undrawn portion of the Total Commitments shall have been immediately cancelled at the end of the Availability Period. 5 INTEREST 5.1 Payment of normal interest Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period. 5.2 Normal rate of interest Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of: (a) the Margin: and (b)the Mandatory Cost, if any; and (b) (e)LIBOR for that interest Period. 5.3 Payment of accrued interest In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period. 5.4 Notification of Interest Periods and rates of normal interest The Agent shall notify the Borrower and each Lender of: (a) each rate of interest; and (b) the duration of each Interest Period, as soon as reasonably practicable after each is determined. Market disruption. (a) If a Market Disruption Event occurs in relation to an Advance for any Intorost Period, thon the rate of intorost on each Lender's share of that Advance for the Interest Period shall bo the percentage rate per annum which is the sum of: the Margin; (it) the rato notified to the Agent by that Lender as soon as practicable and in any event before intorost is duo to bo paid in rospect of that Intorost Period, to bo that which expresses as a porcontago rate per annum the cost to that Londor of funding its participation in that Loan from whatever source it may reasonably select; and 0) the Mandatory Cost, if any, applicable to that Lender's participation in tho Advance. (b) In this Agreement "Market Disruption Event" moans: 5.5 Unavailability of Screen Rate (a) Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan. (b) Reference Bank Rate: If no Screen Rate is available for LIBOR for: dollars: or (ii) the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate. the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan. (c) Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for dollars or the relevant Interest Period there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 5.12 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period. 5.6 Calculation of Reference Bank Rate (a) Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation bv the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks. (b) (*)lLat or about noon on the Quotation Date for the relevant Interest Period the Routers BBA Pago LIBOR 01 is not available and Dayjione or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars quotation, there shall be no Reference Bank Rate for the relevant Interest Periodf-ef, 5.7 Market disruption f)Jlbefore close of business in London on the Quotation Date for Day for the relevant Interest Period the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 49 per cent, of the Loan or the relevant part of the Loan as appropriate) (the "Relevant Lender") that the cost to it the relevant Interest Period, the Agent rocoivos notifications from a Londor or Lenders that the cost to it or them obtaining matching deposits in the Rolovant Interbank Market of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 5.12 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period. 5.8 Notification of market disruption! Tho Agent shall promptly Si8The Agent shall notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 (Market disruption) which have caused its notice to be given.

Negotiation of alternative rate of interest. If the Agent's notioo undor Clause 5.8 is eorved after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may bo) the Affootod Lender shall use reasonablo ondoavoure to agroo, within the 30 days after the date on which the Agent servos its notice under Clouso 5.8 (the "Negotiation Period"), an alternative interest rato or (as the case may bo) an alternativo basis for the Londors or (as the case may bo) the Affoctod Lender to fund orcontinuo to fund thoirorits Contribution during the Interest Period concerned. §AQ—Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agrood. oVM—Alternative rate of interest in absence of agreement. If an altornative interest rate or alternative basis is not agreed within the Negotiation Poriod, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an intorest period and interest rate reprosonting the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procodure provided for by this Clause 5.11 shall be ropoatod if the relevant circumstances are continuing at the end of the interest period so set by the Agent. 5.9 Notice of prepayment 5il2Notico of propaymont. If the Borrower does not agree with an interest rate set by the Agent under Clause 5r3Jr5.5 (Unavailability of Screen Rate), the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay at the end of the interest period set by the Agent. 5.10 SrWrepayment; termination of Commitments.—A notice undor Clause 5.12 shall bo irrevocable; the Agent shall promptly notify the Londors or (as the case may require) tho Affoctod Lender of the Borrower's notice of intended propaymont; and: A notice under Clause 5.8 (Notification of market disruption) shall be irrevocable: the Agent shall promptly notify the Lenders or (as the case mav require) the Relevant Lender of the Borrower's notice of intended prepayment: and: (a) on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affoctod Relevant Lender shall be cancelled; and (b) on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Relevant Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin. 5.11 SrMApplication of prepayment! Tho provisions of Clause 8 shall apply in relation to tho prepayment made pursuant to Clause 5.12. The provisions of Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment made pursuant to Clause 5.8 (Notification of market disruption). 5.12 Cost of funds (a) if this Clause 5.12 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of: (i) the Margin; and

(ii) the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select. (b) If this Clause 5.12 (Cost of funds) applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding. (c) Subject to Clause 29.4 (Replacement of Screen Rate), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties. (d) If paragraph (e) below does not apply and any rate notified to the Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero. (e) If this Clause 5.12 (Cost of funds) applies pursuant to Clause 5.7 (Market disruption) and: Jj) a Lender's Funding Rate is less than LIBOR: or (ii) a Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above, the cost to that Lender of funding its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR. HI If this Clause 5.11 applies but any Lender does not supply a quotation bv the time specified in sub-paragraph (ii) of paragraph (a) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders. 5.13 Break Costs (a) The Borrower shall, within three Business Days of demand bv a Creditor Party, pay to that Creditor Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum. (b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue. 6 INTEREST PERIODS 6.1 Commencement of Interest Periodsr The first Interest Period applicable to an Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period. 6.2 Duration of normal Interest Periodsi Subject to Clauses 6.3 and 6.4, ooch Intorost Period shall bo: Subject to Clauses 6.3 (Duration of Interest Periods for repayment instalments) and 6.4 (Nonavailability of matching deposits for Interest Period selected), each Interest Period shall be:

(a) 3,6,9 or 12 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or (b) in the case of the first Interest Period applicable to the second and any subsequent Advance, a period ending on the last day of the Interest Period applicable to the first Advance then current, whereupon all of the Advances shall be consolidated and treated as a single Advance; (c) 3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or (d) such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower. 6.3 Duration of Interest Periods for repayment instalmentsr4n respeet-efa ffioyntclMeto be repaid under Clause 8 on a particular Repayment Date, an Intorost Period shall ond on that Repayment Data-in respect of an amount due to be repaid under Clause 8 (Repayment and Prepayment) on a particular Repayment Date, an Interest Period shall end on that Repayment Date. 6.4 Non-availability of matching deposits for Interest Period selected* If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months. 7 DEFAULT INTEREST 7.1 Payment of default interest on overdue amountsi—Tho Borrower shall pay intorost in accordance with the following provisions of this Clause 7 jWhe Borrower shall pav interest in accordance with the following provisions of this Clause 7 (Default Interest) on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is: (a) the date on which the Finance Documents provide that such amount Is due for payment; or (b) if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or (c) if such amount has become immediately due and payable under Clause 3 420.4 (Acceleration of Loan), the date on which it became immediately due and payable. 7.2 Default rate of interest* Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 1 per cent, above: (a) in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(aparagraphs (a) and (b) of Clause 7.3 (Calculation of default rate of interest): or (b) in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3(b (Calculation of default rate of interest).

7.3 Calculation of default rate of in teres ti The rates referred to in Clause 7.2 are: The rates referred to in Clause 7.2 (Default rate of interest) are: (a) the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); (b) the Margin and the Mandatory Cost, if any, plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time: (i) LIBOR; or (ii) if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine. 7.4 Notification of interest periods and default ratesr Tho Agent shall promptly notify tho Lenders and the Borrower of oach interest rate determined by the Agent undor Clause 7.3 7i4The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined bv the Agent under Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification. 7.5 Payment of accrued default in teres tr Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due. 7.6 Compounding of default interest Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded. 8 REPAYMENT AND PREPAYMENT 8.1 Amount of repayment instalments,—Tho Borrower shall repay the Loan by 32 equal consecutive quarterly instalments of $992,500 oach together with a balloon instalment of $35,740,000 payable simultaneously with the final instalment. The Borrower shall repay the Loan bv 11 equal consecutive quarterly instalments of $992.500 each together with a balloon instalment of $17,232.500 payable simultaneously with the final instalment. 8.2 Repayment Dates 8i2Ropaymont Patosi The first instalment shoti-was to be repaid on the date falling 3 months after the last Drawdown Date and the last instalment together with the balloon is to be repaid on the date falling 96 months after the last Drawdown Date.

8.3 Maturity Date 8i3Maturity Dato. On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document. 8.4 Voluntary prepayment* Subject to the following conditions, the Borrower may, without penalty, prepay the whole or any part of the Loan on the last day of an Interest Period for that Advance. 8.5 Conditions for voluntary prepayment* The conditions referred to in Clause 8.4 (Voluntary prepayment) are that: (a) a partial prepayment shall be $500,000 or a multiple of $500,000 or such other amount agreed by the Agent; (b) the Agent has received from the Borrower at least 5 Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and (c) the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with. 8.6 Effect of notice of prepayment* A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice. 8.7 Notification of notice of prepayment* The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under paragraph (c) of Clause 8.5(e (Conditions for voluntary prepayment). 8.8 Mandatory prepayment* The Borrower shall be obliged to prepay the whole of the Loan: (a) if the Ship is sold, on or before the date on which such sale is completed by delivery of the Ship to the buyer; or (b) if the Ship becomes a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; pi (c) if the Borrower is not in compliance with the financial covenants in Clause 11.1 (Financial Covenants) at any time during the Security Period, the Borrower shall be obliged to repay the Loan in full (and the Commitments shall be cancelled) not later than 5 davs following a request in writing from the Agent (acting on the instructions of the Majority Lenders) to the Borrower to repay the Loan: or

~~**Provided that** the Borrower shall not be required to prepay the Loan if the Ship is sold to a subsidiary of either Guarantor pursuant to the proviso to Clause 11.3.~~

~~(c) if any of the following occurs, on demand by the Agent:~~

(d) if there is a Change of Control, the Borrower shall be obliged to prepay the Loan in full and the Commitments shall terminate not later than 60 days following the occurrence of the Change of Control.

~~(i) either the Shipbuilding Contract or the Refund Guarantee is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason; or~~

~~(ii) the Shipbuilding Contract is materially amended or materially varied without the prior written consent of the Majority Lenders except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or~~

~~(iii) the Ship has not for any reason been delivered to, and accepted by, the Borrower under the Shipbuilding Contract by the date specified in Article III.4 of the Shipbuilding Contract as the date giving rise to the right of cancellation for excessive late delivery.~~

8.9 Amounts payable on prepayment~~. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.~~

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 22 (*Indemnities*) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under paragraph (b) of Clause 22.1 (*Indemnities regarding borrowing and repayment of Loan*) but without premium or penalty.

8.10 Application of partial prepayment~~.~~

Each partial prepayment shall be applied first against the balloon and then against the repayment instalments specified in Clause 8.1 (*Amount of repayment instalments*) in inverse order of maturity.

8.11 No reborrowing~~.~~

~~**8.11**~~No amount prepaid may be reborrowed.

9 CONDITIONS PRECEDENT

9.1 Documents, fees and no default~~. Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:~~

Each Lender's obligation to contribute to an Advance was subject to the following conditions precedent:

(a) that, on or before the service of the first Drawdown Notice, the Agent ~~receives~~ received the documents described in Part A of Schedule 3 (*Condition Precedent Documents*) in form and substance satisfactory to the Agent and its lawyers;

(b) that, on or before the first Drawdown Date for, but prior to the making of, an Advance (other than the final Advance), the Agent ~~receives or is~~ received or was satisfied that it ~~will~~ would

30

~~59163172v1~~59163172v6

receive on the making of such Advance the documents described in Part B of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to it and its lawyers; (c) that before the final Drawdown Date for, but prior to the making of, the final Advance, the Aeent receives or is received or was satisfied that itw+H-would receive on the making of such Advance the documents described in Part C of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to it and its lawyers; (d) that, on or before the service of the first Drawdown Notice, the Agent rocoivos received the arrangement fee referred to in Clause 30r3r21.1 (Arrangement, commitment fees), all accrued commitment fee-fees payable pursuant to Clause 20.1 and the first instalment of the annual agency fee roforrod to in Clause 20.1 and has 21.1 (Arrangement, commitment fees) and had received payment of the expenses referred to in Clause 3Qt3-21.2 (Costs of negotiation, preparation); and (e) that both at the date of each Drawdown Notice and at each Drawdown Date: (i) no Event of Default or Potential Event of Default has-had_occurred or would result from the borrowing of the Loan; (ii) the representations and warranties in Clause IQrJr- (Representations and Warranties) and those of the Borrower or any Security Party which afe-were set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and (iii) none of the circumstances contemplated by Clause 5.7 kas-(Market disruption) had occurred aft44s-ojr_vvas_continuing; and (f) that, if the ratio set out in Clause 15.1 wore 16.1 (Minimum required security cover) was applied immediately following the making of the Advance, the Original Borrower would not fee-have been obliged to provide additional security or prepay part of the Loan under that Clause; and (g) that the Agent feas-had received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date. 9.2 Waiver of conditions precedent 9i2Waivor of conditions precedent! If the Majority Lenders, at their discretion, were to permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 9fe-(Documents. fees and no default) were satisfied, the Original Borrower sfeati-had to ensure that those conditions afe-were satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify have specified). 10 REPRESENTATIONS AND WARRANTIES 10.1 General WrlThe Borrower represents and warrants to each Creditor Party on the date of this amended and restated Agreement as follows. 10.2 Status 10.2Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of Hong KongBelgiutn.

4&3—Share capital and ownership. The Borrower has an authorised share capital of $10,000 divided into 10,000 shares of$1 oach, two (2) of which shares have boon issued fully paid, and the legal titlo and bonoficial ownership of ono (1) share is hold free of any Security Interest or other claim by Bretta Tankers and the other ono (1) sharo is held freo of any Security Interest or other claim by Euronav Hong Kong. 10.3 40i4Corporate power* The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it: (a) to oxocuto the Shipbuilding Contract, to purchase and pay for the Ship undor tho Shipbuilding Contract and rogistor the Ship in its name under the Approved Flag; (a) (b)to execute the Finance Documents to which the Borrower jjjs a party; andto borrow undor this Agreement and (b) (e)to make all the payments contemplated by, and to comply with, those Finance Documents. 10.4 Consents in forcci All the consents referred to in Clause 10.4 40rSAII the consents referred to in Clause 10.3 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation. 10.5 IQr&Legal validity; effective Security Interests* The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents): (a) constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and (b) create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally. 10.6 40t7-No third party Security Interests Without limiting the generality of Clause 10.6, at tho time of the oxocution and delivery of oach Finance Document: Without limiting the generality of Clause 10.5 (Leaal validity: effective Security lnterests)r at the time of the execution and delivery of each Finance Document: (a) the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and (b) no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates. 10.7 No conflicts IO18N0 conflictSi—The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a) any law or regulation; or (b) the constitutional documents of the Borrower; or (c) any contractual or other obligation or restriction which is binding on the Borrower or any of its assets. 10.8 10i9Governing law and enforcement. (a) The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation. (b) Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation. 10.9 l&lONo withholding taxesi All payments which the Borrower is liable to make under the Finance Documents must bo mado without deduction or withholding for or on account of any tax payable under any law of any Portinont Jurisdiction. All payments which the Borrower is liable to make under the Finance Documents must be made without any Tax Deduction payable under any law of any Pertinent Jurisdiction. 10.10 No default, lO.HNo Event of Default or Potential Event of Default has occurred. 10.11 Information 10il2lnformationi All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 44rJ>12.5 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause Mr7-12.7 (Form of financial statements): and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts. 10.12 No litigation 10il3No litigationi No legal or administrative action involvingthe Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower's financial position or profitability. 10.14 Validity and completeness of Shipbuilding Contract.—The Shipbuilding Contract constitutes valid, binding and enforGoablo obligations of the Builder and the Borrower respoctivoly in accordance with its forms; and: (a) the copy of the Shipbuilding Contract dolivorod to the Agent before the dato of this Agreement is a truo and comploto copy; and (b) no amondmonts or additions to the Shipbuilding Contract as dolivorod to the Agent before the dato of this Agreement havo boon agreed (except for thoso amendments which are permitted under Clause 11.12) nor has the Borrower or the Buildor waived any of thoir respective rights under the Shipbuilding Contract.

10.15 Validity and completeness of Supervision Agreement.—Tho Suporvision Agreement constitutes valid, binding and enforceable obligations of the Supervisor and the Borrower respective in accordance with its terms; and: (a) the copy of the Suporvision Agreement dolivorod to the Agent boforo the dote of this Agreement is a true and complete copy; and (b) no amendments or additions to the Supervision Agreement as delivered to the Agent before the date of this Agreement have been agreed nor has the Borrower or the Supervisor waived any of their respective rights undor the Supervision Agreement. 10.16 No rebates etd Thoro is no agroomont or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Builder or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement. 10.13 40rl7Compliance with certain undertakings. At the dato of this Agreement, the Borrower is in compliance with Clauses 11.2,11.4,11.9 and 11.13. At the date of this amended and restated Agreement, the Borrower is in compliance with Clauses 12.2 (Title: negative pledge), 12.4 (No other liabilities or obligations to be incurred). 12.9 (Consents) and 12.12 (Principal place of business). 10.14 Taxes paid. Tho Borrower has paid all taxes 40i48The Borrower has paid all Taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship. 10.15 40rl9ISM Code and ISPS Code compliance* All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with or shall be complied with as from the delivery of the Ship to the Borrower under the Shipbuilding Contract. 10.16 No money laundering 10.20No money laundering. Without prejudice to the generality of Clause £t32.4 (Purpose of Loan), in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308) EEC 2005/60/EC of the European Parliament and of the Council of the European CommunitiosUnion of 26 October 2005). 10.17 Anti-Corruption Laws Each Borrower has conducted its business in compliance with all applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. 10.18 Sanctions Each Relevant Person has been and is in compliance with all Sanctions Laws and no Relevant Person:

(a) is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(b) has received formal notice in writing of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

11 FINANCIAL COVENANTS

11.1 Financial Covenants

The Borrower will ensure that the consolidated financial position of the Group shall at all times during the Security Period be such that:

(a) Consolidated Working Capital shall not be less than $0;

(b) Free Liquid Assets are not less than the higher of:

(i) $50,000,000;

(ii) 5 per cent. of Total Indebtedness;

(c) the amount of Cash shall equal or exceed US$30,000,000; and

(d) the ratio of Stockholders' Equity to Total Assets is not less than 30 per cent.

In this Clause 11.1 (*Financial Covenants*):

"**Cash**" means, at any date of determination under this Agreement, the aggregate value of the Group's credit balances on any deposit, savings or current account and cash in hand with recognised and reputable banks or financial institutions but excluding any such credit balances and cash subject to a Security Interest at any time;

"**Consolidated Current Assets**" means, at any date of determination under this Agreement, the amount of the current assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines having remaining maturities of more than 12 months;

"**Consolidated Current Liabilities**" means, at any date of determination under this Agreement, the amount of the current liabilities of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

"**Consolidated Working Capital**" means Consolidated Current Assets less Consolidated Current Liabilities;

"**Free Liquid Assets**" means, at any date of determination under this Agreement, the aggregate amount of cash and cash equivalents of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet but excluding any of those assets subject to a Security Interest (other than a Security Interest in favour of the Security Trustee pursuant to this Agreement) at any time and, for the avoidance of doubt, "cash and cash equivalents" include any amounts available under committed credit lines having remaining maturities of more than 6 months;

"**Latest Balance Sheet**" means, at any date, the consolidated balance sheet of the Group most recently delivered to the Agent pursuant to Clause 12.6 (*Provision of financial statements*) and/or most recently made publicly available;

35 ~~59163172v1~~59163172v6

"Stockholders' Equity" means, at any date of determination under this Agreement, the amount of the capital and reserves of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet; "Total Assets" means, at any date of determination under this Agreement, the amount of the total assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet: and "Total Indebtedness" means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, banks loans and other long-term loans) and short-term Joans of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet. 11.2 Change in IFRS If, at anytime after the date of this Agreement, any mandatory change is made to IFRS or any applicable law relating to the financial reporting (including but not limited to accounting bases, policies, practices and procedures or reference periods) of the Group generally or any member of the Group individually and the effect of complying with that change would result in the value for "Cash". "Consolidated Current Assets". "Consolidated Current Liabilities". "Consolidated Working Capital". "Free Liquid Assets". "Stockholders' Eauitv". "Total Assets" and/or "Total Indebtedness" being materially different from its value if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement and of which the Lenders would reasonably expect to have been informed, the Borrower shall immediately notify the Agent of that change and procure that, as soon as reasonably practicable thereafter, the Borrower's auditors deliver to the Agent: (a) a description of the change and what adjustments would need to be made to the financial statements of the Group following that change in order to reverse the effects of that change so that the values of "Cash", "Consolidated Current Assets", "Consolidated Current Liabilities". "Consolidated Working Capital". "Free Liquid Assets". "Stockholders' Equity". "Total Assets" and/or "Total Indebtedness" will be the same as if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement; and (b) such information, in form and substance acceptable to the Agent, as may be required: IH to enable the Lenders to determine whether there is a breach of any of the financial covenants in respect of the Group set out in Clause 11.1 (Financial Covenants) (based on IFRS and all applicable laws in effect at the date of this Agreement): and (ii) to assist the Lenders in making an accurate comparison between the financial position of the Group indicated in the financial statements prepared following the change and those prepared prior to it. In the event that the Lenders are satisfied that, based on the information provided by the Borrower's auditors, the financial covenants in Clause 11.1 (Financial Covenants) have been complied with, the Lenders and the Borrower shall enter into discussions with a view to agreeing amendments to this Agreement so as to mitigate the effect of the change. 11.3 Change of accounting period The Borrower shall not change its fiscal year end date being 31 December.

12 44GENERAL UNDERTAKINGS 12.1 General llilGonorad The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 44-12 (General Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such consent not to be unreasonably withheld or delayed in the case of Clause 11.1212.12 (Principal olgce of business)). 12.2 44r2Title; negative pledgd Tho Borrower will: (a)keep its rights under the Shipbuilding Contract, the Supervision Agreement and the Refund Guarantee and with effect from delivery of the Ship under the Shipbuilding Contract The Borrower will hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests* (fe) not croato or permit to ariso any Security Interest (except for Permitted Security Interests) over any other asset, present or future. 12.3 44r3No disposal of assets Tho Borrower will not transfer, lease or otherwise dispose of: The Borrower will not transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except for those in the ordinary course of business and for fair market value payable in cash upon completion of such transaction-i-ef. with the exception of any charter of the Ship as to which Clause 15.14 (Time and consecutive vovaae charters in excess of 36 months) applies. (fe) any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.; but paragraph (a) does not apply to any charter of the Ship as to which Clause 11.13 applies, Provided that the Borrower may sell the Ship to another subsidiary of either Guarantor a Subsidiary subject to the following conditions: (i) there is no Event of Default or Potential Event of Default which is continuing; (ii) the new owning company and the jurisdiction of incorporation being acceptable to the Lenders; (iii) the Borrower and the Security Parties entering into such amendments to this Agreement and the other Finance Documents as may be required by the Lenders in order to document the change of ownership; (iv) the new owning company entering into such other security documents which are required by the Lenders so as to maintain the same security for the Lenders on the transfer of ownership; and (v) the new owner shall pay to the Agent on demand all expenses (including but not limited to legal expenses) relating to the said documentation. 12.4 44r4No other liabilities or obligations to be incurred, Tho Borrower will not incur any liability or obligation except liabilities and obligations under the Shipbuilding Contract, the

Suporvision Agreement and the Finance Documonts and liabilities or obligations; incurred in the ordinary course of its business (including operating and chartering the Ship). The Borrower shall not, without the prior consent of the Majority Lenders, incur any Financial Indebtedness or grant any guarantee in respect of Financial Indebtedness if. as a result of incurring that Financial Indebtedness or incurring the contingent liability under that guarantee fas assessed in accordance with IFRS). an Event of Default would occur, or one or more of the financial covenants in respect of the Borrower set out in Clause 11.1 (Financial Covenants) would be breached, on the date of such incurrence. 12.5 44*51 nformat ion provided to be accurate* All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration. 12.6 4ir6Provision of financial statements* The Borrower will send to the Agent: (a) as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower, (commencing with the financial year ending 31 December 3Q4O2015), the audited consolidated accounts of the Borrower and its Subsidiaries; (b) as soon as possible, but in no event later than 80-45_days after the end of each quarter in each financial ball-year of the Borrower (commoncing with the financial half yoar ending 30 Juno 2010) unaudited management consolidated accounts of the Borrower which are and its Subsidiaries certified as to their correctness by the chief financial officer of the Borrower; and (c) together with the annual audited consolidated accounts referred to in paragraph (a) above, a compliance certificate (together with supporting schedules, if any) signed bv the chief financial officer of the Borrower in the form attached as Schedule 8 (Form of Certificate of Compliance) (or in any other format which the Agent may approve and with such other information as the Agent may require) evidencing compliance with the financial undertakings in Clause 11.1 (Financial Covenants) and also listing the market value of the Ship. 12.7 44r7-Form of financial statements* All accounts (audited and unaudited) delivered under Clause 44t6-12.6 (Provision of financial statements) will: (a) be prepared in accordance with all applicable laws and IFRS consistently applied; (b) fairly represent the financial condition of the Borrower at the date of those accounts and of its profit for the period to which those accounts relate; and (c) fully disclose or provide for all significant liabilities of the Borrower and its Subsidiaries (or the Borrower, as the case may be). 12.8 44*8Creditor notices* The Borrower will send the Agent, at the same time as they are despatched, copies of all material communications which are despatched to the whole or any class of the Borrower's shareholders or to the Borrower's creditors or any class of them.

12.9 Consents Hi9ConsontSi The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required: (a) for the Borrower to perform its obligations under any Finance Document; (b) for the validity or enforceability of any Finance Document; and (c) for the Borrower to continue to own and operate the Ship, and the Borrower will comply with the terms of all such consents. 12.10 lltlOMaintenance of Security Interests* The Borrower will: (a) at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security interests which it purports to create; and (b) without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration orsimilarta*-Iaxjn all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates. 12.11 Notification of litigation llillNotification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document. 11.12 No amendment to Shipbuilding Contract The Borrower will not agroo to any material amendment or supplement to, or waive the Supervision Agreement or the Shipbuilding Contract or any of their provisions without the prior written consent of the Agent save that the Borrower may without requiring such consent of the Agent, agree with the Builder to amond the Shipbuilding Contract if such amendment: (a-) doos not alter the intended size, commercial use or purpose of the Ship; 4te) doos not alter the construction milestones for payment of the instalments of the Contract Price under the Shipbuilding Contract; (e) doos not alter the identity of the Refund Guarantor nor the form, and amount, of the Refund Guarantee to bo provided nor impair the effectiveness of the Refund Guarantee; (4) will not materially reduce the Ship's anticipated value when complotod. 12.12 iiriiPrincipai place of business* The Borrower wiii maintain its piaco of business, and keep its corporate documents and records, at the address stated at the commoncomont of this Agreement; and the Borrower will not establish, or do anything as o result of which it would bo doomed to havo, a placo of business in any country other than Hong Kong. The Borrower will notify the Agent if it has a place of business in any jurisdiction which would require a Finance Document to which it is a party to be registered, filed or recorded with any court or authority in that jurisdiction or if the centre of its main interests changes. 12.13 41r44Confirmation of no default* The Borrower will, within 5 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which: (a) states that no Event of Default or Potential Event of Default has occurred; or (b) states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given. The Agent may serve requests under this Clause 34*34-12.13 (Confirmation of no default) from time to time but only if reasonably asked to do so by a Lender or Lenders having Contributions exceeding 10 percent, of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 44r44-12.13 (Confirmation of no default) does not affect the Borrower's obligations under Clause 44r4&12.14 (Notification of default). 12.14 44xl5Notification of default* The Borrower will notify the Agent as soon as the Borrower becomes aware of: (a) the occurrence of an Event of Default or a Potential Event of Default; or (b) any matter which indicates that an Event of Default or a Potential Event of Default may have occurred; and will keep the Agent fully up-to-date with all developments. 12.15 44r46Provision of further information* The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to: (a) te-the Borrower, the Ship, the Earnings or the Insurances; or (b) any claim, action, suit, proceeding or investigation with respect to Sanctions Laws against it. any of its direct or indirect owners, subsidiaries or any of their respective directors, officers, employees, agents or representatives; or (c) (b)to any other matter relevant to, or to any provision of, a Finance Document, which may reasonably be requested by the Agent, the Security Trustee or any Lender at any time. 12.16 "Know your customer" checks* If: (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b) any change in the status of the Borrower or any Security Party after the date of this Agreement; or (c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. 12.17 Conduct of business: compliance with laws The Borrower shall conduct its business in a proper and efficient manner in compliance with: (a) its constitutional documents; (b) all Sanctions Laws; Is! all Anti-Corruption Laws: (d) all Environmental Laws: and (e) all other laws and regulations applicable to its business, and shall notify the Agent immediately upon becoming aware of any breach of any such document, law or regulation. 12.18 Compliance with Sanctions Laws The Borrower shall: (a) ensure that neither it nor any of its subsidiaries is or will become a Restricted Party: (b) use reasonable endeavours to procure that no director, officer, employee, agent or representative of any Borrower or any subsidiary of any Borrower is or will become a Restricted Partv: and (c) procure that no proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall thev otherwise be applied in a manner for a purpose prohibited by Sanctions Laws. 13 CORPORATE UNDERTAKINGS 13.1 General 12ilGonorali The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 43-13 (Corporate Undertakings) at all times during the Security Period aftor the Ship has boon dolivorod to the Borrower under the Shipbuilding Contract except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2 12.2Maintenance of statusr The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Hong KonciBelgium. 13.3 43»SNegative undertakings* The Borrower will not: (a) carry on any business other than the ownership, chartering and operation of the Ship; or (a) operate outside the scope of its Articles of Association.; or b) effect any form of redemption purchase or return of share capital or effect any form of redemption, purchase or return of share capital; or (b) provide any form of credit or financial assistance to: (i) a person who is directly or indirectly interested in the Borrower's share or loan capital; or (h) any company in or with which such a person is directly or indirectly interested or connected; or (ii) (ti+)enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length, and the Borrower agrees to subordinate any inter-company loans to the Loan on such terms as the Lenders may reasonably require; 4d) issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; (e) acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; 13.4 No merger etc. The Borrower will not, and will procure that none of its subsidiaries will, enter into any form of merger, sub-division, amalgamation or other reorganisation which may, in the reasonable opinion of the Majority Lenders, have a material adverse effect on the financial position the Borrower. enter into any form of amalgamation, merger or do merger or any form of reconstruction or reorganisation; or enter into any freight forwarding agreements. 13.5 42r4Payment of dividends Tho Borrower may pay dividends provided that no Event of Default has occurred and is continuing. (a) The Borrower mav oav dividends provided that: iU no Event of Default has occurred and is continuing: and

(ii) the payment of such dividend or distribution would not cause any breach of any of the financial covenants set out in Clause 11.1 (Financial Covenants). 13.6 Notification of Sanctions The Borrower shall: (a) supply to the Agent, promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanction Laws against (a) the Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of the Borrower), as well as information on what steps are being taken with regards to answering or opposing the same: (b) inform the Agent promptly upon becoming aware that any of (a) the Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of the Borrower), has become or is likely to become a Restricted Party. +2v5—Minimum Liquidity. The Borrower shall ensure that from the delivery of the Ship to the Borrower under the Shipbuilding Contract and throughout the Security Period there is at all times standing to the credit of the Earnings Account free of any Security Interest other than in favour of the Socurity Trustoo an amount of not less than $300,000 increasing to $500,000 with affect from the first anniversary of the said delivery date. M INSURANCE 14.1 General 13ilGonorali The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 43-14 (Insurance) at all times during the Security Period (after the Ship has boon dolivorod to it undor the Shipbuilding Contract) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such consent not to be unreasonably withheld or delayed in the case of paragraph (b) of Clauses 13.11(b) and 13.1214.11 (Compliance with terms of insurances) and 14.12 (Alteration to terms of insurances)). 14.2 43r2Maintenance of obligatory insurances* The Borrower shall keep the Ship insured at the expense of the Borrower against: (a) fire and usual marine risks (including hull and machinery and excess risks); (b) war risks; (c) protection and indemnity risks; and (d) any other risks against which the Majority Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Majority Lenders be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower. 14.3 43r3Terms of obligatory insurances* The Borrower shall effect such insurances: (a) in Dollars;

(b) in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120 per cent, of the Loan and (ii) the market value of the Ship; and (c) in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market; (d) in relation to protection and indemnity risks in respect of the Ship's full tonnage; (e) on approved terms; and (f) through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations. 14.4 43r4Further protections for the Creditor Parties, In addition to the torms sot out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall: In addition to the terms set out in Clause 14.13 (Settlement of claims), the Borrower shall procure that the obligatory insurances shall: (a) whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance; (b) name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify; (c) provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever; (d) provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and (e) provide that the Security Trustee may make proof of loss if the Borrower fails to do so. 14.5 43rSRenewal of obligatory insurances. The Borrower shall: (a) at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance; and (b) promptly after each such renewal, there is provided to the Agent details of the terms and conditions on which such obligatory insurances have been renewed. 14.6 13r6Copies of policies; letters of undertaking* The Borrower shall ensure that all approved brokers provide the Security Trustee with a letter or letters of undertaking in a form required by the Majority Lenders and including undertakings by the approved brokers that:

they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause JA414.14 (Provision of information); (b) they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause; (c) they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances; (d) they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and (e) they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee. 14.7 43*?Copies of certificates of entry* The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with: (a) a certified copy of the certificate of entry for the Ship; (b) a letter or letters of undertaking in such form as may be required by the Majority Lenders; and (c) a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship. 14.8 43r8Deposit of original policies* The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed. 14.9 4*r9Payment of premiums* The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee. 14.10 Guarantees IBilQGuaranteeSi The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect. 14.11 13.11 Compliance with terms of insurance The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a) the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in paragraph (c) of Clause 43r€(el4.6 (Copies of policies: letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval; (b) the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances; (c) the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and (d) the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify. 14.12 43rl3Alteration to terms of insurances* The Borrower shall neither make or agree to any material alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance without the consent of the Agent. 14.13 Settlement of claims 13il3Scttlemont of claims! The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances. 14.14 43rl4Provision of information* In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of: (a) obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or (b) effecting, maintaining or renewing any such insurances as are referred to in Clause 13.15 14.15 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a). 14.15 Mortgagee's interest and additional perils insurances 13ilSMortgagoo's interest and additional perils insurancosi The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils insurance and a mortgagee's interest marine insurance each in an amount of 110 per cent, of the Loan and on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance. 15 14SHIP COVENANTS 15.1 General lfl.lGeneral. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 34-15 (Ship Covenants) at all times during the Security Period (after the Ship has boon dolivorod to it under the Shipbuilding Contract) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit. 15.2 Ship's name and registration* The Borrower shall keep the Ship registered in its name under the relevant Approved Flag at its relevant port of registry; shall not do or omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship. 15.3 44*3Repair and classification* The Borrower shall keep the Ship in a good and safe condition and state of repair: (a) consistent with first-class ship ownership and management practice; (b) so as to maintain the Ship's class (namely A1(E), "Oil Carrier ESP", AMS, ACCU, SPM, VEC(-L), CSR, Safeship-CM, RES, ES,TEM, Green Passport, POT, UWILD (sea chest blanking devices shall not be provided), CPS at American Bureau of Shipping) free of overdue recommendations and conditions; and (c) so as to comply with all laws and regulations applicable to vessels registered at ports in Greece or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code or the ISPS Code. 15.4 Modification 11 iflModification!—The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value. 15.5 Removal of parts 1415Removal of parts. The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship. 15.6 Surveys 14i6SurvoySi The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Majority Lenders provide the Security Trustee, with copies of all survey reports.

15.7 Inspection 14i7lnspoction.—The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections provided that prior to the occurrence of an Event of Default reasonable notice of such inspection is given and such inspection does not materially affect the Ship's commercial operation. 15.8 44*8Prevention of and release from arrest* The Borrower shall promptly discharge: (a) all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances; (b) all taxeslaxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and (c) all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require. 15.9 44r9Compliance with laws etc. The Borrower shall: (a) comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower; (b) not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code, all Environmental Laws and Sanctions Laws: and (c) in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the Borrower (at its expense) effected any necessary special, additional or modified insurance cover and, upon the Agent's request, the Borrower will confirm that they have effected such insurance cover. 15.10 ISPS Code Without limiting paragraph (a) of Clause 15.9 (Compliance with laws ). the Borrower shall: (a) procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and (b) maintain an ISSC for the Ship; and l£i notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15.11 14.10Provision of information. The Borrower shall promptly provide the Security Trustee with any information which the Majority Lenders reasonably request regarding: (a) the Ship, its employment, position and engagements; (b) the Earnings and payments and amounts due to the Ship's master and crew; (c) any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship; (d) any towages and salvages; and (e) the Borrower's, the Approved Manager's or the Ship's compliance with the ISM code and the ISPS code, and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of the Borrower's or the Approved Manager's Document of Compliance. 15.12 44ri4Notification of certain events* The Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of: (a) any casualty which is or is likely to be or to become a Major Casualty; (b) any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss; (c) any overdue requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with; (d) any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship ,or its Earnings or any requisition of the Ship for hire; (e) any intended dry docking of the Ship other than a routine dry docking; (f) any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident; (g) any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or (h) any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or ISPS Code not being complied with, and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower's, the Approved Manager's or any other person's response to any of those events or matters. 15.13 14.12Restrictions on chartering, appointment of managers etc. The Borrower shall not: (a) let the Ship on demise charter for any period;

(b) enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance; (c) charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed; (d) appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment; (e) de-activate or lay up the Ship; or (f) put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed the Major Casualty amount unless either: (i) that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason; or (ii) the Borrower has established to the reasonable satisfaction of the Security Trustee that the Borrower has sufficient reserves to pay for the cost of such work. 15.14 14.13Time and consecutive voyage charters in excess of 36 months* The Borrower agrees that if it should enter into any Charter the Borrower shall execute and deliver to the Agent promptly upon such Charter being entered into a Charter Assignment in respect of that Charter in favour of the Security Trustee unless such Charter contains a substitution clause or a clause with similar effect. If the Lenders agree to the increase of the Loan pursuant to Clause 3 4-2.5 (Increase of Loan) of this Agreement, then the Borrower agrees that if it should enter into any Charter (or has previously entered into any Charter) the Borrower shall execute and deliver to the Agent promptly upon such Charter being entered into (or where such Charter has already been entered into on the date of the increase of the Loan pursuant to Clause 2A2.5 (Increase of Loan)) a Charter Assignment in respect of that Charter in favour of the Security Trustee. 15.15 Notice of Mortgage 11.1 1 Notice of MortgagOi The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee. 15.16 Sharing of Earnings HilSSharingof EamingGi The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings without the prior approval of the Agent such approval not to be unreasonably withheld. For the avoidance of doubt the Agent's approval shall not be required in relation to: (a) any "profit split" of hire between the Borrower and a charterer of the Ship; or (b) the entry into an established pool or a pool established by Euronav NV the Borrower in both cases on usual commercial terms and at a market rate allocation.

16 15SECURITY COVER 16.1 15.1Minimum required security coven Clause 15.2 applies if (oftor the Ship has boon delivered to the Borrower undor the Shipbuilding Contract) the Agent notifies tho Borrower that, according to the determination mochanism undor Clause 15.3: Clause 16.2 (Provision of additional security: prepayment) applies if the Agent notifies the Borrower that, according to the determination mechanism under Clause 16.3 (Valuation of Ship): (a) the market value (determined as provided in Clause 45t3-16.3 (Valuation of Ship)) of the Ship; plus (b) the net realisable value of any additional security previously provided under this Clause 35-16 (Security Cover). is below 120 per cent, of the Loan. 16.2 Provision of additional security; prepayment* If the Agent servos a notice on the Borrower undor Clause 15.1 ASrllf the Agent serves a notice on the Borrower under Clause 16.1 (Minimum required security cover), the Borrower shall, within 1 month after the date on which the Agent's notice is served, either: (a) provide, or ensure that a third party provides, additional security which is acceptable to the Agent and, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or (b) prepay such part (at least) of the Loan as will eliminate the shortfall. 16.3 4S*»Valuation of Ship* The market value of the Ship at any date is that shown by the average of 2 valuations addressed to the Agent for the benefit of the Lenders and prepared: (a) as at a date not more than 14 days previously; (b) by 2 independent first class sale and purchase shipbrokers which the Agent has approved or appointed for the purpose; (c) with or without physical inspection of the Ship (as the Agent may require); (d) on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and (e) after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale. 16.4 Value of additional vessel security! The not realisable value of any additional security which is provided under Ciouso 15.2 and which consists of a Security interest ovor a vossoi shall bo that shown by a valuation complying with the requirements of Clause 15.3. The net realisable value of any additional security which is provided under Clause 16.2 (Provision of additional security: oreoavment) and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 16.3 (Valuation of Ship). 16.5 Valuations binding lS.SValuations binding. Any valuation under Clause 15.2. 15.3 or 15.4 16.2 {Provision of additional security: prepayment). 16.3 {Valuation of Ship) or 16.4 [Value of additional vessel security) shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest. 16.6 4S*6Provision of information* Tho Borrower shall promptly provide tho Agont and any shipbroker or export acting undor Clause 15.3 or ISA with any information which tho Agont or tho shipbrokor or export may reasonably request for tho purposes of tho valuation; The Borrower shall promptly provide the Agent and anv shipbroker or expert acting under Clause 16.3 [Valuation of Ship) or 16.4 [Value of additional vessel security) with any information which the Agent or the shipbroker or expert mav reasonably request for the, purposes of the valuation; 16.7 Payment of valuation expenses 15.7Paymont of valuation expenses. Without prejudice to the generality of the Borrower's obligations under Clauses 2Qr221.2 [Costs of negotiation. 20.3 and 21.2preparation ). 21.3 (Costs of variations, amendments, enforcement) and 22.3 (Miscellaneous indemnities), the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause. 16.8 4&r8Application of prepayment,—Clause 8 shall apply in relation to any propaymont pursuant to Clause 15.2(b). Clause 8 (Repayment and Prepayment) shall apply in relation to anv prepayment pursuant to paragraph (b) of Clause 16.2 (Provision of additional security: prepayment). 1Z 46PAYMENTS AND CALCULATIONS 17.1 46rlCurrency and method of payments* All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it: (a) by not later than 11.00 a.m. (New York City time) on the due date; (b) in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); (c) in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to such account as the Agent may advise from time to time; and (d) in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2 4€r2-Payment on non-Business Day* If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day: (a) the due date shall be extended to the next succeeding Business Day; or (b) if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day; and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date. 17.3 4€*3Basis for calculation of periodic payments* All interest, commitment fee and commission and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year. 17.4 16*4Distribution of payments to Creditor Parties* Subject to Clauses 16.5,16.6 and 16.7: Subject to Clauses 17.5 (Permitted deductions by Agent) 17.6 (Agent only obliged to pav when monies received) and 17.7 (Refund to Agent of monies not received): (a) any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and (b) amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it. 17.5 Permitted deductions bv Agent 16.5Permitted deductions by Agent.—Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand. 17.6 46*6Agent only obliged to pay when monies received* Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum. 17.7 46*?Refund to Agent of monies not received* If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand: refund the sum in full to the Agent; and

(b) pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it. 17.8 Agent may assume receipt* Clause 16.7 4€*8Clause 17.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available. 17.9 16*0Creditor Party accounts* Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party. 17.10 Agent's memorandum account 16.10Agent's momorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party. 17.11 Accounts prima facie evidence* If any accounts maintained under Clauses 16.9 and 16.10 AferJAIf any accounts maintained under Clauses 17.9 (Creditor Party accounts) and 17.10 (Agent's memorandum account) show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party. 18 ^APPLICATION OF RECEIPTS 18.1 47rlNormal order of application* Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied: (a) FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents; (b) SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement; (c) THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement; (d) FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document; (e) FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a). 17.1(bparaeraphs (a), (b). 17.1(c) and 47t4t4(c) and (d) of Clause 18.1 (Normal order of application): and

(f) SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it. 18.2 17r2Variation of order of application* The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 3t7t4-18.1 {Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories. 18.3 Notice of variation of order of application! Tho Agont may givo notices under Clauco 17.2 4?riThe Aeent mav give notices under Clause 18.2 {Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served. 18.4 Appropriation rights overriden. This Clause 17 and any notice which tho Agont gives under Clause 17.2 43*4This Clause 18 {Application of Receipts) and any notice which the Agent gives under Clause 18.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party. 19 1SAPPLICATION OF EARNINGS 19.1 ISrlPayment of Earnings* The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings are paid to the Earnings Account unless the parties agree otherwise Provided that the Earnings in respect of each Ship shall be available to the Borrower unless an Event of Default has occurred and is continuing. 48*2—Interest accrued on Earnings Account Any crodit balance on the Earnings Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on the Earnings Account. 48*3—Monies on Earnings. Any monies standing to the credit of the Earnings Account shall, provided that the provisions of Clause 12.5 are complied with and provided that no Event of Default or Potential Event of Default shall have occurred, be at the free disposal of the Borrower. 19.2 18*4Location of accounts* The Borrower shall promptly: (a) comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

19.3 18.5 Debits for expenses etc. Following the occurrence of an Event of Default which is continuing-fcthe Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable to it under Clause 20 or 21 21 (Fees and expenses) or 22 (Indemnities) to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.21 (Fees and expenses) or 22 (Indemnities). 19-4 Interest accrued on Earnings Account Anv credit balance on the Earnings Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on the Earnings Account. 19.5 Borrower's obligations unaffected The provisions of this Clause 19 (Application of Earnings) do not affect: (a) the liability of the Borrower to make payments of principal and interest on the due dates; or anv other liability or obligation of the Borrower or any Security Party under any Finance Document. 2g 49EVENTS OF DEFAULT 20.1 49r4Events of Default* An Event of Default occurs if: (a) the Borrower or any Security Party fails to pay within 3 Business Days of the date when due any sum payable under a Finance Document or under any document relating to a Finance Document; or (b)any broach occurs of Clauso 9.2,11.2,11.3,12.2,12.3,12.4,12.5 or 15.2; or (b) anv breach occurs of Clause 9.2 (Waiver of conditions precedent), Clause 10.18 (Sanctions). Clause 12.2 (Title: negative pledge). Clause 12.3 (No disposal of assets). Clause 13.2 (Maintenance of status). Clause 12.17 (Conduct of business: compliance with laws) in so far as it relates to Sanctions Laws. Clause 12.18 (Compliance with Sanctions Laws) Clause 13.3 (Negative undertakings). Clause 13.5 (Payment of dividends). Clause 13.6 (Notification of Sanctions), Clause 16.2 (Provision of additional security: prepayment) or paragraph (b) of Clause 15.9 (Compliance with laws ); or (c) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 30 days after written notice from the Agent requesting action to remedy the same; or (d) any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in respect of a sum, or sums aggregating, $5,000,000 or more in tho case of tho Borrower and $15,000,000 or more in the case of oach Guarantor and tho Counter Guarantor the Borrower or the equivalent in another currency:

(i) any Financial Indebtedness of a Relevant Person is not paid when due; or (ii) any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or (iii) a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or (iv) any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or (v) any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or (f) any of the following occurs in relation to a Relevant Person: (i) a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or (ii) any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $5,000,000 or more in tho case of tho Borrower and $15,000,000 or more in the case of oach Guarantor and the Counter Guarantor the_Borrower or the equivalent in another currency; or (iii) any administrative or other receiver is appointed over any asset of a Relevant Person; or (iv) an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or (v) any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or (vi) a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or (vii) a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or either Guarantor or Counter Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or (viii) an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or (ix) a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by numberor value) of creditors or of any class of them orany such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or (x) any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or (xi) in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or (g) the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or (h) it becomes unlawful in any Pertinent Jurisdiction or impossible: (i) for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or (ii) for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or tho Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(i) without tho prior written consent of tho Majority Londors thoro is a change of control in tho direct and ultimate ownership of tho Borrower Providod that a transfer of shares in tho Borrower as between tho Guarantors or any of their subsidiaries is permitted subject always to tho now sharoholdor entering into a Negative Pledge in substantially tho same form as ontorod into by tho Shareholders at tho dato of this Agroomont; or (j) {k)any provision which the Majority Lenders reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or (k) (t}the security constituted by a Finance Document is in any way imperilled or in jeopardy; or {m)any event or circumstance occurs which the Majority Lenders determine has, or could reasonably be expected to have a material adverse effect: (i) on the ability of the Borrower or a Guarantor or the Counter Guarantor to perform its obligations under the Finance Documents; or (ii) on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower or Guarantor A or tho Counter Guarantor. 20.2 49r2Actions following an Event of Default* On, or at any time after, the occurrence of an Event of Default which is continuing: (a) the Agent may, and if so instructed by the Majority Lenders, the Agent shall: (i) serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or (ii) serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or (iii) take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or (b) the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law. 20.3 Termination of Commitments. On tho service of a notice under Clause 19.2(a)(i A8r80n the service of a notice under paragraph (aUi) of Clause 20.2 (Actions following an Event of Default), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled. 20.4 Acceleration of Loan l9.1Accoloration of Loan. On the service of a notice under paragraph (aHii) of Clause 19.2(a)(ii20.2 (Actions following an Event of Default), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5 19.5 SMultiple notices; action without noticci Tho Agont may servo notices under Clauses 19.2(a)(i) or (ii) simultaneously or on different dotos and it and/or tho Security Trustee may tako any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time aftor tho service of both or cither of such notices. The Aeent mav serve notices under paragraphs (a)(\) or (ii) of Clause 20.2 (Actions following on Event of Default) simultaneously or on different dates and it and/or the Security Trustee mav take anv action referred to in Clause 20.2 (Actions following an Event of Default) if no such notice is served or simultaneously with or at anv time after the service of both or either of such notices. 20.6 Notification of Creditor Parties and Security Partiesi The Agont shall sond to oach Londor, tho Security Trustoo and each Security Party a copy or tho toxt of any notice which tho Agont servos on tho Borrower under Clause 19.2 49*6The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of anv notice which the Agent serves on the Borrower under Clause 20.2 (Actions following an Event of Default): but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence. 20.7 Lender's rights unimpaired* Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests of Lenders several). 20.8 4Sr8Exclusion of Creditor Party liability* No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party: (a) for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or (b) as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees. 20.9 Relevant Personst In this Clause 19 49*9ln this Clause 20 (Events of Default), a "Relevant Person" means the Borrower and any Security Party. 20.10 Interpretation lntomrotation.19.10 In In paragraph (e) of Clause 49r4re20.1 (Events of Default), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in paragraph (f) of Clause 49*4(120.1 (Events of Default) "petition" includes an application.

21 30FEES AND EXPENSES 21.1 aOrlArrangement, commitment ■ aconcv foosi Tho Borrowor shall pav:fees {a) to tho Load Arrangor an arrangomont foo in tho amount and at tho times agreed in a Foo Letter; The Borrower shall pav to the Agent (for the account of each Lender) quarterly in arrears during the period from (and including) the date of the acceptance of the term sheet to the earlier of (i) the final Drawdown Date and (ii) the last day of the Availability Period, for the account of the Lenders, a commitment fee at the rate of 0.5175 per cent, per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their CommitmentST-aftd* (e) to tho Agent (for its own account) a non^ refundable agency foo in tho amount and at tho times agreed in a Foe Letter. 21.2 20r2Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document. 21.3 20r3Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with: (a) any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made; (b) any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver; (c) the valuation of any security provided or offered under Clause 45-16 (Security Cover) or any other matter relating to such security; or (d) any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose. There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as-would be allowed under rules of court or any taxation Taxation or other procedure carried out under such rules. 20.4DoGumentary taxes. The Borrower shall promptly pay any tax payable* on or by roforence to any Finance Document, and shall, on the Agont's domand, fully indomnify each Creditor Party against any claims; expenses; liabilities and losses resulting from any failuro or delay by tho Borrowor to pay such a tax. 21.4 Certification of amounts aOiSCertification of amounts^ A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 30-21 (Fees and expenses) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22 21INDEMNITIES 22.1 Indemnities regarding borrowing and repayment of Loan* MrrlThe Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with: (a) an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity; (b) the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period; (c) any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7 (Default Interest)); (d) the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause J9j20 (Events of Default). and in rospoct of any tax (othor than tax on its overall not income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document. 22.2 Breakage costsi Without limiting its generality, Clause 21.1 24i3Without limiting its generality. Clause 22.1 (Indemnities regarding borrowing and repayment of Loan) covers anv claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender: (a) in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and (b) in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one. In the circumstances referred to in paragraph (b) of Clause HA^dll.l (Indemnities regarding borrowing and repayment of Loan) such costs shall include an amount equal to the Margin which would, but, for receipt or recovery of the relevant part of the Loan, have accrued on the relevant part of the Loan, from the date of such receipt or recovery to the end of the then current Interest Period relating thereto. 22.3 24riMiscellaneous indemnities* The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with: (a) any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b) any other Pertinent Matter, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned. Without prejudice to its generality, this Clause 24*3-22.3 (Miscellaneous indemnities) covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law. 22.4 Currency indemnity 21i4Curroncy indemnity! If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of: (a) making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or (b) obtaining an order or judgment from any court or other tribunal; or (c) enforcing any such order or judgment, the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency. In this Clause 24r422.4 (Currency indemnity), the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency. This Clause 24*4-22.4 (Currency indemnity) creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities. 22.5 Certification of amounts 21.5Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 24-22 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due. 22.6 Sums deemed due to a Lender. For tho purposes of this Clause 21 34*6For the purposes of this Clause 22 (Indemnities), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender. 22.7 Sanctions and regulatory indemnities The Borrower shall pay to the Agent on demand, and the Borrower shall indemnify each Lender against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by a Lender (otherthan in each case by reason of a Lender's gross negligence, dishonesty or wilful misconduct): (a) arising or asserted under or in connection with anv law relating to safety at sea, the ISM Code, anv Environmental Law or anv Sanctions Law: or (b) as a result of anv claim, action, civil penalty or fine against, any settlement, and anv other kind of loss or liability, and as a result of conduct of the Borrower or anv of their partners, directors, officers, employees or agents that violates any Sanctions Laws. 2j| 22NO SET-OFF OR TAX DEDUCTION 23.1 33rlNo deductions* All amounts due from the Borrower under a Finance Document shall be paid: (a) without any form of set-off, cross-claim or condition; and (b) free and clear of any tax-Iax_deduction except a tax-Tax deduction which the Borrower is required by law to make. 22r2—Grossing-up for taxes. If the Borrower is required by law to mako a fax doduction from any payment: {a) tho Borrower shall notify tho Agont as soon as it becomes aware of tho requiromont; (b) tho Borrower shall pay tho tax deducted to tho appropriate taxation authority promptly, and in any evont before any fine or penalty arises; and (e) tho amount duo in rospoct of tho payment shall bo increased by tho amount necessary to ensure that oach Creditor Party rocoivos and retains (froo from any liability relating to tho tax doduction) a net amount which, after tho tax deduction, is equal to tho full amount which it would otherwise have rocoivod. 22t3—Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority. 22A—Tax credits. If a Creditor Party receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2, it shall pay to the Borrower a sum equal to the proportion of the repayment or credit which it allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment: {a) a Creditor Party shall not bo obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions; (b) nothing in this Clause 22.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any typo of roliof, credit, allowance or doduction instead of, or in priority to, another or to make any such claim within any particular timo; (e) nothing in this Clause 22.4 shall oblige a Creditor Party to mako a payment which would loovo it in a worso position than it would have boon in if tho Borrower hod not boon required to mako a tax doduction from a payment; and (4) any allocation or determination mado by a Creditor Party undor or in connection with this Clause 22.4 shall bo conclusive and binding on tho Borrower.

24 TAX GROSS UP AND INDEMNITIES 24.1 Definitions (a) In this Agreement: "Protected Party" means a Creditor Party which is or will be subject to any liability, or required to make anv payment, for or on account of Tax in relation to a sum received or receivable (or anv sum deemed for the purposes of Tax to be received or receivable) under a Finance Document. "Tax Credit" means a credit against relief or remission for, or repayment of anv Tax. 22.5Exclusion of tax on ovorall not income. In this Clause 22 "tax deduction" moans any "Tax Deduction" means a deduction or withholding for or on account of any present or future tax oxcopt tax on a Creditor Party's ovorall not incomo.Tax from a payment under a Finance Document, other than a FATCA Deduction. "Tax Payment" means either the increase in a payment made by the Borrower to a Creditor Party under Clause 24.2 (Tax aross-up) or a payment under Clause 24.3 (Tax indemnity). (a) Unless a contrary indication appears, in this Clause 24 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination. 24.2 Tax eross-up (a) The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law. (b) The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is anv change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower. (c) If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. (d) If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and anv payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required bv law. (e) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Creditor Party entitled to the payment evidence reasonably satisfactory to that Creditor Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. 24.3 Tax indemnity (a) The Borrower shall (within three Business Days of demand bv the Agent) oav to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax bv that Protected Party in respect of a Finance Document.

(b) Paragraph (a) above shall not applv: Jjl with respect to anv Tax assessed on a Creditor Party: (A) under the law of the jurisdiction in which that Creditor Party is incorporated or. if different, the jurisdiction (or jurisdictions) in which that Creditor Party is treated as resident for tax purposes: or (B) under the law of the Jurisdiction in which that Creditor Party's Facility Office is located in respect of amounts received or receivable in that Jurisdiction. if that Tax is imposed on or calculated bv reference to the net income received or receivable (but not any sum deemed to be received or receivable) bv that Creditor Party: or (ii) to the extent a loss, liability or cost: (A) is compensated for bv an increased payment under Clause 24.2 (Tax aross-up); or (B) relates to a FATCA Deduction required to be made bv a Party. (c) A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower. (d) A Protected Party shall, on receiving a payment from the Borrower under this Clause 24.3 (Tax indemnity), notify the Agent. 24.4 Tax Credit If the Borrower makes a Tax Payment and the relevant Creditor Party determines that: (a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received: and (b) that Creditor Party has obtained and utilised that Tax Credit. the Creditor Party shall pay an amount to the Borrower which that Creditor Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made bv the Borrower. 24.5 Stamp taxes The Borrower shall pay and, within three Business Days of demand, indemnify each Creditor Party against any cost, loss or liability which that Creditor Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of anv Finance Document. 24.6 VAT (a) All amounts expressed to be payable under a Finance Document bv anv Party to a Creditor Party which (in whole or in part) constitute the consideration for anv supply for VAT purposes are deemed to be exclusive of anv VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on anv supply made bv anv Creditor Party to anv Party under a Finance Document and such Creditor Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Creditor Party (in addition to and at the same time as paving anv other consideration for such supply)

an amount equal to the amount of the VAT (and such Creditor Party must promptly provide an appropriate VAT invoice to that Party). (b) If VAT is or becomes chargeable on any suppIv made bv anv Creditor Party (the "Supplier") to any other Creditor Party (the "Recipient") under a Finance Document, and anv Party other than the Recipient (the "Relevant Party") is required bv the terms of anv Finance Document to oav an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration): HI (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pav to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevanttax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply: and (ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount eoual to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT. (c) Where a Finance Document requires anv Party to reimburse or indemnify a Creditor Party for any cost or expense, that Party shall reimburse or indemnify fas the case may be) such Creditor Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Creditor Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority. (d) Any reference in this Clause 24.6 (VAT) to anv Party shall, at anv time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented bv the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be). (e) In relation to any supply made by a Creditor Party to any Party under a Finance Document, if reasonably requested by such Creditor Party, that Party must promptly provide such Creditor Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Creditor Party's VAT reporting requirements in relation to such supply. 24.7 FATCA Information (a) Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party: HI confirm to that other Party whether it is: (A) a FATCA Exempt Party: or (B) not a FATCA Exempt Party: and

(ii) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA: and (iii) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with anv other law, regulation, or exchange of information regime. fb) If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly. (c) Paragraph (a) above shall not oblige any Creditor Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of: Jjl any law or regulation: (ii) any fiduciary dutv: or (iii) any duty of confidentiality. (d) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms- documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information. 24.8 FATCA Deduction (a) Each Party mav make any FATCA Deduction it is required to make bv FATCA. and anv payment required in connection with that FATCA Deduction, and no Party shall be required to increase anv payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. (b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify each Obligor and the Agent and the Agent shall notify the other Creditor Parties. 25 381 (.LEGALITY, ETC 25.1 Illegality 23,Illegality. This Clause 33-25 I Illegality, etc) applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become: (a) unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or (b) contrary to, or inconsistent with, any regulation and/or contrary to or declared by any Sanctions Authority to be contrary to Sanctions Laws. for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

25.2 23.2 Notification of illegality* The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause HtJ-25.1 {Illegality) which the Agent receives from the Notifying Lender. 25.3 23i3Prepayment; termination of Commitment. On tho Agont notifying tho Borrowor under Clause 23.2, tho Notifying Lender's Commitment shall terminate; and thereupon or, if later, -on the dato spocifiod in tho Notifying Lender's notice under Clause 23.1 as the date on which tho notified event would become effective tho Borrowor shall propay the Notifying Lender's Contribution in accordance with Clause 8: On the Agent notifying the Borrower under Clause 25.2 (Notification of illegality), the Notifying Lender's Commitment shall terminate: and thereupon or. if later, on the date specified in the Notifying Lender's notice under Clause 25.1 (Illegality) as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8. 25.4 Mitigation 23.4Mitigation. If circumstances arise which would result in a notification under Clause 33ri 25.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 23t325.3 (Prepayment: termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might: (a) have an adverse effect on its business, operations or financial condition; or (b) involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or (c) involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage. 2§ 24INCREASED COSTS 26.1 Increased costs. This Clause 24 24r3rThis Clause 26 (Increased Costs) applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of: (a) the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or (b) complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement7; (c) the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV. the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

 26.2 24.2 Moaning of "increased cost". In this Clause 21, "incroasod cost" moans, in relation to a Notifying Londor:26 (increased Costs): (a) "increased cost" means.: HI a reduction in the rate of return from the Loan or on a Creditor Party's (or its Affiliate's) overall capital: ^a) an additional or incroasod cost incurred as a result of, or in connection with, tho Notifying Lender having ontorod into, or boing a party to, this Agroomont or a Transfer Cortificoto, of funding or maintaining its Commitment or Contribution or performing its obligations undor this Agroomont, or of having outstanding all or any part of its Contribution or othor unpaid sums; (te) a reduction in the amount of any payment to the Notifying Lender undor this Agroomont or in tho effective return which such a payment represents to the Notifying Lender or on its capital; (ii) {e}an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including tho Notifying Lender's Contribution or (as tho case may require) tho proportion of that cost attributable to tho Contribution: or: or (iii) a reduction of any amount due and payable under any Finance Document. 4^) a liability to make o payment, or a return foregone, which is calculated by roforonco to any amounts rocoivod or rocoivablo by tho Notifying Lender undor this Agreement; but not an itom attributable to a change in the rate of tax on tho ovorall not income of the Notifying Lender (or a parent company of it) or an item covered by tho indemnity for tax in Clause 21.1 or bv Clause 22 or an itom arising diroctlv out of tho implementation or which is incurred or suffered bv a Creditor Party or anv of its Affiliates to the extent that it is attributable to that Creditor Party having entered into its Commitment or funding application of or complianco with tho "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by tho Basel Committee on Banking Supervision in Juno 2004, in tho form existing on the date of this Agroomont ("Basel II") or any othor law or regulation which implements Basel II (whether such implementation, application or complianco is by a government, regulator, Creditor Party or any of its affiliatos.oLPerforming its obligations under any Finance Document. For the purposes of this Clause 24.2 26.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate. M "Basel III" means: H! the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems". "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010. each as amended, supplemented or restated; (ii) the rules for global systemicallv important banks contained in "Global svstemicallv important banks: assessment methodology and the additional loss absorbencv requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011. as amended, supplemented or restated: and

(iii) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel IN". (cj "CRD IV" means: HI Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012: (ii) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC: and (iii) anv other law or regulation which implements Basel III. 26.3 24i3Notification to Borrower of claim for increased costs* The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 34t3:26.1 {Increased costs). 26.4 Payment of increased costs* 24*4The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost. 26.5 Notice of prepayment 21>5Notico of propaymonti If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 34t426.4 {Payment of increased costs), the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period. 26.6 Prepayment; termination of Commitment. A notice under Clause 24.5 24.6A notice under Clause 26.5 {Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and: (a) on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and (b) on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin. 26.7 Exceptions Clause 26.1 {Increased costs) does not apply to the extent any Increased Cost is: (a) attributable to a Tax Deduction required by law to be made by the Borrower: (b) attributable to a FATCA Deduction required to be made bv a Partv: (c) compensated for bv Clause 24.3 {Tax indemnity) (or would have been compensated for under Clause 24.3 {Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 24.3 (Tax indemnity) applied).

26.8 24.7 Application of prepayment. Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment. 21 3SSET-OFF 27.1 3SrlApplication of credit balances* At any time after the occurrence of an Event of Default which is continuing, each Creditor Party may without prior notice: (a) apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and (b) for that purpose: (i) break, or alter the maturity of, all or any part of a deposit of the Borrower; (ii) convert or translate all or any part of a deposit or other credit balance into Dollars; and (iii) enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate. 27.2 Existing rights unaffected* No Creditor Party shall bo obliged to exorcise any of its rights under Clause 25.1 25t2No Creditor Party shall be obliged to exercise anv of its rights under Clause 27.1 (Application of credit balances): and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document). 27.3 Sums deemed due to a Lender 25i8Sums doomed duo to a Lender. For the purposes of this Clause 2527 (Set-Off), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender. 27.4 No Security Interest. This Clause 25 3S*4This Clause 27 (Set-Off) gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower. 28 36TRANSFERS AND CHANGES IN LENDING OFFICES 28.1 26rlTransfer by Borrower* The Borrower may not transfer any of its rights, liabilities or obligations under any Finance Document. 28.2 Transfer bv a Lender 26.2Transfor by a Lender. Subject to Clause 2€r428.4 (Effective Date of Transfer Certificate). a Lender (the "Transferor Lender") may, at its own cost, with the prior written consent of the

Borrower (not to be unreasonably withheld or delayed) or without the consent of the Borrower if an Event of Default or a Potential Event of Default has occurred and is continuing, cause:

(a) its rights in respect of all or part of its Contribution; or

(b) its obligations in respect of all or part of its Commitment; or

(c) a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust; fund or the entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "**Transferee Lender**") by delivering to the Agent a completed certificate in the form set out in Schedule 4 *(Transfer Certificate)* with any modifications approved or required by the Agent (a "**Transfer Certificate**") executed by the Transferor Lender and the Transferee Lender,

Provided that a Lender may cause such transfer without needing the consent of the Borrower or any Security Party if an Event of Default has occurred and is continuing or if the Transferee Lender is:

(d) ~~(a)~~another branch of the Transferor Lender;

(e) ~~(b)~~a direct or indirect ~~subsidiary or affiliate~~ Subsidiary or Affiliate of the Transferor Lender;

(f) ~~(c)~~a company of which the Transferor Lender is a ~~subsidiary~~Subsidiary; or

(g) ~~(d)~~a company which is under the same control as the Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

28.3 ~~26.3~~Transfer Certificate, delivery and notification~~.~~

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a) sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b) on behalf of the Transferee Lender, send to the Borrower letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c) send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

28.4 ~~26.4~~Effective Date of Transfer Certificate~~.~~

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date **Provided that** it is signed by the Agent under Clause ~~26.3~~ 27.3 *(Sums deemed due to a Lender)* on or before that date.

73 ~~59163172v1~~59163172v6

28.5 No transfer without Transfer Certificate* 3€t6No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate. 28.6 Lender re-organisation; waiver of Transfer Certificate* 36»6However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender. 28.7 26*7Effect of Transfer Certificate* A Transfer Certificate takes effect in accordance with English law as follows: (a) to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender; (b) the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate; (c) the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate; (d) the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them; (e) any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed; (f) the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 (Market disruption) and Clause 2921 (Fees and expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and (g) in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount. The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

28.8 Maintonanco of rogistor of Lenders.—During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 2&A28A (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice. 28.9 Reliance on register of Lenders 26.9Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents. 28.10 26*10Authorisation of Agent to sign Transfer Certificates* The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf. 28.11 24riiRegistration fee* In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,000 from the Transferee Lender. 28.12 24*3r2Sub-participation; subrogation assignment* A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them. 28.13 Disclosure of information 26.1iDisclosure of information. A Lender may with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature. 28.14 24r44Change of lending office* A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of: (a) the date on which the Agent receives the notice; and (b) the date, if any, specified in the notice as the date on which the change will come into effect. 28.15 Notification 26.15Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

28.16 Replacement of Reference Bank 26il6Roplacomont of Roforonco Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 (Interest) then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective. 28.17 34r4r?Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending officer-4fe Ji (a) the Lender assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 3&2-28.2 (Transfer bv a Lender) or changes its lending office; and (b) as a result of circumstances existing at the date of assignment, transfer or change occurs the Borrower would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clause 34^22.1 (Indemnities regarding borrowing and repayment of Loan) in respect of any tax, Clause 22 or 2423 (No Set-Off or Tax Deduction) or 25 (llleaglitv. etc). then the Transferee Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred. 28.18 Security over Lenders' rights In addition to the other rights provided to Lenders under this Clause 28 (Trgnsfers gnd Chgnqes in Lending Offices), each Lender may without consulting with or obtaining consent from the Borrower, at anv time charge, assign or otherwise create a Security Interest in or over (whether bv wav of collateral or otherwise) all or anv of its rights under anv Finance Document to secure obligations of that Lender including, without limitation: (a) any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and (b) in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, bv that Lender as security for those obligations or securities. except that no such charge, assignment or Security Interest shall: £U release a Lender from any of its obligations under the Finance Documents_or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents: or require any payments to be made by the Borrower other than or in excess of. or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29 27VARIATIONS AND WAIVERS 29.1 Variations, waivers etc. by Majority Lenders* Subject to Clause 27.2 37rtSubiect to Clause 29.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party. 29.2 Variations, waivers etc. requiring agreement of all Lenders,—However, as regards tho following, Clause 27.1 37r3However. as regards the following. Clause 29.1 (Variations, waivers etc. bv Majority Lenders) applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender": (a) a change in the Margin or in the definition of LIBOR; (b) a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement; (c) a change to any Lender's Commitment; (d) an extension of Availability Period; (e) a change to the definition of "Majority Lenders" or "Finance Documents"; (f) a change to the preamble or to Clause 2i-3^4 {Facility). 3 (Position of the Lenders). 4 (Drawdown). 5.1.17.18 or 30 (Payment of normal interest). 18 (Application of Receipts). 19 (Application of Earnings) or 35 (Law and Jurisdiction): (g) a change to this Clause 22*29 (Variations and Waivers): (h) any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and (i) any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required. 29.3 Exclusion of other or implied variations 27i3Exclusion of other or implied variations! Except for a document which satisfies the requirements of Clauses 27.1 and 27.229.1 {Variations, waivers etc. bv Majority Lenders) and 29.2 (Variations, waivers etc. reguirinq gqreement of oil Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising: (a) a provision of this Agreement or another Finance Document; or (b) an Event of Default; or

(c) a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or (d) any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time. 29.4 Replacement of Screen Rate If the Screen Rate is not available for dollars, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to dollars, in place of that Screen Rate (or which relates to aligning anv provision of a Finance Document to the use of that benchmark rate) may be made with the consent of the Maioritv Lenders and the Borrower. 30 BAIL-iN Notwithstanding any other term of anv Finance Document or anv other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of anv party to a Finance Document under or in connection with the Finance Documents mav be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound bv the effect of: (a) any Bail-In Action in relation to any such liability, including (without limitation): |j] a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or part of. anv such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and (iii) a cancellation of anv such liability: and (b) a variation of any term of anv Finance Document to the extent necessary to give effect to anv Bail-In Action in relation to anv such liability. 31 38NOTICES 31.1 28.1 Communications in writing* Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter. 31.2 Addresses 28i2Addressesi The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with the Finance Documents is: (a) in the case of the Borrower, that identified with its name below; (b) in the case of each Lender or any Security Party, that notified in writing to the Agent on or prior to the date on which it becomes a party to this Agreement; (c) in the case of the Agentr or the Security Trustee or tho Load Arranger that identified with its name below, or any substitute address or fax number or department or officer as the party to this Agreement may notify to the Agent (or the Agent may notify to the parties to this Agreement, if a change is made by the Agent) by not less than five Business Days' notice: to the Borrower: c/o Euronav NVDe Gerlachekaai 20 2000 Antwerp Fax No: +32 3 247 4409 to the Lender: At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate to the Agent Merchant & Private Banking g Aldormanbury Square London E€3V- 744R Fef L-eafi Administration Matters Attention: Simon Cornick/Karon Jeffries Fax No: -Ml 3206 8101/1A<\ 3296 8810 4 Fortis Bank S.A./N.V., UK Branch F©f N©h L-eati Administration Matters Attention: Syndicated Loans Agency Fax No:-Ml (0)20 3296 8156 to tho JLSecurity TrusteeFortis Bank S.A./N.V., UK Branch: BNP Paribas-TGMO 16 rue de Hanovre 75002 Paris Cedex 2 Code ACI: CAT04B1 Attention: TGMO Emaiktgmo.shippingObnpparibas.com Fax No: +33 1 42 98 43 55 or Load Arranger: Merchant & Private Banking g Aldormanbury Square London E€2V 744R Attention: Syndicated Loans Agency Fax No: Ml 3296 8156 or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties. 31.3 28.3Delivery. (a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective: (i) if by way of fax, when received in legible form; or (ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 2&3r2UL[Addresses), if addressed to that department or officer. (b) Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose). (c) All notices from or to the Borrower or a Security Party shall be sent through the Agent. (d) Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each Security Party. 31.4 28r4Notification of address and fax number* Promptly upon rocoipt of notification of an address or fax number or change of address or fax numbor pursuant to Clause 28.2 (Addresses) or changing its own address or fax number, tho Agont shall notify tho othor parties to this Agreement. Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement. 31.5 28rJ»Electronic communication. (a) Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender: (i) agree that, unless and until notified to the contrary, this is to be an accepted form of communication; (ii) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and (iii) notify each other of any change to their address or any other such information supplied by them. (b) Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose. 31.6 28.6 English language. (a) Any notice given under or in connection with any Finance Document must be in English. (b) All other documents provided under or in connection with any Finance Document must be: (i) in English; or (ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.1 Confidentiality Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted bv Clause 32.2 (Disclosure of Confidential Information) and Clause 32.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. 32.2 Disclosure of Confidential Information Any Creditor Party may disclose: fa) to any of its Affiliates and Related Funds and any of its or their officers, directors, employees-professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if anv person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information: (b) to anv person: Hi to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds for which may potentially succeed) it as Agent or Security Trustee and, in each case, to anv of that person's Affiliates, Related Funds. Representatives and professional advisers; (ii) with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or risk participation in relation to. or anv other transaction under which payments are to be made or may be made bv reference to. one or more Finance Documents and/or the Borrower and to anv of that person's Affiliates, Related Funds. Representatives and professional advisers: (iii) appointed by any Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf; (iv) who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above; (v) to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation: (vi) to whom information is required to be disclosed in connection with, and for the purposes of. anv litigation, arbitrations, administrative or other investigations. proceedings or disputes: (vii) to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.18 (Security over Lenders' rights):

(viii) who is a Party, a member of the Group or any related entity of the Borrower: (ix) as a result of the registration of any Finance Document as contemplated bv anv Finance Document or anv legal opinion obtained in connection with anv Finance Document: or (x) with the consent of the Borrower: in each case, such Confidential Information as that Creditor Party shall consider appropriate It (A) in relation to sub-paragraphs (i). (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; (B) in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information: (C) in relation to sub-paragraphs (v). (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information mav be price-sensitive information except that there shall be no requirement to so inform if. in the opinion of that Creditor Party, it is not practicable so to do in the circumstances: (c) to anv person appointed bv that Creditor Party or bv a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Creditor Party; (d) to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower. 32.3 Disclosure to numbering service providers (a) Anv Creditor Party may disclose to any national or international numbering service provider appointed bvthat Creditor Party to provide identification numbering services in respect of this Agreement, the Loan and/or the Borrower the following information: HI name of the Borrower: (ii) country of domicile of the Borrower; (iii) place of incorporation of the Borrower:

(v) Clause 35 (Law and Jurisdiction): (vi) the name of the Agent: (vii) date of each amendment and restatement of this Agreement: (viii) amount of Total Commitments: (ix) currency of the Loan; (x) type of Loan; (xi) ranking of Loan; (xii) Maturity Date for Loan: (xiii) changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xii) above: and (xiv) such other information agreed between such Creditor Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services. (b) The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or the Borrower by a numbering service provider and the information associated with each such number mav be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider. (c) The Borrower represents that none of the information set out in sub-paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be. unpublished price-sensitive information. 32.4 Entire agreement This Clause 32 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information. 32.5 Inside information Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose. 32.6 Notification of disclosure Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrower: (a) of the circumstances of anv disclosure of Confidential Information made pursuant to subparagraph (v) of paragraph (b) of Clause 32.2 (Disclosure of Confidential Information) except where such disclosure is made to anv of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function: and

(b) upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32 (Confidential Information). 32.7 Continuing obligations The obligations in this Clause 32 (Confidential Information) are continuing and, in particular-shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of: (a) the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available: and (b) the date on which such Creditor Party otherwise ceases to be a Creditor Party. 12 CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS 33.1 Confidentiality and disclosure (a) The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (i). (j) and (k) below. (b) The Agent may disclose: ill any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 5.4 (Notification of Interest Periods and rates of normal interest): and (ii) anv Funding Rate or anv Reference Bank Quotation to anv person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be. (c) The Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose anv Funding Rate, to: HI anv of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it: (ii) anv person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to anv applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it mav be price sensitive information except that there shall be no requirement to so inform if. in the opinion of the Facility Agent or the relevant Obligor, as the case mav be. it is not practicable to do so in the circumstances:

(iii) any person to whom information is required to be disclosed in connection with, and for the purposes of. any litigation, arbitration, administrative or other investigations. proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it mav be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances: and (iv) any person with the consent of the relevant Lender or Reference Bank, as the case may be. (d) The Agent's obligations in this Clause 33 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 5.4 (Notification of Interest Periods and rates of normal interest) provided that (other than pursuant to sub-paragraph (i) of paragraph (i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification. 33.2 Related obligations (a) The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose. (b) The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case mav be: JjI of the circumstances of anv disclosure made pursuant to sub-paragraph (ii) of paragraph (j) of Clause 33.1 (Confidentiality and disclosure) except where such disclosure is made to anv of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function: and (ii) upon becoming aware that anv information has been disclosed in breach of this Clause 33 (Confidentiality of Funding Rates and Reference Bank Quotations). 33.3 No Event of Default No Event of Default will occur under paragraph (c) of Clause 20.1 (Events of Default) by reason only of the Borrower's failure to comply with this Clause 33 (Confidentiality of Funding Rotes and Reference Bank Quotations). M ^SUPPLEMENTAL 34.1 29.1Rights cumulative, non-exclusive* The rights and remedies which the Finance Documents give to each Creditor Party are: (a) cumulative; (b) may be exercised as often as appears expedient; and (c) shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

34.2 23*2Severability of provisions* If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document. 34.3 Counterparts* 24rr3A Finance Document may be executed in any number of counterparts. 34.4 29r4Third Party rights* A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. 35 30LAW AND JURISDICTION 35.1 SOriEnglish law* This Agreement shall be governed by, and construed in accordance with, English law. 35.2 Exclusive English jurisdiction! Subject to Clause 30.3 aOrgSubject to Clause 35.3 (Choice of forum for the exclusive benefit of the Creditor Parties}. the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. 35.3 Choice of forum for the exclusive benefit of the Creditor Parties* Clause 30.2 3Q*3Clause 35.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right: (a) to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and (b) to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England. 35.4 Process agent 30.4Process agent. The Borrower irrevocably appoints Unisoa Maritime Ltd Euronav (UK) Agencies Limited at its registered office for the time being, presently at 14 Headfort PlaceSS King's Road, London SW1 7DM, SW3 4PA. England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement. 35.5 Creditor Party rights unaffected* Nothing in this Clause 30 30*&Nothing in this Clause 35 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction. 35.6 Meaning of "proceedings"* In this Clause 30 30*61 n this Clause 35 (Law and Jurisdiction), "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1 SCHEDULE 1 LENDERS AND COMMITMENTS Lender Lending Office Commitment (US Dollars) FORTIS BANK S.A./N.V., UK S Aldormanburv33.750.000 S 28.150.000 BRAN€HBNP Paribas ' SquaroLondon EC2V7HR16* rue de Hanovre. 75078 Paris Cedex 02. France Fax no.: +33 (0)1 42 98 43 55 Department/Officer: Transportation Group Middle Office - Shipping & offshore Shipping Finance. ACI: CAT04B1 DEUTSCHE SCHIFFSBANK Domshof47- 33,750,000 AKTIENGESELLSCHAFT 28105 Bnmon Germany

SCHEDULE 2 SCHEDULE 2 DRAWDOWN NOTICE Tes Fortis Bank SA/N.V., UK Branch Iqi BNP PARIBAS acting through its office at 5 Aldormanburv SauaroLondon EC2V 7HR16, rue de Hanovre 75078 Paris Cedex02 France Attention: [Loans Administration] [•]2008 DRAWDOWN NOTICE 1 We refer to the loan agreement (the "Loan Agreement") dated ff-29 August 2008 las amended and restated on f 1 March 2017) and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Load Arranger, Agent and as Security Trustee in connection with a facility of up to US$67,500,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice. 2 We request to borrow as follows: (a) Amount: US$[»]; (b) Advance as specified in Clause 2.1 {Amount of facility) [first, second, third, etcj; (c) Drawdown Date: [•]; (d) Duration of the first Interest Period shall be [•] months; and (e) Payment instructions: account of [•] and numbered [•] with [•] of [•]. 3 We represent and warrant that: (a) the representations and warranties in Clause clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and (b) no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan. 4 This notice cannot be revoked without the prior consent of the Majority Lenders. 5 We authorise you to deduct the arrangement fee referred to in Clause 20-21 {Fees and expenses) from the amount of the Advance. [Name of Signatory]

Director for and on behalf of EURONAV NV

LARVOTTO SHIPHOLDING LIMITED SCHEDULE 3 SCHEDULE 3CONDITION PRECEDENT DOCUMENTS PART A PART A The following are the documents referred to in paragraph (a) of Clause 9.1la {Documents, fees and no default) before the service of the first Drawdown Notice. 1 A duly executed original of this Agreement, the Supplemental Letter, the Agency and Trust Agreement, the Negative Pledge, each Guarantee, the Counter Guarantee and the Account Security Deed. 2 Copies of the certificate of incorporation and constitutional documents of the Borrower, each Guarantor, the Counter Guarantor and each Shareholder (and in relation to the Borrower a copy of the shareholders agreement or joint venture agreement entered into by its shareholders). 3 Copies of resolutions of directors of the Borrower, each Guarantor (except for Guarantor B), the Counter Guarantor and each Shareholder and copies of resolutions of the shareholders of the Borrower and the Counter Guarantor authorising the execution of each of the Finance Documents to which the Borrower, that Guarantor, the Counter Guarantor or that Shareholder is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices underthis Agreement and ratifying the execution of the Shipbuilding Contract and the Supervision Agreement. 4 The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower, a Guarantor, the Counter Guarantor or the Shareholder. 5 Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or the Shipbuilding Contract or the Supervision Agreement. 6 The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account. 7 Documentary evidence that the agent for service of process named in Clause 36-31 (Notices) has accepted its appointment. 8 Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Hong Kong, Belgium, Panama, Bermuda and such other relevant jurisdictions as the Lender may require.

PART B

PART B The following are the documents referred to in paragraph (b) of Clause 9.1(fe (Documents, fees and no default) required before the drawdown of an Advance (other than the final Advance): 1 Evidence that the relevant pre-delivery instalment of the Contract Price payable under the Shipbuilding Contract has fallen due for payment and that such part of such instalment not being met out of the proceeds of an Advance has been paid or shall be paid by the Borrower simultaneously with the making of such Advance. 2 A duly executed original of the Predelivery Security Assignment (and of each document required to be delivered thereunder). 3 A certified copy of the Shipbuilding Contract and Supervision Agreement and a certified copy of the Refund Guarantee. 4 Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution by the Builder of the Shipbuilding Contract, by the Supervisor of the Supervision Agreement and by the Refund Guarantor of the Refund Guarantee. 5 Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Korea and such other relevant jurisdictions as the Lender may require.

PART C

PART C The following are the documents referred to in paragraph (c) of Clause 9.1{€ [Documents, fees and no default) required before the Drawdown of the final Advance. 1 A duly executed original of the Mortgage, of the Charter Assignment (if any) and of the General Assignment (and of each document to be delivered by each of them). 2 Documentary evidence that: (a) the Ship has been unconditionally delivered by the Builder to, and accepted by, the Borrower under the Shipbuilding Contract, and the full purchase price payable under the Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid; (b) the Ship is definitively and permanently registered in the name of the Borrower under the relevant Approved Flag at its relevant port of registry; (c) the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents; (d) the Ship maintains the class (namely A1(E), "Oil Carrier ESP", AMS, ACCU, SPM, VEC(-L), CSR, Safeship-CM, RES, ES, TEM, Green Passport, POT, UWILD (sea chest blanking devices shall not be provided), CPS with American Bureau of Shipping free of all recommendations and conditions of such Classification Society; (e) the Mortgage has been duly recorded against the Ship as a valid first preferred/priority ship mortgage in accordance with the laws of the relevant Approved Flag; (f) the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and (g) such part of the acquisition cost of the Ship which has not been funded out of the proceeds of the Loan and which has been borrowed by the Borrower is subordinated to the obligations of the Borrower to the Lender under this Agreement in terms satisfactory to the Lender in its absolute discretion; 3 Documents establishing that the Ship will, as from the final Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lender, together with: (a) a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms agreed between the Lender and the Approved Manager agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Lender under the Finance Documents; and (b) copies of the Approved Manager's Document of Compliance and of the Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires) and ISSC. 4 A favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require. 5 Favourable legal opinions opinion from lawyers appointed by the Lender on such matters concerning the laws of Greece (or such other jurisdiction as may be appropriate if the Ship is not registered on Greek flag) and such other relevant jurisdictions jurisdiction as the Lender may require.

SCHEDULE 4 SCHEDULE TRANSFER CERTIFICATE The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively. To: Fortis Bank S.A./NiV.i UK Branch BNP Paribas as Agent. From: [The Existing-Transferor Lender] (the "Transferor") and [The New-Transferee Lender] (the "Transferee") Dated: [•] 2008 US$67,500,000 Loan Agreement to Larvotto Shioholding Limiteddated fi-Euronav NV dated 29 August 2008 (as amended and restated on CI March 2017) (the "Agreement") 1 We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate. 2 We refer to Clause 36-28 (Transfers and Changes in Lending Offices) of the Agreement*: (a) The Transferor Existing Lender and the Transferee New Lender agree to the Transferor Existing Lender transferring to the Transferee New Lender by novation all or part of the Transferor's Commitment. Existing Lender's rights and obligations referred to under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participation in the Loan under the Agreement as specified in the Schedule in accordance with Clause 3628 {Trgnsfers and Changes in Lending Offices) of the Agreement. (b) The proposed Transfer Date is [•]. (c) tho lending office The Facility Office and address, fax number and attention details for notices of the Transferee New Lender for the purposes of Clause 38*2— 31.2 (Addresses) of the Agreement are set out in the Schedule. 3 The Transferee New Lender expressly acknowledges the limitations on the Transferor's Existing Lender's obligations set out in Clause 26.paragraph 28 (Transfers and Changes in Lending Offices) of the Agreement. 4 [The Transferee confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or {b) a partnership each number of which is: (i) a oompany so resident in the United Kingdom; or f«) a Company not so resident in the United Kingdom which carrios on a trade in tho United Kingdom through a permanent establishment and which brings into account in oomputing its chargeable profits (for tho purposes of section 11(2) of tho [Taxes Act] tho whole of any sharo of interest payable in respect of that advance that falls to it by reason of sections 1H and 115 of the [Taxos Act]; or

(e) a company not so rosidont in the United Kingdom whioh carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in oomputing the chargeable profits (for the purposes of Seotion 11(2) of the [Taxes Act] of that company.] 4 [4/5]This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate. 5 [5/6]This Transfer Certificate fe-and any non-contractual obligations arising out of or in connection with it are governed by English law. fi This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate-Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so. to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE Commitment/rights and obligations to be transferred [insert relevant details] [Facility Office address, fax number and attention details | for notices and account details for payments}*] I ^Transferor Lender] [Transferee Lender] I ^Bv: fl Bv: f 1 This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•]. [Agent] I by:

SCHEDULE 5 MANDATORY COST i Tho Mandatory Cost is an addition to tho intorost rate to oomponsato Lenders for the cost of oomplianoo with (a) tho requirements of tho Bank of England and/or tho Finanoial Services Authority (or, in either oaso, any othor authority which replaces all or any of its Amotions) or (b) the requirements of the European Central Bank. 2 On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of oach Lender in the Loan) and will be expressed as a percentage rate per annum. 3 The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notioo to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that lending office) of oomplying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office. 4 The Additional Cost Rate for any Lender londing from a lending offioo in the United Kingdom will be oaloulatod by tho Agont as follows: (a) in relation to a sterling Loam percent, per annum {b) in relation to a Loan in any ou. , Where: A is the percentage of Eligible Liabilities (assuming those to bo in oxcoss of any stated minimum) which that Lender is from timo to time required to maintain as an intorost froo cash ratio deposit with tho Bank of England to comply with cash ratio requirements. 6 is tho percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, tho additional rate of intorost specified in paragraph (a) of Clause 7.2 (Default rate of interest)) payable for tho relevant Intorost Period on tho Loan. € is the percentage (if any) of Eligible Liabilities which that Lender is required from time to timo to maintain as intorost bearing Special Deposits with tho Bank of England. © is tho porcontogo rate per annum payable by tho Bank of England to tho Agont on intorost bearing Special Deposits. ■E is designed to compensate Lenders for amounts payable undor tho Foes Ruios and is calculated by tho Agont as being tho average of tho most recent rates of charge supplied by tho Reference Banks to tho Agont pursuant to paragraph 7 bolow and expressed in pounds per £1,000,000. 5 For the purposes of this Schedule:

(a) **"Eligible Liabilities"** and **"Special Deposits"** have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) **"Fees Rules"** means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) **"Fee Tariffs"** means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) **"Tariff Base"** has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(e) **"Unpaid Sum"** means any sum due and payable but unpaid by the Borrower or a Security Party under the Finance Documents.

6 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7 If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8 Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its lending office; and

(b) any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11 The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the

100

59163172v159163172v6

information provided by each Lender and oach Reference Bank pursuant to paragraphs 3, 7 and 8 above; 42 Any determination by tho Agont pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absenoe of manifest error, be conclusive and binding on all parties to the Loan Agreement. 43 The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties to the Loan Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Loan Agreement. By: SCHEDULE 5

FORM OF CERTIFICATE OF COMPLIANCE

To: BNP Paribas
acting through its office at
16, rue de Hanovre
75078 Paris Cedex 02
France

From: Euronav NV

[Date]

OFFICER'S CERTIFICATE

This Certificate is rendered pursuant to clause 12.6 (c) (*Provision of financial statements*) of the loan agreement dated [●] 2017 (the "**Loan Agreement**") and entered into between (i) Euronav NV as Borrower, (ii) the banks and financial institutions listed in Schedule 1 therein as Lenders and (iii) BNP Paribas as Agent and Security Trustee, relating to a facility of originally up to US$67,500,000. Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

I, the Chief Financial Officer of the Borrower, hereby certify that:

1 Attached to this Certificate [are][is] the latest [audited consolidated accounts of the Group and audited individual accounts of the Borrower for the financial year ending on [●]] (the "**Accounts**").

2 Set out below are the respective amounts, in US Dollars, of the Cash, Consolidated Current Assets, Consolidated Current Liabilities, Free Liquid Assets, Stockholders' Equity, Total Assets and Total Indebtedness of the Group as at [●]:

	US Dollars
Cash	**[●]**
Consolidated Current Assets	**[●]**
Consolidated Current Liabilities	**[●]**
Free Liquid Assets	**[●]**
Stockholders' Equity	**[●]**
Total Assets	**[●]**
Total Indebtedness	**[●]**

3 Accordingly, as at the date of this Certificate the financial covenants set out in clause 11.1 (*Financial Covenants*) of the Loan Agreement [are] [are not] complied with, in that as at [●]:

(a) Consolidated Working Capital is US$[●];

(b) Free Liquid Assets are US$[●];

(c) Cash is US$[●]; and

(d) the ratio of Stockholders' Equity to Total Assets is [●] per cent.;

102

~~59163172v1~~59163172v6

[or. as the case may be. specify in what respect any of the financial covenants are not complied with.] 4 As at f 1 no Event of Default has occurred and is continuing. [or, specify/identify any Event of Default] I The Borrower is in compliance with clause 16.1 of the Loan Agreement. [If not, specify this and what is proposed as regards Clause 16.2] The market value of the Ship is as follows as at [date]: Name of Ship Name of first shipbroker Name of second shipbroker Average market value providing valuation providing valuation [•] [•! [•] IfJ Chief Financial Officer EURONAV NV Note: Supporting Schedules to be attached.

EXECUTION PAGES BORROWER SIGNED by ) | > for and on behalf of ) | LARVOTTO SHIPHOLDING LIMITED ) I EURONAV NV ) in the presence of: ) LENDERS | SIGNED by }) for and on behalf of ) FORTIS BANK S.A./N.V., UK BRANCH ) BNP PARIBAS ) in the presence of: ) I AGENT | SIGNED by }) for and on behalf of ) | DEUTSCHE SCHIFFSBANK } I BNP PARIBAS ) I AKTIENGESELLSCHAFT } in the presence of: ) I SECURITY TRUSTEE I AGENT I SIGNED by }) for and on behalf of ) I FORTIS BANK S.A./N.V., UK BRANCH } I BNP PARIBAS ) in the presence of: ) SECURITY TRUSTEE SIGNED by ) , ) for and on behalf of } FORTIS BANK S.A./N.V., UK BRANCH }

in tho presence of: LEAD ARRANGER SIGNED by for and on behalf of FORTIS BANK S.A./N.V., UK BRANCH in-tho presence of:

Appendix

Part B

Form of clean copy Amended and Restated Loan Agreement

13

Dated 29 August 2008

(as amended by a supplemental letter dated 28 November 2011, as further amended by a supplemental letter dated 1 June 2016 and as amended and restated on 31 March 2017)

EURONAV NV

as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1

as Lenders

and

BNP PARIBAS

as Agent
and as Security Trustee

LOAN AGREEMENT

relating to
a US$67,500,000 facility to finance m.t. "MARIA"

Index

Clause		Page

1	Interpretation	1
2	Facility	17
3	Position of the Lenders	18
4	Drawdown	18
5	Interest	20
6	Interest Periods	22
7	Default Interest	23
8	Repayment and Prepayment	24
9	Conditions Precedent	26
10	Representations and Warranties	27
11	Financial Covenants	29
12	General Undertakings	31
13	Corporate Undertakings	35
14	Insurance	36
15	Ship Covenants	40
16	Security Cover	44
17	Payments and Calculations	45
18	Application of Receipts	47
19	Application of Earnings	48
20	Events of Default	49
21	Fees and expenses	53
22	Indemnities	54
23	No Set-Off or Tax Deduction	56
24	Tax Gross Up and Indemnities	56
25	Illegality, etc	60
26	Increased Costs	61
27	Set-Off	63
28	Transfers and Changes in Lending Offices	63
29	Variations and Waivers	68
30	Bail-In	69
31	Notices	69
32	Confidential Information	71
33	Confidentiality of Funding Rates and Reference Bank Quotations	75
34	Supplemental	76
35	Law and Jurisdiction	77

Schedules

Schedule 1 Lenders and Commitments	78
Schedule 2 Drawdown Notice	79
Schedule 3 Condition Precedent Documents	80
Part A	80
Part B	81
Part C	82
Schedule 4 Transfer Certificate	83
Schedule 5 Form of Certificate of Compliance	85

Execution

Execution Pages	87

THIS AGREEMENT is made on 29 August 2008 (as amended and restated on 31 March 2017)

PARTIES

(1)	EURONAV NV a company incorporated in Belgium whose registered office is at De Gerlachekaai 20, B-2000 Antwerp 1, Belgium (the "Borrower")

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as (the "Lenders")

(3)	BNP PARIBAS, as (the "Agent")

(4)	BNP PARIBAS, as (the "Security Trustee")

BACKGROUND

The Lenders agreed to make available to the Original Borrower a facility of the lesser of (i) $67,500,000 and (ii) 75 per cent. of the Contract Price for the purpose of part financing the purchase price of the Ship constructed by the Builder. The Borrower has purchased the Ship from the Original Borrower as the borrower under this Agreement.

OPERATIVE PROVISIONS

1	Interpretation

1.1	Definitions

Subject to Clause 1.4 (General Interpretation), in this Agreement:

"Accounts Security Deed" means a deed creating security over the Earnings Account in the Agreed Form.

"Advance" means the principal amount of each borrowing by the Borrower under this Agreement.

"Affiliate" means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties.

"Agent" means BNP Paribas, acting in such capacity through its office at 16 rue de Hanovre, 75078 Paris, France, or any successor of it appointed under clause 5 of the Agency and Trust Agreement.

"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting with the instructions of all the Lenders) and mutually agreed with the Borrower or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document.

"Anti-Corruption Laws" means the England and Wales Bribery Act 2010, the United States Foreign Corrupt Practices Act 1977 or other applicable anti-corruption legislation in any other jurisdictions.

"Approved Flag" means Greek flag or such other flag as the Agent (acting with the authorisation of all the Lenders) may approve as the flag on which the Ship shall be registered at delivery.

"Approved Manager" means Euronav Ship Management (Hellas) Ltd. or any of its subsidiaries or any other company incorporated by the Borrower with the prior written consent of the Agent (acting with the authorisations of the Majority Lenders) not to be unreasonably withheld or delayed.

"Availability Period" means the period commencing on the date of this Agreement and ending on:

(a)	the Final Availability Date; or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

"Break Costs" means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Builder" means Samsung Heavy Industries Co., Ltd., a company incorporated in the Republic of Korea whose registered office is at 647-9, Yeoksam-Dong, Kangnam-Gu, Seoul, Korea 135-080.

"Business Day" means a day on which banks are open in London, Antwerp and Paris and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City.

"Change of Control" means, if 2 or more persons acting in concert or any individual person in each case other than the Permitted Holders:

(a)	acquires legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent. of the issued share capital or voting rights of the Borrower; or

(b)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower.

"Charter" means any time or consecutive voyage charter in respect of the Ship which exceeds, or which by virtue of any optional extensions may exceed, 36 months in duration.

"Charter Assignment" means an assignment of any Charter and any supporting guarantee for a Charter (if any) in the Agreed Form.

2

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

"Confidential Information" means all information relating to the Borrower, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 32 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Agent.

"Contract Price" means the contract price paid by the Original Borrower to the Builder under the Shipbuilding Contract which, as of 29 August 2008 was $90,750,000.

"Contractual Currency" has the meaning given in Clause 22.4 (Currency indemnity).

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender.

"Creditor Party" means the Agent, the Security Trustee or any Lender, whether as at the date of this Agreement or at any later time.

"Dollars" and "$" means the lawful currency for the time being of the United States of America.

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"Drawdown Date" means, in relation to each Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made.

"Drawdown Notice" means a notice in the form set out in Schedule 2 (Drawdown Notice) (or in any other form which the Agent approves or reasonably requires).

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of any loss; and

(b)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"Earnings Account" means an account in the name of the Borrower with BNP Paribas Fortis SA/NV in Belgium designated "Euronav - Earnings Account", or any other account which is designated by the Agent as the Earnings Account for the purposes of this Agreement.

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

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(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or reasonably likely to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or reasonably likely to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" means any of the events or circumstances described in Clause 20.1 (Events of Default).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

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or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters between the Agent and the Borrower setting out any of the fees referred to in Clause 21 (Fees and expenses).

"Final Availability Date" means 12 January 2012;

"Finance Documents" means:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the General Assignment;

(d)	the Charter Assignment (if any);

(e)	the Mortgage;

(f)	the Accounts Security Deed;

(g)	any Fee Letter;

(h)	any Transfer Certificate;

(i)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement and/or any of the other documents referred to in this definition; and

(j)	any other document designated as such by the Agent and the Borrower.

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

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(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person.

"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to sub-paragraph (ii) of paragraph (a) of Clause 5.12 (Cost of funds).

"General Assignment" means a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form.

"Group" means the Borrower and its Subsidiaries for the time being.

"Holding Company" means in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements.

"Increased Amount" has the meaning given to that term in Clause 2.5 (Increase of Loan).

"Insurances" means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium.

"Interest Period" means a period determined in accordance with Clause 6 (Interest Periods).

"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,

each as of the Specified Time for dollars.

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).

"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.

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"Lender" means a bank or financial institution listed in Schedule 1 (Lenders and Commitments) and acting through its branch indicated in Schedule 1 (Lenders and Commitments) (or through another branch notified to the Borrower under Clause 28.14 (Change of lending office) or its transferee, successor or assign, which in each case has not ceased to be a party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 5.5 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under this Agreement or the principal amount for the time being outstanding under this Agreement.

"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible exceeds $5,000,000 or the equivalent in any other currency.

"Majority Lenders" means:

(a)	before any Advance has been made, Lender or Lenders whose Commitments total more than 66.66 per cent. of the Total Commitments; and

(b)	at any other time, Lender or Lenders whose Contributions in the Loan outstanding total more than 66.66 per cent. of all the Loan then outstanding.

"Margin" means 1.5 per cent. per annum.

"Maturity Date" means 4 January 2020.

"Mortgage" means the first preferred Greek ship mortgage or the first priority statutory ship mortgage or first preferred ship mortgage and, if applicable, collateral deed of covenant in the form appropriate for the flag of the Ship in the event that the Approved Flag is not Greek flag in the Agreed Form.

"Notifying Lender" has the meaning given in Clause 25.1 (Illegality) or Clause 26.1 (Increased costs) as the context requires.

"Original Borrower" means Larvotto Shipholding Limited, a company incorporated in Hong Kong whose registered office is at Room 2503-05, 25th Floor, Harcourt House, No.39 Gloucester Road, Wanchai, Hong Kong.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Payment Currency" has the meaning given in Clause 22.4 (Currency indemnity).

"Permitted Holders" means each of Saverco and Victrix (and (in each case) any parallel vehicle thereof and their respective alternative investment vehicles) and their affiliates.

"Permitted Security Interests" means:

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(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)	liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship or in the ordinary course of business of the Borrower, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to paragraph (f) of Clause 15.13 (Restrictions on chartering, appointment of managers );

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.

"Pertinent Document" means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 14 (Insurance) or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c).

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

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(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above.

"Pertinent Matter" means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means, subject to Clause 28.16 (Replacement of Reference Bank), the London branches of each of the Lenders or such other banks as may be appointed by the Agent in consultation with the Borrower.

"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Interbank Market" means the London Interbank Market.

"Relevant Lender" has the meaning given in Clause 5.7 (Market disruption).

"Relevant Person" means:

(a)	the Borrower;

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(b)	each subsidiary of the Borrower; and

(c)	all respective directors, officers, employees, agents and representatives of each of the persons mentioned in paragraphs (a) to (b) above.

"Repayment Date" means a date on which a repayment is required to be made under Clause 8 (Repayment and Prepayment).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Party" means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws which attach legal effect to being domiciled, registered as located or having its main place of business in such country; or

(c)	that is directly or indirectly owned or controlled by a person referred to in paragraph (a) and/or (b) above; or

(d)	with which any member of the Group is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws;

"Sanctions Authority" means the United Nations, the United Kingdom, the European Union, the member states of the European Union, the United States of America, and any authority acting on behalf of any of them in connection with Sanctions Laws.

"Sanctions Laws" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

"Sanctions List" means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority as amended, revised, supplemented or substituted from time to time.

"Saverco" means Saverco NV, a company incorporated in Belgium whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Belgium.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

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"Secured Liabilities" means all monies from time to time due or owing, and all obligations and other actual or contingent liabilities incurred by the Borrower, the Security Parties or any of them to any Creditor Party, at the date of this Agreement or at any later time or times, in whatever currency, whether due, owing or incurred alone or jointly with others or as principal, surety or otherwise under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Security Party" means any person (except the Borrower or a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the definition of "Finance Documents".

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 21 (Fees and expenses), 22 (Indemnities) or 23 (No Set-Off or Tax Deduction) or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

"Security Trustee" means BNP Paribas, acting in such capacity through its office at 16 rue de Hanovre, 75078 Paris, France, or any successor of it appointed under clause 5 of the Agency and Trust Agreement.

"Servicing Bank" means the Agent or the Security Trustee.

"Ship" means the Suezmax tanker with hull no. 1860 of 157,523 dwt named m.t. "MARIA" registered in the name of the Borrower under an Approved Flag.

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"Shipbuilding Contract" means the Shipbuilding Contract dated 18 April 2008 made between the Builder and the Original Borrower for the construction by the Builder of the Ship and its purchase by the Borrower as supplemented and amended from time to time

"Specified Time" means a day or time determined as follows:

LIBOR is fixed	Quotation Day as of 11:00 am London time

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 5.6 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

"Subsidiary" means any company or entity directly or indirectly controlled by that person (for which purpose, control means either the ownership of more than 50 per cent of the voting share capital (or equivalent right of ownership) of that company or entity, or the power to direct its policies and management, whether by contract or otherwise; and for the purposes of this Agreement, a company is to be treated as a subsidiary even if the relevant shares are registered in the name of (a) a nominee, or (b) any party holding security over those shares, or that secured party's nominee).

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Commitments" means the aggregate of the Commitments of all the Lenders being the lesser of (i) $67,500,000 and (ii) 75 per cent. of the Contract Price at 29 August 2008 plus any increase to the Commitments made pursuant to Clause 2.5 (Increase of Loan).

"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 3 months redelivered to the Borrower's full control; and

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 3 months redelivered to the Borrower's full control.

"Total Loss Date" means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

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(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

"Transfer Certificate" has the meaning given in Clause 28.2 (Transfer by a Lender).

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Victrix" means Victrix NV, a company incorporated in Belgium whose registered office is at Le Grellelei 20, 2600 Berchem, Belgium.

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule ; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction of certain terms

In this Agreement (unless a contrary indication appears):

"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator.

the "Agent", the "Borrower", any "Creditor Party", any "Lender", any "Party", any "Secured Party", the "Security Trustee" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents (including, for the avoidance of doubt, any novatee of rights and/or obligations under a Hedging Agreement).

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"approved" means, for the purposes of Clause 14 (Insurance), approved in writing by the Agent.

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment.

"company" includes any partnership, joint venture and unincorporated association.

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation.

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained.

"continuing" means, in relation to any Event of Default, the Event of Default has not been remedied to the satisfaction of, or waived by the Majority Lenders.

"document" includes a deed; also a letter or fax.

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax.

"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council.

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation.

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise.

"months" shall be construed in accordance with Clause 1.3 (Meaning of "month").

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 14 (Insurance) or any other provision of this Agreement or another Finance Document.

"person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality).

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

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"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).

1.3	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa;

(d)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used;

(e)	a Potential Event of Default is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived; and

(f)	Clauses 1.1 (Definitions) to 1.4 (General Interpretation) apply unless the contrary intention appears.

1.5	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

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2	Facility

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders made available to the Original Borrower a term loan facility in an aggregate amount equal to the Total Commitments to enable the Original Borrower to finance its acquisition of the Ship by 5 Advances as follows:

(a)	a first Advance of up to $13,500,000 to enable the Original Borrower to refinance the first pre-delivery instalment of the Contract Price under the Shipbuilding Contract paid to the Builder upon signing of the Shipbuilding Contract;

(b)	a second Advance of up to $6,750,000 to enable the Original Borrower to meet the second pre-delivery instalment of the Contract Price under the Shipbuilding Contract paid to the Builder on the date falling twelve calendar months after the date of the Shipbuilding Contract;

(c)	a third Advance of up to $6,750,000 to enable the Original Borrower to meet the third pre-delivery instalment of the Contract Price under the Shipbuilding Contract paid to the Builder upon keel laying;

(d)	a fourth Advance of up to $6,750,000 to enable the Original Borrower to meet the fourth pre-delivery instalment of the Contract Price under the Shipbuilding Contract paid to the Builder upon launching;

(e)	a fifth Advance of up to $33,750,000 to enable the Original Borrower to meet the final instalment of the Contract Price under the Shipbuilding Contract paid to the Builder upon delivery of the Ship.

2.2	Lenders' participations in Loan

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments. No Creditor Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

2.3	Transfer of Loan

The Loan was transferred from the Original Borrower to the Borrower pursuant to an agreement dated the same date as this Agreement was amended and restated and entered into between the Original Borrower and the Borrower. This transfer was approved by the Creditor Parties.

2.4	Purpose of Loan

The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

2.5	Increase of Loan

All the Lenders agree that they may increase the amount of the Loan by an additional amount of $10,000,000 (the "Increased Amount") if requested to do so by the Borrower subject to the following conditions:

(a)	the Borrower providing evidence that the Ship is on charter on terms, and to a charterer, in each case acceptable to all the Lenders in their absolute discretion (which terms shall include without limitation a daily hire rate which the Lenders are satisfied shall be sufficient to cover the operating expenses of the Ship, the repayments of principal and interest under this Agreement and the increased repayments of principal and interest under this Agreement that will result from an increase of the Loan by the Increased Amount); and

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(b)	the Lenders and the Borrower agreeing the terms and conditions of such increase including, but not limited to, amended pricing, repayment and the entry into documentation satisfactory to the Lenders so as to amend this Agreement and the other Finance Documents so as to secure the Increase Amount of the Loan and to provide new security to the extent required by the Lenders so as to maintain the same security for the Lenders.

3	Position of the Lenders

3.1	Interests of Lenders several

The rights of the Lenders under this Agreement are several.

3.2	Individual Lender's right of action

Subject to Clause 3.3 (Proceedings by individual Lender requiring Majority Lender consent), each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3	Proceedings by individual Lender requiring Majority Lender consent

No Lender may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations of Lenders several

The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	Drawdown

4.1	Request for Advance

Subject to the following conditions, the Original Borrower requested an Advance to be made by ensuring that the Agent received a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date or such shorter period as the Agent and the Borrower mutually agreed.

4.2	Availability

The conditions referred to in Clause 4.1 (Request for Advance) were that:

(a)	a Drawdown Date had to be a Business Day within the Availability Period

(b)	the amount of the Advance requested complied with Clause 2.1 (Amount of facility);

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(c)	each Advance should not exceed 75 per cent. of the amount of the instalment under the Shipbuilding Contract which was being financed by that Advance;

(d)	the aggregate amount of the Advances should not exceed the Total Commitments;

(e)	the proposed Interest Period complied with Clause 6 (Interest Periods); and

(f)	and the conditions set out in Clause 9.1 (Documents, fees and no default) were met.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent must have promptly notified the Lenders that it had received a Drawdown Notice and must have informed each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender's participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable

A Drawdown Notice must have been signed by a director or officer or an authorised person of the Original Borrower; and once served, a Drawdown Notice could not be revoked without the prior consent of the Agent, acting on the authorisation of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, and in particular Clause 9 (Conditions Precedent), each Lender, on and with value on each Drawdown Date, made available to the Agent for the account of the Original Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2 (Lenders' participations in Loan).

4.6	Disbursement of Advance

Subject to the provisions of this Agreement, the Agent on each Drawdown Date paid to the Original Borrower the amounts which the Agent received from the Lenders under Clause 4.5 (Lenders to make available Contributions); and that payment to the Original Borrower was made:

(a)	to the account of the Builder which the Original Borrower specified in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party

The payment by the Agent under Clause 4.6 (Disbursement of Advance) to the Builder constituted the making of the Advance and the Original Borrower at that time and the Borrower from the date of this amended and restated Agreement became indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

4.8	Cancellation of Total Commitments

Any undrawn portion of the Total Commitments shall have been immediately cancelled at the end of the Availability Period.

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5	Interest

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of:

(a)	the Margin; and

(b)	LIBOR for that Interest Period.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for dollars or the relevant Interest Period there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 5.12 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

5.6	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

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(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

5.7	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 49 per cent. of the Loan or the relevant part of the Loan as appropriate) (the "Relevant Lender") that the cost to it of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 5.12 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

5.8	Notification of market disruption

The Agent shall notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 (Market disruption) which have caused its notice to be given.

5.9	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 5.5 (Unavailability of Screen Rate), the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay at the end of the interest period set by the Agent.

5.10	Prepayment; termination of Commitments

A notice under Clause 5.8 (Notification of market disruption) shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Relevant Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Relevant Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Relevant Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.11	Application of prepayment

The provisions of Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment made pursuant to Clause 5.8 (Notification of market disruption).

5.12	Cost of funds

(a)	If this Clause 5.12 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select.

(b)	If this Clause 5.12 (Cost of funds) applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

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(c)	Subject to Clause 29.4 (Replacement of Screen Rate), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If paragraph (e) below does not apply and any rate notified to the Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Clause 5.12 (Cost of funds) applies pursuant to Clause 5.7 (Market disruption) and:

(i)	a Lender's Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above,

the cost to that Lender of funding its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(f)	If this Clause 5.11 applies but any Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

5.13	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Creditor Party, pay to that Creditor Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

6	Interest Periods

6.1	Commencement of Interest Periods

The first Interest Period applicable to an Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 (Duration of Interest Periods for repayment instalments) and 6.4 (Non-availability of matching deposits for Interest Period selected), each Interest Period shall be:

(a)	3, 6, 9 or 12 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to the second and any subsequent Advance, a period ending on the last day of the Interest Period applicable to the first Advance then current, whereupon all of the Advances shall be consolidated and treated as a single Advance;

(c)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

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(d)	such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments

In respect of an amount due to be repaid under Clause 8 (Repayment and Prepayment) on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

7	Default Interest

7.1	Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 (Default Interest) on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 20.4 (Acceleration of Loan), the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 1 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3 (Calculation of default rate of interest); or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3 (Calculation of default rate of interest).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 (Default rate of interest) are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin, plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

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(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	Repayment and Prepayment

8.1	Amount of repayment instalments

The Borrower shall repay the Loan by 11 equal consecutive quarterly instalments of $992,500 each together with a balloon instalment of $17,232,500 payable simultaneously with the final instalment.

8.2	Repayment Dates

The first instalment was to be repaid on the date falling 3 months after the last Drawdown Date and the last instalment together with the balloon is to be repaid on the date falling 96 months after the last Drawdown Date.

8.3	Maturity Date

On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrower may, without penalty, prepay the whole or any part of the Loan on the last day of an Interest Period for that Advance.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 (Voluntary prepayment) are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000 or such other amount agreed by the Agent;

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(b)	the Agent has received from the Borrower at least 5 Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under paragraph (c) of Clause 8.5 (Conditions for voluntary prepayment).

8.8	Mandatory prepayment

The Borrower shall be obliged to prepay the whole of the Loan:

(a)	if the Ship is sold, on or before the date on which such sale is completed by delivery of the Ship to the buyer; or

(b)	if the Ship becomes a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(c)	if the Borrower is not in compliance with the financial covenants in Clause 11.1 (Financial Covenants) at any time during the Security Period, the Borrower shall be obliged to repay the Loan in full (and the Commitments shall be cancelled) not later than 5 days following a request in writing from the Agent (acting on the instructions of the Majority Lenders) to the Borrower to repay the Loan; or

(d)	if there is a Change of Control, the Borrower shall be obliged to prepay the Loan in full and the Commitments shall terminate not later than 60 days following the occurrence of the Change of Control.

8.9	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 22 (Indemnities) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under paragraph (b) of Clause 22.1 (Indemnities regarding borrowing and repayment of Loan) but without premium or penalty.

8.10	Application of partial prepayment

Each partial prepayment shall be applied first against the balloon and then against the repayment instalments specified in Clause 8.1 (Amount of repayment instalments) in inverse order of maturity.

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8.11	No reborrowing

No amount prepaid may be reborrowed.

9	Conditions Precedent

9.1	Documents, fees and no default

Each Lender's obligation to contribute to an Advance was subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent received the documents described in Part A of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the first Drawdown Date for, but prior to the making of, an Advance (other than the final Advance), the Agent received or was satisfied that it would receive on the making of such Advance the documents described in Part B of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to it and its lawyers;

(c)	that before the final Drawdown Date for, but prior to the making of, the final Advance, the Agent received or was satisfied that it would receive on the making of such Advance the documents described in Part C of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to it and its lawyers;

(d)	that, on or before the service of the first Drawdown Notice, the Agent received the arrangement fee referred to in Clause 21.1 (Arrangement, commitment fees), all accrued commitment fees payable pursuant to Clause 21.1 (Arrangement, commitment fees) and had received payment of the expenses referred to in Clause 21.2 (Costs of negotiation, preparation ); and

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default had occurred or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 10 (Representations and Warranties) and those of the Borrower or any Security Party which were set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 (Market disruption) had occurred or was continuing; and

(f)	that, if the ratio set out in Clause 16.1 (Minimum required security cover) was applied immediately following the making of the Advance, the Original Borrower would not have been obliged to provide additional security or prepay part of the Loan under that Clause; and

(g)	that the Agent had received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, were to permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) were satisfied, the Original Borrower had to ensure that those conditions were satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders have specified).

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10	Representations and Warranties

10.1	General

The Borrower represents and warrants to each Creditor Party on the date of this amended and restated Agreement as follows.

10.2	Status

The Borrower is duly incorporated and validly existing and in good standing under the laws of Belgium.

10.3	Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which it is a party; and

(b)	to make all the payments contemplated by, and to comply with, those Finance Documents.

10.4	Consents in force

All the consents referred to in Clause 10.3 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity; effective Security Interests

The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

10.6	No third party Security Interests

Without limiting the generality of Clause 10.5 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

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10.7	No conflicts

The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.8	Governing law and enforcement.

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

10.9	No withholding taxes

All payments which the Borrower is liable to make under the Finance Documents must be made without any Tax Deduction payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 12.5 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 12.7 (Form of financial statements); and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12	No litigation

No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower's financial position or profitability.

10.13	Compliance with certain undertakings

At the date of this amended and restated Agreement, the Borrower is in compliance with Clauses 12.2 (Title; negative pledge), 12.4 (No other liabilities or obligations to be incurred), 12.9 (Consents) and 12.12 (Principal place of business).

10.14	Taxes paid

The Borrower has paid all Taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

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10.15	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with or shall be complied with as from the delivery of the Ship to the Borrower under the Shipbuilding Contract.

10.16	No money laundering

Without prejudice to the generality of Clause 2.4 (Purpose of Loan), in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005).

10.17	Anti-Corruption Laws

Each Borrower has conducted its business in compliance with all applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

10.18	Sanctions

Each Relevant Person has been and is in compliance with all Sanctions Laws and no Relevant Person:

(a)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(b)	has received formal notice in writing of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

11	Financial Covenants

11.1	Financial Covenants

The Borrower will ensure that the consolidated financial position of the Group shall at all times during the Security Period be such that:

(a)	Consolidated Working Capital shall not be less than $0;

(b)	Free Liquid Assets are not less than the higher of:

(i)	$50,000,000;

(ii)	5 per cent. of Total Indebtedness;

(c)	the amount of Cash shall equal or exceed US$30,000,000; and

(d)	the ratio of Stockholders’ Equity to Total Assets is not less than 30 per cent.

In this Clause 11.1 (Financial Covenants):

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"Cash" means, at any date of determination under this Agreement, the aggregate value of the Group's credit balances on any deposit, savings or current account and cash in hand with recognised and reputable banks or financial institutions but excluding any such credit balances and cash subject to a Security Interest at any time;

"Consolidated Current Assets" means, at any date of determination under this Agreement, the amount of the current assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines having remaining maturities of more than 12 months;

"Consolidated Current Liabilities" means, at any date of determination under this Agreement, the amount of the current liabilities of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

"Consolidated Working Capital" means Consolidated Current Assets less Consolidated Current Liabilities;

"Free Liquid Assets" means, at any date of determination under this Agreement, the aggregate amount of cash and cash equivalents of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet but excluding any of those assets subject to a Security Interest (other than a Security Interest in favour of the Security Trustee pursuant to this Agreement) at any time and, for the avoidance of doubt, "cash and cash equivalents" include any amounts available under committed credit lines having remaining maturities of more than 6 months;

"Latest Balance Sheet” means, at any date, the consolidated balance sheet of the Group most recently delivered to the Agent pursuant to Clause 12.6 (Provision of financial statements) and/or most recently made publicly available;

"Stockholders' Equity" means, at any date of determination under this Agreement, the amount of the capital and reserves of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

"Total Assets" means, at any date of determination under this Agreement, the amount of the total assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet; and

"Total Indebtedness" means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, banks loans and other long-term loans) and short-term loans of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet.

11.2	Change in IFRS

If, at any time after the date of this Agreement, any mandatory change is made to IFRS or any applicable law relating to the financial reporting (including but not limited to accounting bases, policies, practices and procedures or reference periods) of the Group generally or any member of the Group individually and the effect of complying with that change would result in the value for "Cash", "Consolidated Current Assets", "Consolidated Current Liabilities", "Consolidated Working Capital", "Free Liquid Assets", "Stockholders' Equity", "Total Assets" and/or "Total Indebtedness" being materially different from its value if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement and of which the Lenders would reasonably expect to have been informed, the Borrower shall immediately notify the Agent of that change and procure that, as soon as reasonably practicable thereafter, the Borrower's auditors deliver to the Agent:

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(a)	a description of the change and what adjustments would need to be made to the financial statements of the Group following that change in order to reverse the effects of that change so that the values of "Cash", "Consolidated Current Assets", "Consolidated Current Liabilities", "Consolidated Working Capital", "Free Liquid Assets", "Stockholders' Equity", "Total Assets" and/or "Total Indebtedness" will be the same as if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement; and

(b)	such information, in form and substance acceptable to the Agent, as may be required:

(i)	to enable the Lenders to determine whether there is a breach of any of the financial covenants in respect of the Group set out in Clause 11.1 (Financial Covenants) (based on IFRS and all applicable laws in effect at the date of this Agreement); and

(ii)	to assist the Lenders in making an accurate comparison between the financial position of the Group indicated in the financial statements prepared following the change and those prepared prior to it.

In the event that the Lenders are satisfied that, based on the information provided by the Borrower's auditors, the financial covenants in Clause 11.1 (Financial Covenants) have been complied with, the Lenders and the Borrower shall enter into discussions with a view to agreeing amendments to this Agreement so as to mitigate the effect of the change.

11.3	Change of accounting period

The Borrower shall not change its fiscal year end date being 31 December.

12	General Undertakings

12.1	General

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 12 (General Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such consent not to be unreasonably withheld or delayed in the case of Clause 12.12 (Principal place of business)).

12.2	Title; negative pledge

The Borrower will hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests.

12.3	No disposal of assets

The Borrower will not transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except for those in the ordinary course of business and for fair market value payable in cash upon completion of such transaction, with the exception of any charter of the Ship as to which Clause 15.14 (Time and consecutive voyage charters in excess of 36 months) applies,

Provided that the Borrower may sell the Ship to a Subsidiary subject to the following conditions:

(i)	there is no Event of Default or Potential Event of Default which is continuing;

(ii)	the new owning company and the jurisdiction of incorporation being acceptable to the Lenders;

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(iii)	the Borrower and the Security Parties entering into such amendments to this Agreement and the other Finance Documents as may be required by the Lenders in order to document the change of ownership;

(iv)	the new owning company entering into such other security documents which are required by the Lenders so as to maintain the same security for the Lenders on the transfer of ownership; and

(v)	the new owner shall pay to the Agent on demand all expenses (including but not limited to legal expenses) relating to the said documentation.

12.4	No other liabilities or obligations to be incurred

The Borrower shall not, without the prior consent of the Majority Lenders, incur any Financial Indebtedness or grant any guarantee in respect of Financial Indebtedness if, as a result of incurring that Financial Indebtedness or incurring the contingent liability under that guarantee (as assessed in accordance with IFRS), an Event of Default would occur, or one or more of the financial covenants in respect of the Borrower set out in Clause 11.1 (Financial Covenants) would be breached, on the date of such incurrence.

12.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

12.6	Provision of financial statements

The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower, (commencing with the financial year ending 31 December 2015), the audited consolidated accounts of the Borrower and its Subsidiaries;

(b)	as soon as possible, but in no event later than 45 days after the end of each quarter in each financial year of the Borrower unaudited consolidated accounts of the Borrower and its Subsidiaries certified as to their correctness by the chief financial officer of the Borrower; and

(c)	together with the annual audited consolidated accounts referred to in paragraph (a) above, a compliance certificate (together with supporting schedules, if any) signed by the chief financial officer of the Borrower in the form attached as Schedule 8 (Form of Certificate of Compliance) (or in any other format which the Agent may approve and with such other information as the Agent may require) evidencing compliance with the financial undertakings in Clause 11.1 (Financial Covenants) and also listing the market value of the Ship.

12.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 12.6 (Provision of financial statements) will:

(a)	be prepared in accordance with all applicable laws and IFRS consistently applied;

(b)	fairly represent the financial condition of the Borrower at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower and its Subsidiaries (or the Borrower, as the case may be).

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12.8	Creditor notices

The Borrower will send the Agent, at the same time as they are despatched, copies of all material communications which are despatched to the whole or any class of the Borrower’s shareholders or to the Borrower's creditors or any class of them.

12.9	Consents

The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document; and

(c)	for the Borrower to continue to own and operate the Ship,

and the Borrower will comply with the terms of all such consents.

12.10	Maintenance of Security Interests

The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar Tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

12.11	Notification of litigation

The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

12.12	Principal place of business

The Borrower will notify the Agent if it has a place of business in any jurisdiction which would require a Finance Document to which it is a party to be registered, filed or recorded with any court or authority in that jurisdiction or if the centre of its main interests changes.

12.13	Confirmation of no default

The Borrower will, within 5 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

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The Agent may serve requests under this Clause 12.13 (Confirmation of no default) from time to time but only if reasonably asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 12.13 (Confirmation of no default) does not affect the Borrower's obligations under Clause 12.14 (Notification of default).

12.14	Notification of default

The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will keep the Agent fully up-to-date with all developments.

12.15	Provision of further information

The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	the Borrower, the Ship, the Earnings or the Insurances; or

(b)	any claim, action, suit, proceeding or investigation with respect to Sanctions Laws against it, any of its direct or indirect owners, subsidiaries or any of their respective directors, officers, employees, agents or representatives; or

(c)	any other matter relevant to, or to any provision of, a Finance Document,

which may reasonably be requested by the Agent, the Security Trustee or any Lender at any time.

12.16	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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12.17	Conduct of business; compliance with laws

The Borrower shall conduct its business in a proper and efficient manner in compliance with:

(a)	its constitutional documents;

(b)	all Sanctions Laws;

(c)	all Anti-Corruption Laws;

(d)	all Environmental Laws; and

(e)	all other laws and regulations applicable to its business,

and shall notify the Agent immediately upon becoming aware of any breach of any such document, law or regulation.

12.18	Compliance with Sanctions Laws

The Borrower shall:

(a)	ensure that neither it nor any of its subsidiaries is or will become a Restricted Party;

(b)	use reasonable endeavours to procure that no director, officer, employee, agent or representative of any Borrower or any subsidiary of any Borrower is or will become a Restricted Party; and

(c)	procure that no proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner for a purpose prohibited by Sanctions Laws.

13	Corporate Undertakings

13.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 (Corporate Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of status

The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Belgium.

13.3	Negative undertakings

The Borrower will not:

(a)	operate outside the scope of its Articles of Association.; or

(b)	provide any form of credit or financial assistance to:

(i)	a person; or

(ii)	enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length,

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and the Borrower agrees to subordinate any inter-company loans to the Loan on such terms as the Lenders may reasonably require;

13.4	No merger etc.

The Borrower will not, and will procure that none of its subsidiaries will, enter into any form of merger, sub-division, amalgamation or other reorganisation which may, in the reasonable opinion of the Majority Lenders, have a material adverse effect on the financial position the Borrower.

13.5	Payment of dividends

(a)	The Borrower may pay dividends provided that:

(i)	no Event of Default has occurred and is continuing; and

(ii)	the payment of such dividend or distribution would not cause any breach of any of the financial covenants set out in Clause 11.1 (Financial Covenants).

13.6	Notification of Sanctions

The Borrower shall:

(a)	supply to the Agent, promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanction Laws against (a) the Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of the Borrower), as well as information on what steps are being taken with regards to answering or opposing the same;

(b)	inform the Agent promptly upon becoming aware that any of (a) the Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of the Borrower), has become or is likely to become a Restricted Party.

14	Insurance

14.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 (Insurance) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such consent not to be unreasonably withheld or delayed in the case of paragraph (b) of Clauses 14.11 (Compliance with terms of insurances) and 14.12 (Alteration to terms of insurances)).

14.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at the expense of the Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Majority Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Majority Lenders be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

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14.3	Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120 per cent. of the Loan and (ii) the market value of the Ship; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the Ship's full tonnage;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

14.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 14.13 (Settlement of claims), the Borrower shall procure that the obligatory insurances shall:

(a)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

14.5	Renewal of obligatory insurances

The Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance; and

(b)	promptly after each such renewal, there is provided to the Agent details of the terms and conditions on which such obligatory insurances have been renewed.

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14.6	Copies of policies; letters of undertaking

The Borrower shall ensure that all approved brokers provide the Security Trustee with a letter or letters of undertaking in a form required by the Majority Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 14.14 (Provision of information);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

14.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Majority Lenders; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

14.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

14.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

14.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

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14.11	Compliance with terms of insurances

The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in paragraph (c) of Clause 14.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)	the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

14.12	Alteration to terms of insurances

The Borrower shall neither make or agree to any material alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance without the consent of the Agent.

14.13	Settlement of claims

The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

14.14	Provision of information

In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 14.15 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

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14.15	Mortgagee's interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils insurance and a mortgagee's interest marine insurance each in an amount of 110 per cent. of the Loan and on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

15	Ship Covenants

15.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 15 (Ship Covenants) at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

15.2	Ship's name and registration

The Borrower shall keep the Ship registered in its name under the relevant Approved Flag at its relevant port of registry; shall not do or omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

15.3	Repair and classification

The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the Ship's class (namely A1(E), "Oil Carrier ESP", AMS, ACCU, SPM, VEC(-L), CSR, Safeship-CM, RES, ES, TEM, Green Passport, POT, UWILD (sea chest blanking devices shall not be provided), CPS at American Bureau of Shipping) free of overdue recommendations and conditions; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in Greece or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code or the ISPS Code.

15.4	Modification

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

15.5	Removal of parts

The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

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15.6	Surveys

The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Majority Lenders provide the Security Trustee, with copies of all survey reports.

15.7	Inspection

The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections provided that prior to the occurrence of an Event of Default reasonable notice of such inspection is given and such inspection does not materially affect the Ship's commercial operation.

15.8	Prevention of and release from arrest

The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all Taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

15.9	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code, all Environmental Laws and Sanctions Laws; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the Borrower (at its expense) effected any necessary special, additional or modified insurance cover and, upon the Agent's request, the Borrower will confirm that they have effected such insurance cover.

15.10	ISPS Code

Without limiting paragraph (a) of Clause 15.9 (Compliance with laws ), the Borrower shall:

(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain an ISSC for the Ship; and

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(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15.11	Provision of information

The Borrower shall promptly provide the Security Trustee with any information which the Majority Lenders reasonably request regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship's master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	the Borrower's, the Approved Manager's or the Ship's compliance with the ISM code and the ISPS code,

and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of the Borrower's or the Approved Manager's Document of Compliance.

15.12	Notification of certain events

The Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any overdue requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship other than a routine dry docking;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or ISPS Code not being complied with,

and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

15.13	Restrictions on chartering, appointment of managers etc.

The Borrower shall not:

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(a)	let the Ship on demise charter for any period;

(b)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(c)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;

(d)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;

(e)	de-activate or lay up the Ship; or

(f)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed the Major Casualty amount unless either:

(i)	that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason; or

(ii)	the Borrower has established to the reasonable satisfaction of the Security Trustee that the Borrower has sufficient reserves to pay for the cost of such work.

15.14	Time and consecutive voyage charters in excess of 36 months

The Borrower agrees that if it should enter into any Charter the Borrower shall execute and deliver to the Agent promptly upon such Charter being entered into a Charter Assignment in respect of that Charter in favour of the Security Trustee unless such Charter contains a substitution clause or a clause with similar effect.

If the Lenders agree to the increase of the Loan pursuant to Clause 2.5 (Increase of Loan) of this Agreement, then the Borrower agrees that if it should enter into any Charter (or has previously entered into any Charter) the Borrower shall execute and deliver to the Agent promptly upon such Charter being entered into (or where such Charter has already been entered into on the date of the increase of the Loan pursuant to Clause 2.5 (Increase of Loan)) a Charter Assignment in respect of that Charter in favour of the Security Trustee.

15.15	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

15.16	Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings without the prior approval of the Agent such approval not to be unreasonably withheld. For the avoidance of doubt the Agent's approval shall not be required in relation to:

(a)	any "profit split" of hire between the Borrower and a charterer of the Ship; or

(b)	the entry into an established pool or a pool established by the Borrower in both cases on usual commercial terms and at a market rate allocation.

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16	Security Cover

16.1	Minimum required security cover

Clause 16.2 (Provision of additional security; prepayment) applies if the Agent notifies the Borrower that, according to the determination mechanism under Clause 16.3 (Valuation of Ship):

(a)	the market value (determined as provided in Clause 16.3 (Valuation of Ship)) of the Ship; plus

(b)	the net realisable value of any additional security previously provided under this Clause 16 (Security Cover),

is below 120 per cent. of the Loan.

16.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrower under Clause 16.1 (Minimum required security cover), the Borrower shall, within 1 month after the date on which the Agent's notice is served, either:

(a)	provide, or ensure that a third party provides, additional security which is acceptable to the Agent and, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall.

16.3	Valuation of Ship

The market value of the Ship at any date is that shown by the average of 2 valuations addressed to the Agent for the benefit of the Lenders and prepared:

(a)	as at a date not more than 14 days previously;

(b)	by 2 independent first class sale and purchase shipbrokers which the Agent has approved or appointed for the purpose;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

16.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 16.2 (Provision of additional security; prepayment) and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 16.3 (Valuation of Ship).

16.5	Valuations binding

Any valuation under Clause 16.2 (Provision of additional security; prepayment), 16.3 (Valuation of Ship) or 16.4 (Value of additional vessel security) shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

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16.6	Provision of information

The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 16.3 (Valuation of Ship) or 16.4 (Value of additional vessel security) with any information which the Agent or the shipbroker or expert may reasonably request for the purposes of the valuation;

16.7	Payment of valuation expenses

Without prejudice to the generality of the Borrower's obligations under Clauses 21.2 (Costs of negotiation, preparation ), 21.3 (Costs of variations, amendments, enforcement ) and 22.3 (Miscellaneous indemnities), the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

16.8	Application of prepayment

Clause 8 (Repayment and Prepayment) shall apply in relation to any prepayment pursuant to paragraph (b) of Clause 16.2 (Provision of additional security; prepayment).

17	Payments and Calculations

17.1	Currency and method of payments

All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to such account as the Agent may advise from time to time; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2	Payment on non-Business Day

If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

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17.3	Basis for calculation of periodic payments

All interest, commitment fee and commission and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

17.4	Distribution of payments to Creditor Parties

Subject to Clauses 17.5 (Permitted deductions by Agent) 17.6 (Agent only obliged to pay when monies received) and 17.7 (Refund to Agent of monies not received):

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

17.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

17.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

17.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

17.8	Agent may assume receipt

Clause 17.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

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17.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

17.10	Agent's memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

17.11	Accounts prima facie evidence

If any accounts maintained under Clauses 17.9 (Creditor Party accounts) and 17.10 (Agent's memorandum account) show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18	Application of Receipts

18.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of paragraphs (a), (b), (c) and (d) of Clause 18.1 (Normal order of application); and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18.2	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories.

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18.3	Notice of variation of order of application

The Agent may give notices under Clause 18.2 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4	Appropriation rights overriden

This Clause 18 (Application of Receipts) and any notice which the Agent gives under Clause 18.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

19	Application of Earnings

19.1	Payment of Earnings

The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings are paid to the Earnings Account unless the parties agree otherwise Provided that the Earnings in respect of each Ship shall be available to the Borrower unless an Event of Default has occurred and is continuing.

19.2	Location of accounts

The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

19.3	Debits for expenses etc.

Following the occurrence of an Event of Default which is continuing, the Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 21 (Fees and expenses) or 22 (Indemnities) to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 (Fees and expenses) or 22 (Indemnities).

19.4	Interest accrued on Earnings Account

Any credit balance on the Earnings Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on the Earnings Account.

19.5	Borrower's obligations unaffected

The provisions of this Clause 19 (Application of Earnings) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

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20	Events of Default

20.1	Events of Default

An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay within 3 Business Days of the date when due any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2 (Waiver of conditions precedent), Clause 10.18 (Sanctions), Clause 12.2 (Title; negative pledge), Clause 12.3 (No disposal of assets), Clause 13.2 (Maintenance of status), Clause 12.17 (Conduct of business; compliance with laws) in so far as it relates to Sanctions Laws, Clause 12.18 (Compliance with Sanctions Laws) Clause 13.3 (Negative undertakings), Clause 13.5 (Payment of dividends), Clause 13.6 (Notification of Sanctions), Clause 16.2 (Provision of additional security; prepayment) or paragraph (b) of Clause 15.9 (Compliance with laws ); or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 30 days after written notice from the Agent requesting action to remedy the same; or

(d)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(e)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in respect of a sum, or sums aggregating, $15,000,000 or more in the case of the Borrower or the equivalent in another currency:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(f)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

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(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $15,000,000 or more in the case of the Borrower or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

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(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(g)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(h)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(i)	any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(j)	any provision which the Majority Lenders reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(k)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(l)	any event or circumstance occurs which the Majority Lenders determine has, or could reasonably be expected to have a material adverse effect:

(i)	on the ability of the Borrower to perform its obligations under the Finance Documents; or

(ii)	on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower.

20.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

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(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

20.3	Termination of Commitments

On the service of a notice under paragraph (a)(i) of Clause 20.2 (Actions following an Event of Default), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

20.4	Acceleration of Loan

On the service of a notice under paragraph (a)(ii) of Clause 20.2 (Actions following an Event of Default), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5	Multiple notices; action without notice

The Agent may serve notices under paragraphs (a)(i) or (ii) of Clause 20.2 (Actions following an Event of Default) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 (Actions following an Event of Default) if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 20.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

20.7	Lender's rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests of Lenders several).

20.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

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(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

20.9	Relevant Persons

In this Clause 20 (Events of Default), a "Relevant Person" means the Borrower and any Security Party.

20.10	Interpretation

In paragraph (e) of Clause 20.1 (Events of Default), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in paragraph (f) of Clause 20.1 (Events of Default) "petition" includes an application.

21	Fees and expenses

21.1	Arrangement, commitment fees

The Borrower shall pay to the Agent (for the account of each Lender) quarterly in arrears during the period from (and including) the date of the acceptance of the term sheet to the earlier of (i) the final Drawdown Date and (ii) the last day of the Availability Period, for the account of the Lenders, a commitment fee at the rate of 0.5175 per cent. per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments.

21.2	Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

21.3	Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 16 (Security Cover) or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

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There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such would be allowed under rules of court or any Taxation or other procedure carried out under such rules.

21.4	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 (Fees and expenses) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22	Indemnities

22.1	Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7 (Default Interest));

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20 (Events of Default).

22.2	Breakage costs

Without limiting its generality, Clause 22.1 (Indemnities regarding borrowing and repayment of Loan) covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

In the circumstances referred to in paragraph (b) of Clause 22.1 (Indemnities regarding borrowing and repayment of Loan) such costs shall include an amount equal to the Margin which would, but, for receipt or recovery of the relevant part of the Loan, have accrued on the relevant part of the Loan, from the date of such receipt or recovery to the end of the then current Interest Period relating thereto.

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22.3	Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 22.3 (Miscellaneous indemnities) covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

22.4	Currency indemnity

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.4 (Currency indemnity), the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.4 (Currency indemnity) creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

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22.6	Sums deemed due to a Lender

For the purposes of this Clause 22 (Indemnities), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22.7	Sanctions and regulatory indemnities

The Borrower shall pay to the Agent on demand, and the Borrower shall indemnify each Lender against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by a Lender (other than in each case by reason of a Lender's gross negligence, dishonesty or wilful misconduct):

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Law; or

(b)	as a result of any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and as a result of conduct of the Borrower or any of their partners, directors, officers, employees or agents that violates any Sanctions Laws.

23	No Set-Off or Tax Deduction

23.1	No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any Tax deduction except a Tax deduction which the Borrower is required by law to make.

24	Tax Gross Up and Indemnities

24.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Creditor Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by the Borrower to a Creditor Party under Clause 24.2 (Tax gross-up) or a payment under Clause 24.3 (Tax indemnity).

(a)	Unless a contrary indication appears, in this Clause 24 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

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24.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Creditor Party entitled to the payment evidence reasonably satisfactory to that Creditor Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

24.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Creditor Party:

(A)	under the law of the jurisdiction in which that Creditor Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Creditor Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Creditor Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Creditor Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 24.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

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(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 24.3 (Tax indemnity), notify the Agent.

24.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Creditor Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	that Creditor Party has obtained and utilised that Tax Credit,

the Creditor Party shall pay an amount to the Borrower which that Creditor Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

24.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Creditor Party against any cost, loss or liability which that Creditor Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

24.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Creditor Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Creditor Party to any Party under a Finance Document and such Creditor Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Creditor Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Creditor Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Creditor Party (the "Supplier") to any other Creditor Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Creditor Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Creditor Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Creditor Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

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(d)	Any reference in this Clause 24.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)	In relation to any supply made by a Creditor Party to any Party under a Finance Document, if reasonably requested by such Creditor Party, that Party must promptly provide such Creditor Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Creditor Party's VAT reporting requirements in relation to such supply.

24.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Creditor Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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24.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify each Obligor and the Agent and the Agent shall notify the other Creditor Parties.

25	Illegality, etc

25.1	Illegality

This Clause 25 (Illegality, etc) applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation and/or contrary to or declared by any Sanctions Authority to be contrary to Sanctions Laws,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

25.2	Notification of illegality

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 25.1 (Illegality) which the Agent receives from the Notifying Lender.

25.3	Prepayment; termination of Commitment

On the Agent notifying the Borrower under Clause 25.2 (Notification of illegality), the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 25.1 (Illegality) as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

25.4	Mitigation

If circumstances arise which would result in a notification under Clause 25.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 25.3 (Prepayment; termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

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(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

26	Increased Costs

26.1	Increased costs

This Clause 26 (Increased Costs) applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement;

(c)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV,

the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

26.2	In this Clause 26 (Increased Costs):

(a)	"increased cost" means,:

(i)	a reduction in the rate of return from the Loan or on a Creditor Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Creditor Party or any of its Affiliates to the extent that it is attributable to that Creditor Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

For the purposes of this Clause 26.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

(b)	"Basel III" means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

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(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(c)	"CRD IV" means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iii)	any other law or regulation which implements Basel III.

26.3	Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 26.1 (Increased costs).

26.4	Payment of increased costs

The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

26.5	Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 26.4 (Payment of increased costs), the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

26.6	Prepayment; termination of Commitment

A notice under Clause 26.5 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

26.7	Exceptions

Clause 26.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	attributable to a FATCA Deduction required to be made by a Party;

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(c)	compensated for by Clause 24.3 (Tax indemnity) (or would have been compensated for under Clause 24.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 24.3 (Tax indemnity) applied).

26.8	Application of prepayment. Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.

27	Set-Off

27.1	Application of credit balances

At any time after the occurrence of an Event of Default which is continuing, each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

27.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 27.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

27.3	Sums deemed due to a Lender

For the purposes of this Clause 27 (Set-Off), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

27.4	No Security Interest

This Clause 27 (Set-Off) gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

28	Transfers and Changes in Lending Offices

28.1	Transfer by Borrower

The Borrower may not transfer any of its rights, liabilities or obligations under any Finance Document.

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28.2	Transfer by a Lender

Subject to Clause 28.4 (Effective Date of Transfer Certificate), a Lender (the "Transferor Lender") may, at its own cost, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) or without the consent of the Borrower if an Event of Default or a Potential Event of Default has occurred and is continuing, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust; fund or the entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 (Transfer Certificate) with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender,

Provided that a Lender may cause such transfer without needing the consent of the Borrower or any Security Party if an Event of Default has occurred and is continuing or if the Transferee Lender is:

(d)	another branch of the Transferor Lender;

(e)	a direct or indirect Subsidiary or Affiliate of the Transferor Lender;

(f)	a company of which the Transferor Lender is a Subsidiary; or

(g)	a company which is under the same control as the Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

28.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

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28.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 27.3 (Sums deemed due to a Lender) on or before that date.

28.5	No transfer without Transfer Certificate

No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

28.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

28.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 (Market disruption) and Clause 21 (Fees and expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

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(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

28.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 28.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

28.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

28.10	Authorisation of Agent to sign Transfer Certificates

The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

28.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,000 from the Transferee Lender.

28.12	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

28.13	Disclosure of information

A Lender may with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

28.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

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(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

28.15	Notification

On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

28.16	Replacement of Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 (Interest) then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.

28.17	Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office

If:

(a)	the Lender assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 28.2 (Transfer by a Lender) or changes its lending office; and

(b)	as a result of circumstances existing at the date of assignment, transfer or change occurs the Borrower would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clause 22.1 (Indemnities regarding borrowing and repayment of Loan) in respect of any tax, Clause 23 (No Set-Off or Tax Deduction) or 25 (Illegality, etc),

then the Transferee Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

28.18	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 28 (Transfers and Changes in Lending Offices), each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

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require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29	Variations and Waivers

29.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 29.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

29.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 29.1 (Variations, waivers etc. by Majority Lenders) applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender's Commitment;

(d)	an extension of Availability Period;

(e)	a change to the definition of "Majority Lenders" or "Finance Documents";

(f)	a change to the preamble or to Clause 2 (Facility), 3 (Position of the Lenders), 4 (Drawdown), 5.1 (Payment of normal interest), 18 (Application of Receipts), 19 (Application of Earnings) or 35 (Law and Jurisdiction);

(g)	a change to this Clause 29 (Variations and Waivers);

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

29.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 29.1 (Variations, waivers etc. by Majority Lenders) and 29.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

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(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29.4	Replacement of Screen Rate

If the Screen Rate is not available for dollars, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to dollars, in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that benchmark rate) may be made with the consent of the Majority Lenders and the Borrower.

30	Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

31	Notices

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any Security Party, that notified in writing to the Agent on or prior to the date on which it becomes a party to this Agreement;

(c)	in the case of the Agent or the Security Trustee that identified with its name below,

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or any substitute address or fax number or department or officer as the party to this Agreement may notify to the Agent (or the Agent may notify to the parties to this Agreement, if a change is made by the Agent) by not less than five Business Days' notice:

to the Borrower:	De Gerlachekaai 20
2000 Antwerp
Fax No: +32 3 247 4409

to the Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate

to the Agent & Security Trustee:	BNP Paribas – TGMO
16 rue de Hanovre
75002 Paris Cedex 2
Code ACI: CAT04B1

Attention: TGMO
Email:tgmo.shipping@bnpparibas.com
Fax No: +33 1 42 98 43 55

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower or a Security Party shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each Security Party.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

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31.5	Electronic communication.

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language.

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	Confidential Information

32.1	Confidentiality

Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Disclosure of Confidential Information) and Clause 32.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Trustee and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or risk participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.18 (Security over Lenders' rights);

(viii)	who is a Party, a member of the Group or any related entity of the Borrower;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Borrower;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

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(C)	in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Creditor Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower.

32.3	Disclosure to numbering service providers

(a)	Any Creditor Party may disclose to any national or international numbering service provider appointed by that Creditor Party to provide identification numbering services in respect of this Agreement, the Loan and/or the Borrower the following information:

(i)	name of the Borrower;

(ii)	country of domicile of the Borrower;

(iii)	place of incorporation of the Borrower;

(iv)	date of this Agreement;

(v)	Clause 35 (Law and Jurisdiction);

(vi)	the name of the Agent;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Loan;

(x)	type of Loan;

(xi)	ranking of Loan;

(xii)	Maturity Date for Loan;

(xiii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xii) above; and

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(xiv)	such other information agreed between such Creditor Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in sub-paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

32.4	Entire agreement

This Clause 32 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.5	Inside information

Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

32.6	Notification of disclosure

Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 32.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32 (Confidential Information).

32.7	Continuing obligations

The obligations in this Clause 32 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

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33	Confidentiality of Funding Rates and Reference Bank Quotations

33.1	Confidentiality and disclosure

(a)	The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (i), (j) and (k) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 5.4 (Notification of Interest Periods and rates of normal interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent's obligations in this Clause 33 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 5.4 (Notification of Interest Periods and rates of normal interest) provided that (other than pursuant to sub-paragraph (i) of paragraph (i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

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33.2	Related obligations

(a)	The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (j) of Clause 33.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 33 (Confidentiality of Funding Rates and Reference Bank Quotations).

33.3	No Event of Default

No Event of Default will occur under paragraph (c) of Clause 20.1 (Events of Default) by reason only of the Borrower's failure to comply with this Clause 33 (Confidentiality of Funding Rates and Reference Bank Quotations).

34	Supplemental

34.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

34.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

34.3	Counterparts

A Finance Document may be executed in any number of counterparts.

34.4	Third Party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

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35	Law and Jurisdiction

35.1	English law

This Agreement shall be governed by, and construed in accordance with, English law.

35.2	Exclusive English jurisdiction

Subject to Clause 35.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

35.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 35.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

35.4	Process agent

The Borrower irrevocably appoints Euronav (UK) Agencies Limited at its registered office for the time being, presently at 99 King’s Road, London, SW3 4PA, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

35.5	Creditor Party rights unaffected

Nothing in this Clause 35 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

35.6	Meaning of "proceedings"

In this Clause 35 (Law and Jurisdiction), "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

Lenders and Commitments

Lender	Lending Office	Commitment (US Dollars)

BNP Paribas	16, rue de Hanovre, 75078 Paris Cedex 02, France Fax no.: +33 (0)1 42 98 43 55 Department/Officer: Transportation Group Middle Office – Shipping & offshore Shipping Finance, ACI: CAT04B1	$28,150,000

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Schedule 2

Drawdown Notice

To:	BNP PARIBAS

acting through its office at

16, rue de Hanovre

75078 Paris Cedex 02

France

Attention: [Loans Administration]

[•] 2008

DRAWDOWN NOTICE

1	We refer to the loan agreement (the "Loan Agreement") dated 29 August 2008 (as amended and restated on [•] March 2017) and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves Agent and as Security Trustee in connection with a facility of up to US$67,500,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: US$[•];

(b)	Advance as specified in Clause 2.1 (Amount of facility) [first, second, third, etc.];

(c)	Drawdown Date: [•];

(d)	Duration of the first Interest Period shall be [•] months; and

(e)	Payment instructions: account of [•] and numbered [•] with [•] of [•].

3	We represent and warrant that:

(a)	the representations and warranties in clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

5	We authorise you to deduct the arrangement fee referred to in Clause 21 (Fees and expenses) from the amount of the Advance.

[Name of Signatory]

Director
for and on behalf of
EURONAV NV

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Schedule 3

Condition Precedent Documents

Part A

The following are the documents referred to in paragraph (a) of Clause 9.1 (Documents, fees and no default) before the service of the first Drawdown Notice.

1	A duly executed original of this Agreement, the Supplemental Letter, the Agency and Trust Agreement, the Negative Pledge, each Guarantee, the Counter Guarantee and the Account Security Deed.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower, each Guarantor, the Counter Guarantor and each Shareholder (and in relation to the Borrower a copy of the shareholders agreement or joint venture agreement entered into by its shareholders).

3	Copies of resolutions of directors of the Borrower, each Guarantor (except for Guarantor B), the Counter Guarantor and each Shareholder and copies of resolutions of the shareholders of the Borrower and the Counter Guarantor authorising the execution of each of the Finance Documents to which the Borrower, that Guarantor, the Counter Guarantor or that Shareholder is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and ratifying the execution of the Shipbuilding Contract and the Supervision Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower, a Guarantor, the Counter Guarantor or the Shareholder.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or the Shipbuilding Contract or the Supervision Agreement.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account.

7	Documentary evidence that the agent for service of process named in Clause 31 (Notices) has accepted its appointment.

8	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Hong Kong, Belgium, Panama, Bermuda and such other relevant jurisdictions as the Lender may require.

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Part B

The following are the documents referred to in paragraph (b) of Clause 9.1 (Documents, fees and no default) required before the drawdown of an Advance (other than the final Advance):

1	Evidence that the relevant pre-delivery instalment of the Contract Price payable under the Shipbuilding Contract has fallen due for payment and that such part of such instalment not being met out of the proceeds of an Advance has been paid or shall be paid by the Borrower simultaneously with the making of such Advance.

2	A duly executed original of the Predelivery Security Assignment (and of each document required to be delivered thereunder).

3	A certified copy of the Shipbuilding Contract and Supervision Agreement and a certified copy of the Refund Guarantee.

4	Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution by the Builder of the Shipbuilding Contract, by the Supervisor of the Supervision Agreement and by the Refund Guarantor of the Refund Guarantee.

5	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Korea and such other relevant jurisdictions as the Lender may require.

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Part C

The following are the documents referred to in paragraph (c) of Clause 9.1 (Documents, fees and no default) required before the Drawdown of the final Advance.

1	A duly executed original of the Mortgage, of the Charter Assignment (if any) and of the General Assignment (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	the Ship has been unconditionally delivered by the Builder to, and accepted by, the Borrower under the Shipbuilding Contract, and the full purchase price payable under the Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid;

(b)	the Ship is definitively and permanently registered in the name of the Borrower under the relevant Approved Flag at its relevant port of registry;

(c)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(d)	the Ship maintains the class (namely A1(E), "Oil Carrier ESP", AMS, ACCU, SPM, VEC(-L), CSR, Safeship-CM, RES, ES, TEM, Green Passport, POT, UWILD (sea chest blanking devices shall not be provided), CPS with American Bureau of Shipping free of all recommendations and conditions of such Classification Society;

(e)	the Mortgage has been duly recorded against the Ship as a valid first preferred/priority ship mortgage in accordance with the laws of the relevant Approved Flag;

(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

(g)	such part of the acquisition cost of the Ship which has not been funded out of the proceeds of the Loan and which has been borrowed by the Borrower is subordinated to the obligations of the Borrower to the Lender under this Agreement in terms satisfactory to the Lender in its absolute discretion;

3	Documents establishing that the Ship will, as from the final Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms agreed between the Lender and the Approved Manager agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Lender under the Finance Documents; and

(b)	copies of the Approved Manager's Document of Compliance and of the Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires) and ISSC.

4	A favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require.

5	Favourable legal opinion from lawyers appointed by the Lender on such matters concerning the laws of Greece (or such other jurisdiction as may be appropriate if the Ship is not registered on Greek flag) and such other relevant jurisdiction as the Lender may require.

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Schedule 4

Transfer Certificate

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To: BNP Paribas as Agent.

From: [The Transferor Lender] (the "Transferor") and [The Transferee Lender] (the "Transferee")

Dated: [•] 2008

US$67,500,000 Loan Agreement to Euronav NV
dated 29 August 2008 (as amended and restated on [•] March 2017) (the "Agreement")

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 28 (Transfers and Changes in Lending Offices) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participation in the Loan under the Agreement as specified in the Schedule in accordance with Clause 28 (Transfers and Changes in Lending Offices) of the Agreement.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph 28 (Transfers and Changes in Lending Offices) of the Agreement.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

83

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details

for notices and account details for payments.]

[Transferor Lender]	[Transferee Lender]

By: [•]	By: [•]

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By: [•]

84

Schedule 5 Form of Certificate of Compliance

To:	BNP Paribas

acting through its office at

16, rue de Hanovre

75078 Paris Cedex 02

France

From:	Euronav NV

[Date]

OFFICER'S CERTIFICATE

This Certificate is rendered pursuant to clause 12.6 (c) (Provision of financial statements) of the loan agreement dated [•] 2017 (the "Loan Agreement") and entered into between (i) Euronav NV as Borrower, (ii) the banks and financial institutions listed in Schedule 1 therein as Lenders and (iii) BNP Paribas as Agent and Security Trustee, relating to a facility of originally up to US$67,500,000. Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

I, the Chief Financial Officer of the Borrower, hereby certify that:

1	Attached to this Certificate [are][is] the latest [audited consolidated accounts of the Group and audited individual accounts of the Borrower for the financial year ending on [•]] (the "Accounts").

2	Set out below are the respective amounts, in US Dollars, of the Cash, Consolidated Current Assets, Consolidated Current Liabilities, Free Liquid Assets, Stockholders' Equity, Total Assets and Total Indebtedness of the Group as at [•]:

US Dollars

Cash	[•]

Consolidated Current Assets	[•]

Consolidated Current Liabilities	[•]

Free Liquid Assets	[•]

Stockholders' Equity	[•]

Total Assets	[•]

Total Indebtedness	[•]

3	Accordingly, as at the date of this Certificate the financial covenants set out in clause 11.1 (Financial Covenants) of the Loan Agreement [are] [are not] complied with, in that as at [•]:

(a)	Consolidated Working Capital is US$[•];

(b)	Free Liquid Assets are US$[•];

(c)	Cash is US$[•]; and

(d)	the ratio of Stockholders' Equity to Total Assets is [•] per cent.;

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[or, as the case may be, specify in what respect any of the financial covenants are not complied with.]

4	As at [•] no Event of Default has occurred and is continuing.

[or, specify/identify any Event of Default]

5	The Borrower is in compliance with clause 16.1 of the Loan Agreement.

[If not, specify this and what is proposed as regards Clause 16.2]

The market value of the Ship is as follows as at [date]:

Name of Ship	Name of first shipbroker providing valuation	Name of second shipbroker providing valuation	Average market value

[•]	[•]	[•]	[•]

Chief Financial Officer
EURONAV NV

Note: Supporting Schedules to be attached.

86

Execution Pages

BORROWER

SIGNED by	)
for and on behalf of	)
EURONAV NV	)
in the presence of:	)

LENDERS

SIGNED by	)
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

AGENT

SIGNED by	)
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

SECURITY TRUSTEE

SIGNED by	)
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

87